EXECUTION COPY

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [_].

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ST. BERNARD RENEWABLES LLC,

a Delaware limited liability company

June 27, 2023

Limited liability company interests (or Units of membership interest) in St. Bernard Renewables LLC, a Delaware limited liability company, have not been registered with or qualified by the Securities and Exchange Commission or any securities regulatory authority of any state. Such interests (or Units) are being sold in reliance upon exemptions from such registration or qualification requirements. The interests (or Units) cannot be sold, transferred, assigned or otherwise disposed of except in compliance with the restrictions on transferability contained in the Amended and Restated Limited Liability Company Agreement of St. Bernard Renewables LLC, as such may be amended or restated from time to time, and applicable federal and state securities law.

EXECUTION COPY
-ii-

EXECUTION COPY
-iii-

EXECUTION COPY
-iv-

EXECUTION COPY

APPENDICES
Appendix I	Definitions
Appendix II	Member Schedule
Appendix III	Affiliate Contracts
Appendix IV	Directors
Appendix V	Secondment Positions
Appendix VI	Initial Working Capital
Appendix VII	Eni Member Capital Contributions
Appendix VIII	Deadlock and Resolutions

EXHIBITS
Exhibit A	Formation Certificate
Exhibit B	Form of Addendum Agreement
Exhibit C-1	Form of Eni Member Guaranty Agreement
Exhibit C-2	Form of Member Guaranty Agreement
Exhibit D	Form of Percentage Interest Purchase Agreement
Exhibit E	Sublease Agreements

-v-

EXECUTION COPY

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
ST. BERNARD RENEWABLES LLC,
a Delaware limited liability company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended from time to time in accordance herewith, this “Agreement”) of St. Bernard Renewables LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”), is made and entered into as of June 27, 2023 (the “Effective Date”), by and between PBF Green Fuels LLC, a Delaware limited liability company (“PBF Member”), and Eni Sustainable Mobility US Inc., a Delaware corporation (“Eni Member”).

BACKGROUND

A. On August 2, 2022 (the “Formation Date”), the Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Act (the “Formation Certificate”).

B. On the Formation Date, PBF Energy Company LLC, a Delaware limited liability company (“PBF LLC”), as the sole member of the Company, entered into that certain Limited Liability Company Agreement of the Company (the “Original Agreement”) to provide for the regulation and management of the Company.

C. On February 16, 2023, the Company, PBF LLC, and Eni Sustainable Mobility S.p.A., a joint stock company incorporated under Italian laws, entered into that certain Subscription Agreement, pursuant to which, among other things, each of them agreed to cause, respectively, PBF Member and Eni Member to capitalize the Company in exchange for a Member Interest (as hereinafter defined) in the Company corresponding to: (i) in the case of PBF Member, a 50% Percentage Interest (as hereinafter defined) and (ii) in the case of Eni Member, a 50% Percentage Interest (the “Subscription Agreement”).

D. On June 27, 2023, PBF LLC (i) designated and appointed PBF Member as the PBF Formation Party (as defined in the Subscription Agreement) to be a party to the Subscription Agreement, in accordance with the terms and conditions thereof and (ii) transferred all of the membership interest in the Company to PBF Member (the “Membership Assignment”).

E. On June 27, 2023, Eni Sustainable Mobility S.p.A. (i) designated and appointed Eni Member as the Eni Formation Party (as defined in the Subscription Agreement) to be a party to the Subscription Agreement, in accordance with the terms and conditions thereof.

F. Pursuant to the Subscription Agreement and immediately prior to the execution of this Agreement, the Company, PBF Member, and Eni Member, among others, entered into that certain Contribution Agreement (the “Contribution Agreement”), pursuant to which, among other things, (i) PBF Member agreed to contribute to the Company the Contributed Assets (as hereinafter defined) and (ii) in consideration of its admission as a Member of the Company as of

EXECUTION COPY
the Effective Date, Eni Member agreed to contribute the Eni Initial Capital Contribution (as hereinafter defined).

G. In connection with the consummation of the transactions set forth in the Subscription Agreement and Contribution Agreement, PBF Member and Eni Member desire to enter into this Agreement to amend and restate the Original Agreement in its entirety to, among other things, set forth the manner in which the business and affairs of the Company, which the Parties intend to be focused on maximizing the profitability of the Company, will be governed and to admit Eni Member as a Member.

H. Concurrently herewith, pursuant to the Subscription Agreement, (i) the Company and the Facilities Construction Manager (as hereinafter defined) are entering into the Facilities Construction Management Agreement (as hereinafter defined), and (ii) the Company and the Operator (as hereinafter defined) are entering into the Operating Agreement (as hereinafter defined), in each case, to be effective as of the Effective Date.

I. Concurrently herewith, pursuant to the Subscription Agreement, the Company, PBF Common Asset Owner (as hereinafter defined), and CRC (as hereinafter defined) are entering into the Common Asset Use and Servitude Agreement (the “CAUSA”).

J. Concurrently herewith, pursuant to the Subscription Agreement, the Company is entering into the Sublease Agreements (as hereinafter defined) with CRC.

K. Concurrently herewith, pursuant to the Subscription Agreement, the Company is entering into the Omnibus Agreement (as hereinafter defined).

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Effective Date, the parties to this Agreement, intending to be legally bound, hereby amend and restate the Original Agreement in its entirety as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1    Defined Terms. In addition to the terms defined in the introductory paragraph and the recitals to this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix I.

Section 1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section,

EXECUTION COPY
subsection or other subdivision unless expressly so limited. All references to Articles and Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes, and the words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state. All references to “$” or “dollars” shall be deemed references to U.S. Dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices and Exhibits referred to herein are attached hereto. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. Unless explicitly provided to the contrary, the word “or” when used in a list shall not indicate that the listed items are exclusive of each other. References to any contract, agreement or other instrument shall mean such contract, agreement or other instrument as it may be amended, restated, supplemented, modified or replaced from time to time. References to any Person shall include such Person’s successors and permitted assigns. The phrase “to the extent” shall mean the degree to which the subject matter thereof extends and shall not simply mean “if”. In the event that any provision of this Agreement contemplates a calculation that is to be made with respect to a given calendar period (for example, monthly, quarterly, annually), then in the event such calculation is nonetheless required to be made at a time when the required period is not complete (for example, if an entire calendar year is not completed at the time such calculation is to be made), then an appropriate adjustment shall be made in making such calculation for the portion of that calendar period that has then actually lapsed.
ARTICLE 2
ORGANIZATION; REPRESENTATIONS AND WARRANTIES

Section 2.1    Formation. The Company was formed as a Delaware limited liability company on the Formation Date by the filing of the Formation Certificate with the Secretary of State of the State of Delaware. A copy of the Formation Certificate is attached hereto as Exhibit A.
Section 2.2    Name. The name of the Company is “St. Bernard Renewables LLC” and all business of the Company shall be conducted under such name or under any other name approved by the Board.

Section 2.3    Term. The Company commenced on the Formation Date and shall continue until dissolved in accordance with the provisions of the Delaware Act and this Agreement.

Section 2.4    Registered Agent. The Company’s registered office in the State of Delaware shall be located at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent at such address is The Corporation Trust Company, 1209

EXECUTION COPY
Orange Street, Wilmington, Delaware 19801. The Board may change the Company’s registered agent and registered office in the State of Delaware from time to time.

Section 2.5    Principal Office. The Company’s principal office shall be located at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054. The Board may change the Company’s principal office, which need not be in Delaware, from time to time. The Company may have such other places of business as the Board may designate.

Section 2.6    Business and Purpose; Power. The business and purpose of the Company shall be (i) to engage, directly or indirectly through its Subsidiaries, in the planning, design, construction, acquisition, ownership, operation, modification and maintenance of the Renewable Diesel Facility and additional assets integral thereto (including undertaking any Capital Project), (ii) to produce and market the products and other instruments of value produced by the Renewable Diesel Facility, (iii) to acquire feedstocks for the Renewable Diesel Facility, (iv) to engage in any activities relating thereto, and (v) to engage in any other activity that is necessary in the ordinary course of such operations and customary in the operation of a manufacturing facility. The Company shall have all powers and privileges granted by the Delaware Act, any other Law or this Agreement, including incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient or incidental to the attainment of the Company’s business and purpose as set forth in the foregoing sentence of this Section 2.6.

Section 2.7    Qualifications in Other Jurisdictions. The Company’s officers shall cause the Company to be qualified, formed or registered under assumed or fictitious name or similar Laws as may be required under applicable Law in any jurisdiction in which the Company transacts business. The Company’s officers shall execute, deliver and file any certificates (and any amendments or restatements thereof) necessary or appropriate for the Company to qualify and continue to do business in a jurisdiction in which the Company may wish to conduct business. At the request of the Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business; provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

Section 2.8    No State Law Partnership. The Company shall not (a) except as provided in Section 9.2, be a common law partnership or joint venture or (b) create any agency or other relationship creating fiduciary or quasi-fiduciary duties of any Member to the Company or to any other Member, and this Agreement may not be construed to suggest otherwise. This Agreement shall not subject the Members to joint and several or vicarious liability or impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

Section 2.9    Other Business Pursuits; RINS.

(a)Subject to the provisions of Section 2.9(b) below, each Member acknowledges and agrees that, to the fullest extent permitted by Law, (A) each other Member

EXECUTION COPY
and such other Member’s Affiliates and Controlled Affiliates (each, a “Competing Person”) may engage or invest in, and devote their time to, such other business ventures, opportunities or activities as such Competing Persons may choose, whether or not any such venture, opportunity or activity is considered competitive with the Company or its Subsidiaries or their respective businesses and whether or not the Company, any of its Subsidiaries, each other Member or such other Member’s Affiliates or Controlled Affiliate participates in any such venture, opportunity or activity without providing the Company, the Company’s Subsidiaries, any other Member or such other Member’s Affiliates the right to participate in such other venture, opportunity or activity (collectively, the “Right to Compete”), (B) none of the Company, any of its Subsidiaries, any Member or any Member’s Affiliate or Controlled Affiliate shall have any right by virtue of this Agreement or the relationship created hereby in or to any such other venture, opportunity or activity (or to the income or proceeds derived therefrom), notwithstanding any duty (fiduciary or otherwise) existing at Law or in equity, and (C) the pursuit of any such other venture, opportunity, or activity shall not be deemed wrongful or improper or a violation of this Agreement or of any duty (fiduciary or otherwise) existing at Law or in equity; provided that the pursuit of any such other venture, opportunity, or activity shall not require the use of any personnel seconded to the Company or the use of any of the Company’s Assets; provided, further, that the foregoing limitation shall not apply to (i) any knowledge or know-how of any personnel of a Competing Person or (ii) any trade secrets or other intellectual property rights of a Competing Person, including any of same utilized for the benefit of the Company or any of its Subsidiaries in the performance of the Business. The Right to Compete of each Competing Person shall not require notice to, approval from, or subject to the provisions of Section 2.9(b) below, other sharing with, the other Members, the Company or the Company’s Subsidiaries. To the fullest extent permitted by Law, the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines shall not be applied to any such other venture, opportunity or activity in which any Competing Person may engage or invest or to which any Competing Person may devote its time.

(b)Notwithstanding Section 2.9(a) above, in the event an Initial Member (the “Offering Member”) and/or one of its Affiliates or Controlled Affiliates is pursuing a Sponsored Project, such Offering Member shall provide, or shall cause its Affiliate or Controlled Affiliate to provide, the other Initial Member, or its designated Affiliate (collectively, the “Offeree Member”), a right of first offer to participate for up to a 50% equity interest in such Sponsored Project (each, an “Opportunity”), subject to the following:

(i)     The Offering Member will deliver notice to the Offeree Member of its intent to pursue any Opportunity, which notice will include the particulars of such Opportunity, a reasonable timeline by which the joint venture agreements shall be entered into and the commencement of the development and construction of the related project and a good faith estimate of the cost to develop such project and other economic terms or metrics that the Offering Member considers relevant in its assessment to pursue such Opportunity (“Right of First Offer Notice”). The Offeree Member shall have a period of ninety (90) days from receipt of the Right of First Offer Notice to elect to present a written offer detailing the cash consideration that the Offeree Member is willing to pay to participate in such Opportunity and the associated participating economic interest it expects to receive based on its valuation of the Opportunity (the “First Offer”), which shall be valid for one hundred eighty (180) days, unless earlier withdrawn by the Offeree Member. The Offeree Member’s participation in such Opportunity is at its sole discretion and any failure of the Offeree Member to provide a First

EXECUTION COPY
Offer within such ninety (90) day period shall be deemed a rejection of participation in such Opportunity.
(ii)     Upon receipt of the First Offer, the Offering Member (and/or any Affiliate or Controlled Affiliate thereof) shall have one hundred eighty (180) days during which the Offering Member (or any Affiliate or Controlled Affiliate thereof) may seek participation in such Opportunity by one or more Third Parties. In order for the Offering Member (and/or any Affiliate or Controlled Affiliate thereof) to be able to accept participation by any such Third Parties, the aggregate cash consideration from such Third Parties must exceed the First Offer based on an equivalent participating economic interest and valuation of such Opportunity (a “Superior Offer”). In the event the Offering Member (and/or its Affiliate or Controlled Affiliate) obtains a Superior Offer from a Third Party, the Offering Member shall provide the Offeree Member prompt written notice of such Superior Offer, setting out the terms thereof (the “Right of First Refusal Notice”), and the Offeree Member shall have thirty (30) days from receipt of such Right of First Refusal Notice in which to elect to agree to the terms of such Superior Offer (“Matching Offer”). If (x) the Offering Member (and/or any Affiliate or Controlled Affiliate thereof) accepts the First Offer prior to withdrawal by the Offeree Member or the expiration of the one hundred eighty (180) day period or (y) the Offeree Member makes a Matching Offer within thirty (30) days from receiving the Right of First Refusal Notice, as applicable, the Offering Member (and/or any Affiliate or Controlled Affiliate thereof) and the Offeree Member shall work in good faith to reach mutually agreeable terms and enter into definitive agreements to develop such Opportunity within one hundred twenty (120) days of the Offering Member’s acceptance of the First Offer or the Matching Offer, as applicable. If (A) the Offering Member and the Offeree Member fail to enter into such definitive agreements to develop such Opportunity within such one hundred twenty (120) day period (or such later period as may be granted by the Offering Member) or (B) the Offeree Member fails to making a Matching Offer within thirty (30) days from receiving the Right of First Refusal Notice, as applicable, then, in each case, the Offering Member (or any Affiliate or Controlled Affiliate thereof) shall thereafter have the absolute right to pursue such Opportunity independently of the Offeree Member or any Affiliate thereof without any obligation to re-present such Opportunity to the Offeree Member. However, (1) if the Offering Member (and/or any Affiliate or Controlled Affiliate thereof) has not secured a Superior Offer on or before the expiration of the one hundred eighty (180) days following receipt of a First Offer or (2) if the Offering Member and a Third Party fail to (i) execute definitive agreements agreeing to the terms of a Superior Offer (on which the Offeree Member has not made a Matching Offer) within one hundred twenty (120) days after delivery of the Right of First Refusal Notice or (ii) consummate such agreements within one (1) year after delivery of the Right of First Refusal Notice, and, in each case, the Offering Member continues to desire a partner for such Opportunity, the Offering Member shall (or shall cause its Affiliate or Controlled Affiliate to) again present a Right of First Offer Notice to the Offeree Member and restart the process in accordance with this Section 2.9(b).

(iii)     Notwithstanding anything in this Section 2.9(b), at any point, the Offering Member (and/or any Affiliate or Controlled Affiliate thereof) may elect to discontinue pursuit of an Opportunity or elect to pursue such Opportunity without the equity participation of Third Parties or Offeree Member, in its sole discretion. The obligation of an Offering Member to grant a right of first offer or a right of first refusal for an Opportunity to an Offeree Member under this Section 2.9(b) shall terminate on the earlier of (1) the date that the Offeree Member’s Percentage Interest falls below 50% or the Offeree Member otherwise ceases to be a Member of the Company (in each case, other than pursuant to a Transfer of the Offeree Member’s Member

EXECUTION COPY
Interest to a Controlled Affiliate of the Offeree Member), (2) the date on which the Offering Member (and/or its Affiliate or Controlled Affiliate) and the Offeree Member enter into definitive agreements to jointly pursue such Opportunity, or (3) the date on which the Offering Member (and/or its Affiliate or Controlled Affiliate) and one or more Third Parties enter into definitive agreements to pursue such Opportunity in accordance with this Section 2.9(b).

(c)Title to the Assets shall be deemed to be owned by the Company (or its applicable Subsidiary) as an entity, and no Member, Director or officer of the Company or any of its Subsidiaries shall have any ownership interest in such Assets, and no Competing Person shall have any authority or otherwise be entitled to use any Asset in exercising the Right to Compete of such Competing Person (except as provided in the CAUSA).

(d)The Company hereby grants to PBF Member, and Eni Member acknowledges and agrees to such grant of, the right of first offer (but without obligation) to acquire, upon thirty (30) days’ advance notice, any and all renewable identification numbers, low carbon fuel standard credits and other North American environmental credits at prevailing market prices as determined in accordance with an established pricing mechanism agreed by the Members that may arise from the production at the Renewable Diesel Facility. Following such advance notice from the Company, if PBF Member fails or elects not to purchase any identified quantity of renewable identification numbers, low carbon fuel standard credits or other North American environmental credits, the Company shall be free to market and sell such quantity and credit type to a Third Party. Such grant shall become effective at the time that such credits arise and shall continue until the date that is the earlier of (x) PBF Member’s Percentage Interest falls below 50% and is otherwise not equal to or greater than Eni Member’s Percentage Interest or (y) the date PBF Member otherwise ceases to be a Member of the Company (in each case, other than pursuant to a Transfer of PBF Member’s Member Interest to a Controlled Affiliate of PBF Member). PBF Member acknowledges and agrees that the foregoing grant shall not restrict or prevent the Company from (x) marketing or negotiating to sell the renewable identification numbers, low carbon fuel standard credits and other North American environmental credits to Third Parties or (y) entering into a contract to sell the renewable identification numbers, low carbon fuel standard credits and other North American environmental credits to any Third Party provided that the Company has, with no less than two (2) days’ advance notice specifying the date upon which the Company will enter into such contract, which date shall not be earlier than two (2) days after the date of the notice to PBF Member, first offered PBF Member the opportunity to enter a contract on the same terms as those offered by the Third Party and PBF Member has declined or failed to respond to such notice prior to the date upon which such contract is to be entered. Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions, in each case as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by, including memorializing each Member’s exercise of the rights (to the extent applicable) set forth in, this Section 2.9(d).

Section 2.10    Representations and Warranties of Members.

EXECUTION COPY
(a)As of the Effective Date (or, in the case of Members admitted following the Effective Date, as of the date of such admission), each Member hereby represents and warrants to the Company and to each other Member as follows:

(i)Independent Evaluation. Such Member is sophisticated in the evaluation, purchase, ownership and operation of renewable diesel facilities; such Member, individually or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Company; and such Member, individually or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Company. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Member, except to the extent of any other Member’s express representations, warranties, and covenants in this Agreement, the Contribution Agreement, and the Subscription Agreement has relied solely on its own independent investigation and evaluation of the Company and its Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by any other Member or any Affiliate of such other Member.

(ii)Organization; Existence. Such Member is duly formed or incorporated, as applicable, validly existing and in good standing under the Laws of the State of its formation or incorporation, as applicable. Such Member has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Such Member is duly licensed or qualified to do business as a foreign entity, and is in good standing, in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a material adverse effect on such Member.

(iii)Authorization. Such Member has full power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Member of this Agreement has been duly and validly authorized and approved by all necessary partnership, company or corporate action, as applicable, on the part of such Member. This Agreement is the valid and binding obligation of such Member and is enforceable against such Member in accordance with its terms, subject to the effects of Bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(iv)No Conflicts. The execution, delivery and performance by such Member of this Agreement and the consummation of the transactions contemplated hereby do not (A) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of such Member, (B) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material contract, note, bond, mortgage, indenture, license or other material agreement to which any such Member is a party or by which such Member may be bound (except for this Agreement) or (C) violate any Law applicable to such Member, except in the case of clauses (B) and (C) where such default, Encumbrance,

EXECUTION COPY
termination, cancellation, acceleration or violation would not have a material adverse effect on such Member.

(v)Litigation. There is no investigation, suit, action or litigation by or before any Governmental Authority and no legal, tax, administrative or arbitration proceedings, in each case, pending, or to such Member’s knowledge, threatened in writing, against such Member that would have a material adverse effect on such Member.

(vi)Investment Intent. Such Member is and will be acquiring such Member’s Member Interest in the Company for investment purposes only for such Member’s own account and not with a view to the distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws and such Member is aware that such Member must bear the economic risk of such Member’s investment in the Company for an indefinite period of time because the Member Interests have not been registered under the Securities Act or under the securities laws of any state, and, therefore, such Interests cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available.

(vii)Compliance with Laws. Such Member (x) has adopted appropriate policies for assessing, monitoring and combatting the risk of breaching Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Member and (y) undertakes to comply with the principles contained in such Member’s anti-corruption policies with reference to such Member’s activities under this Agreement.

(b)    Each Member agrees to indemnify and hold harmless the Company and each other Member from any Liability (including the costs of litigation and arbitration) arising out of or resulting from the breach of any representation or warranty of such Member set forth in this Section 2.10. Notwithstanding the foregoing, in no event may any Person allege the same Claim multiple times against another Member or any of its Affiliates. As between the Initial Members, indemnification of Liability arising out of or resulting from the breach of any representation or warranty of any such Member set forth in this Section 2.10 is regulated by and shall be dealt in accordance with and under Article VIII of the Contribution Agreement (subject to the thresholds and limitations therein).

Section 2.11    Joint Venture Agreements. By its execution of this Agreement, each Member hereby (a) confirms, consents to, ratifies and approves the terms and conditions of the Subscription Agreement, the Contribution Agreement, the CAUSA, the Operating Agreement, the Facilities Construction Management Agreement, the Sublease Agreements, and the Omnibus Agreement and the entry into each such agreement by the Company, and (b) authorizes the General Manager, the Deputy General Manager and each other officer of the Company set forth on Appendix V, as authorized persons on behalf of the Company, to execute each such agreement on the Effective Date. Each Member, the Board (and for the avoidance of doubt, the General Manager and the Deputy General Manager) hereby confirms, consents to, ratifies and approves each such transaction and the performance of the Company of its obligations with respect thereto.

EXECUTION COPY

ARTICLE 3
CAPITALIZATION; UNITS

Section 3.1    Initial Contributions; Member Interests.

(a)On the Effective Date, pursuant to the Subscription Agreement and the Contribution Agreement, and the consummation of the transactions set forth therein:

(i)     PBF Member shall contribute the Contributed Assets to the Company (“PBF Initial Capital Contribution”) and, in lieu of its former 100% interest in the Company, shall receive in change therefor Units representing a 50% Percentage Interest, as set forth opposite its name on Appendix II. The aggregate value of such PBF Initial Capital Contribution is the Eni Initial Capital Contribution (defined below) multiplied by two.

(ii)     Eni Member (A) shall contribute in cash to the Company the amount stated to be paid to the Company as the base purchase price as set forth in Appendix VII, and (B) shall be obligated to make additional cash contributions to the Company as set forth in Appendix VII, including (1) to fund fifty percent (50%) of the Capital Expenditures with respect to the design, procurement, construction, development and completion of the Renewable Diesel Facility under Agreed Facilities Construction Budget (taking into consideration the amount contributed by Eni Member for same on the Effective Date) and subject to the limitation set out in Appendix VII, and (2) to fund additional contributions to the Company if certain performance standards are met by the Renewable Diesel Facility, in each case, as set forth in Appendix VII, collectively the “Eni Initial Capital Contribution”, together with the PBF Initial Capital Contribution, the “Initial Capital Contributions”, and each, an “Initial Capital Contribution”, in exchange for Units representing, upon completion of the Initial Capital Contributions, a 50% Percentage Interest, as set forth opposite its name on Appendix II.

(b)    As of the Effective Date, (i) PBF Member and Eni Member shall be the only Members of the Company, and (ii) each shall hold the number of Units and have the Percentage Interest as set forth on the Member Schedule attached as Appendix II.

Section 3.2    Additional Contributions

(a)From time to time from and after the Effective Date, following the issuance of a Call Notice in accordance with Section 3.3, the Members shall make, as a firm capital commitment to the Company, Additional Contributions in cash to the Company in accordance with the procedures outlined in Section 3.3(a) through Section 3.3(e), as applicable. Any such Additional Contributions shall be made by the Members, in each case, in proportion to their respective Percentage Interests.

EXECUTION COPY

(b)Without otherwise limiting a Member’s obligation to make Additional Contributions in accordance with Section 3.2 and Section 3.3, the Members shall, subject to Special Approval and Section 5.1(d), first seek to satisfy such capital needs with the following priority:
(i)     loans or lines of credit from third party lenders or other third party financing arrangements as approved by the Board; provided that the Company can access the funds under such loan, line of credit or other arrangement within thirty (30) days following the date that such capital need arises, provided, further, that if credit support from the Members is required by any such third party, no Member shall be obligated to provide such credit support but, to the extent that the Members provide such credit support, the Members shall provide such credit support pro rata on mutually agreeable and equal terms;

(ii)     loans from the Members (provided that (x) except for each Member’s obligations as set forth in Appendix VI, no Member shall be required to make a loan to the Company without such Member’s consent and (y) each Member shall make such loan pro rata on mutually agreeable and equal terms); or

(iii)     any other means approved by the Board.

Section 3.3    Contribution Procedures.

(a)Facilities Construction Period Call Notices. At least thirty-one (31) days prior to each Calendar Quarter during the Facilities Construction Period as it relates to all or any discrete portion of the Renewable Diesel Facility, the Facilities Construction Manager shall notify the General Manager of the expenditures reasonably projected by the Construction Manager to be incurred in such upcoming Calendar Quarter pursuant to and in accordance with the Agreed Facilities Construction Budget. If such projected expenditures exceed cash available to the Company through (i) the Initial Members’ Initial Capital Contributions under Section 3.1 and prior Additional Contributions made by the Members plus (ii) borrowings under the Company’s credit facilities, at least twenty (20) days prior to the beginning of each applicable Calendar Quarter, the General Manager shall issue a Call Notice to the Members requesting Additional Contributions in an amount equal to the aggregate of such projected expenditures as specifically set forth in such Call Notice (accompanied by the materials received by the General Manager from the Construction Manager), each of which shall be in accordance with the Agreed Facilities Construction Budget. On or before the first (1st) day of such upcoming Calendar Quarter, the Members shall contribute to the Company the amount specified in such Call Notice in the proportions specified in Section 3.2(a); provided that no Call Notice issued under this Section 3.3(a) may seek Capital Contributions in excess of those set forth in the Agreed Facilities Construction Budget. Notwithstanding the foregoing, at least thirty-one (31) days in advance of the Final Completion of any discrete portion of the Renewable Diesel Facility, the Facilities Construction Manager shall notify the General Manager and the Deputy General Manager of the expenditures reasonably projected by the Facilities Construction Manager to be incurred in connection with the completion of construction pursuant to and in accordance with the Agreed Facilities Construction Budget, and within ten (10) days, to the extent that such expenditures exceed cash available to the Company, the General Manager shall, with the prior written consent of the Board, and to the extent authorized by the Board, issue a final Call Notice to the Members requesting Additional Contributions in an amount equal to the projected expenditures for

EXECUTION COPY
commencement of Commercial Operations of such portion of the Renewable Diesel Facility as well, plus reasonable contingency amounts, as specifically set forth in such Call Notice issued in accordance with the Agreed Facilities Construction Budget for the commencement of Commercial Operations of the Renewable Diesel Facility. Within the timeline set forth in the Call Notice, which timeline shall provide at least fifteen (15) days’ prior notice, the Members shall contribute to the Company the amount specified in such Call Notice in the proportions specified in Section 3.2. Notwithstanding anything in the foregoing to the contrary, no Call Notice issued by the General Manager pursuant to this Section 3.3(a) shall request any Additional Contributions which would result in the total Capital Contributions under the Facilities Construction Management Agreement exceeding the Agreed Facilities Construction Budget nor shall any Call Notice for Capital Contributions pursuant to this Section 3.3(a) be made in respect of any Emergency Expenditures (such expenditures being addressed in Section 3.3(d)). Further, for avoidance of doubt, Eni Member shall, in no event, be required to make any Capital Contributions under the Agreed Facilities Construction Budget that are, in aggregate with any Emergency Expenditures under Section 3.3(d), in excess of $315,000,000, and Eni Member’s 50% Percentage Interest in the Company shall, in no event, be subject to reduction if amounts in excess of $630,000,000 are required to achieve mechanical completion of the Renewable Diesel Facility and the performance guarantees for the Renewable Diesel Facility, as defined in UOP Ecofining Agreement and the Desmet PTU Agreement.

(b)Operations Call Notices. Following the commencement of Commercial Operations of any discrete portion of the Renewable Diesel Facility, and without duplication of any notice under Section 3.3(a) or Section 3.3(f), pursuant to the authority granted Operator and in accordance with the Operating Agreement, from time to time Operator may notify the General Manager and the Deputy General Manager that the Company’s and its Subsidiaries’ current cash assets, credit facilities, and projected gross receipts are not reasonably anticipated to be sufficient to satisfy (i) the expenditures reasonably projected by the Operator to be incurred or (ii) the necessary Cash Reserves. In such event, the General Manager, with the prior written consent of the Board, and to the extent authorized by the Board, shall issue a Call Notice to the Members requesting Additional Contributions in accordance with the then-current Direct Bill Budget in an amount equal to any such deficiency, as specifically set forth in such Call Notice (accompanied by the materials received by the General Manager from the Operator). The Members shall contribute to the Company the amount specified in such Call Notice in the proportions specified in Section 3.2(a) on the contribution date set forth therein, which contribution date shall not be less than fifteen (15) days following the Call Notice. Notwithstanding anything in the foregoing to the contrary, no Call Notice issued by the General Manager pursuant to this Section 3.3(b) shall request any Additional Contributions in respect of any Emergency Expenditures (such expenditures being addressed in Section 3.3(d)).

EXECUTION COPY

(c)Other Construction Costs Call Notices. With respect to any Approved Capital Project, on (A) the first date following the approval of the Capital Project Budget relating thereto and (B) a date at least thirty-five (35) days prior to the beginning of each Calendar Quarter thereafter until the completion of such Capital Project, the General Manager, having previously consulted the Deputy General Manager, shall issue a Call Notice to the Members requesting Additional Contributions in an amount equal to such reasonably projected costs needed for such Approved Capital Project in such Calendar Quarter pursuant to and in accordance with such Capital Project Budget as specifically set forth in such Call Notice (accompanied by information received by the General Manager from the Construction Manager for such Approved Capital Project regarding such upcoming expenditures). The Members shall contribute to the Company the amount specified in such Call Notice in the proportions and priority set forth in Section 3.2: (1) in the case of the initial Call Notice, by no later than the fifteenth (15th) day after such Call Notice is delivered; and (2) in the case of each Call Notice thereafter, on or before the tenth (10th) day of the applicable Calendar Quarter; provided that no Call Notice issued under this Section 3.3(c) may seek Additional Contributions in excess of those set forth in the then-current Capital Project Budget for such Approved Capital Project. Notwithstanding anything in the foregoing to the contrary, no Call Notice issued by the General Manager pursuant to this Section 3.3(c) shall request any Additional Contributions in respect of any Emergency Expenditures (such expenditures being addressed in Section 3.3(d)).

(d)Special Call Notices.

(i) If, during the Facilities Construction Period, the Facilities Construction Manager notifies the General Manager that it has declared that an Emergency has occurred in accordance with the provisions of the Facilities Construction Management Agreement and the Company does not have sufficient cash on hand (or available financing) to make the Emergency Expenditures required under the Facilities Construction Management Agreement, and has provided the General Manager with a description of such Emergency Expenditures required or made by the Construction Manager in accordance with the Facilities Construction Management Agreement, then the General Manager shall issue a special Call Notice to the Members in the amount of such Emergency Expenditures (accompanied by the materials received from the Construction Manager), provided that such Emergency Expenditures, together with any previous Emergency Expenditures already made under this letter (d)(i) and any Capital Contributions under the Agreed Facilities Construction Budget made pursuant to letter (a) above in this Section 3.3 by Eni Member shall not exceed, in aggregate, $315,000,000, and the Members shall contribute to the Company the amount specified in such Call Notice in the proportions and priority set forth in Section 3.2 no later than the fifteenth (15th) day after such Call Notice is delivered.

(ii) If following the Effective Date, the General Manager notifies the Members that the contributions made pursuant to Section 3.3(b) or Section 3.3(c), as applicable, with respect to the current Calendar Quarter are projected to be insufficient to satisfy the Company’s projected Operating Costs to be incurred during such Calendar Quarter, accompanied by a description of such Operating Costs required or made by the Company, and the General Manager determines that the Company does not have sufficient cash on hand (or available financing) to pay the additional Operating Costs, then, with the prior written approval of the Board, the General Manager, having previously consulted the Deputy General Manager, shall

EXECUTION COPY
issue a special Call Notice to the Members in the amount of such Operating Costs required to be contributed, and the Members shall contribute to the Company the amount specified in such Call Notice in the proportions and priority set forth in Section 3.2 no later than the fifteenth (15th) day after such Call Notice is delivered.

(iii) If, following the commencement of Commercial Operations, the Construction Manager or the Operator notifies the General Manager and the Deputy General Manager that an Emergency has occurred and has provided them with the details of the necessary expenditures and the General Manager, having previously consulted the Deputy General Manager, determines that the Company does not have sufficient cash on hand (or available financing) to make the Emergency Expenditures, then the General Manager shall issue a special Call Notice to the Members in the amount of such Emergency Expenditures (accompanied by the materials received by the General Manager from the Operator or the Construction Manager, as applicable), and the Members shall contribute to the Company the amount specified in such Call Notice in the proportions and priority set forth in Section 3.2 no later than the fifteenth (15th) day after such Call Notice is delivered.

(iv) If, following commencement of Commercial Operations, the Operator notifies the General Manager and the Deputy General Manager that the Additional Contributions made pursuant to Section 3.3(b) with respect to the current Calendar Quarter are, after taking into account cash on hand at the Company and the Company’s credit facilities, projected to be insufficient to satisfy the Company’s and its Subsidiaries’ projected costs to be incurred during such Calendar Quarter under the Operating Agreement (excluding Emergency Expenditures addressed under Section 3.3(d)(iii)) for Excess Variable Costs, then, with the prior written approval of the Board, the General Manager shall issue a supplemental Call Notice to the Member in the amount of such deficiency, and the Members shall contribute to the Company the amount specified in such Call Notice in the proportions and priority set forth in Section 3.2 no later than the fifteenth (15th) day after such Call Notice is delivered.

(e)    Additional Working Capital. After the Effective Date, if the Board determines that additional working capital is necessary to operate the Renewable Diesel Facility and if the Company’s cash assets and credit facilities will be insufficient to fund such amount (such required amount, the “Additional Working Capital”), the Board shall consider the alternatives available to fund such Additional Working Capital, including requesting Member loans. If the Board determines, via Special Approval, that a Call Notice should be issued for such Additional Working Capital, the General Manager shall issue a Call Notice to the Members requesting Additional Contributions in an amount equal to the Additional Working Capital. The Members shall contribute to the Company the amount specified in such Call Notice in the proportions and priority specified in Section 3.2 on the contribution date set forth therein, such date to be not less than fifteen (15) days following the date such Call Notice is delivered.

(f)     Call Notice Contents. Each request for Additional Contributions contained in a Call Notice shall (i) be expressed in dollars and shall state the date on which payment is due and the bank(s) and account(s) to which payment is to be made and (ii) specify in reasonable detail (A) the purpose(s) or expenditure(s) for which such Additional Contributions are required, (B) the amount of the Additional Contribution requested to be made by each Member to the Company pursuant to such Call Notice and (C) the subsection of Section 3.3 applicable to such Call Notice.

EXECUTION COPY

Section 3.4    Failure to Fund Initial or Additional Contributions.

(a)If any Member fails to pay (including through payment from such Member’s Guarantor) in full when due (any such date, a “Due Date”) any amount owed to the Company pursuant to the terms of this Agreement, the Company shall (and any Affected Member may, on behalf of the Company) give notice of such default (a “Default Notice”) to the defaulting Member, its Guarantor and each other Member. Any Default Notice shall include a statement of the Default Amount. If, on or before the tenth (10th) Business Day following such Company’s issuance of the applicable Default Notice, such failure is not cured by the defaulting Member or its Guarantor, then such defaulting Member shall be deemed to be in default under this Agreement (a “Default”), and shall be referred to herein as a “Defaulting Member” for the duration of the Default Period (as defined below).

(b)“Default Period” means the period beginning with the date such Member becomes a “Defaulting Member” pursuant to the terms of Section 3.4(a) and ending when all of such Defaulting Member’s Default Amount has been cured in full pursuant to Section 3.5 below (including, but not limited to, pursuant to an exercise of the Percentage Interest Adjustment Remedy) or such Defaulting Member otherwise ceases to hold any Member Interest and Units in the Company pursuant to an exercise of the Interest Buyout Remedy (if applicable)).

(c)Any amount due pursuant to Section 3.4(a) above shall bear interest at the Default Interest Rate for the entire duration of the Default Period; provided, however, that no interest shall be owed by the Defaulting Member or its Guarantor from the date that such Defaulting Member ceases to be deemed in “Default” or a “Defaulting Member” pursuant to the relevant provisions of Section 3.5.

(d)If a Member is a Defaulting Member, then, subject to any forbearance agreement between such Defaulting Member and the other Members (the “Affected Members”) to the contrary, the Company shall (at the sole direction of the Members other than the Defaulting Member) pursue all rights and remedies against such Member and its Guarantor that the Company has pursuant to this Agreement or otherwise.

Section 3.5    Certain Consequences of Default.

(a)During the Default Period, a Defaulting Member shall have no right to, and shall cause its Affiliates and the Director designated by such Defaulting Member, if applicable, not to:

(i)    (A) be counted for purposes of determining a quorum for any Board vote (excluding determining a quorum for voting on any Preserved Action) or (B) vote on any matter with respect to which Member or Board approval is required under the express terms of this Agreement (excluding any Preserved Action) and, in each case, in determining the Total Votes, the Percentage Interest of the Defaulting Member shall be deemed held by each Paying Affected Member in accordance with its Proportionate Share (except in connection with voting on any Preserved Action);

EXECUTION COPY
(ii)    subject to Section 3.5(d)(y), receive distributions from the Company in accordance with Section 4.5, other than Tax Distributions;

(iii)    request or call any Board meeting;

(iv)    propose or participate in any Capital Projects in accordance with Article 12;

(v)    other than pursuant to the provisions of Section 3.5(e) or Section 3.5(f), Transfer all or any part of its Member Interest and associated Units, except for any Transfer (A) of all of its Member Interest and associated Units to a Person who simultaneously with such Transfer satisfies or causes to be satisfied in full the Default Amount, and (B) that is undertaken in accordance, and compliance, with the provisions of Article 10 and Article 11;

(vi)    exercise its right of election provided for in Section 11.1 or Section 11.2; and

(vii)    exercise its appointment or removal rights in accordance with Section 5.3(f), Section 5.5, Section 5.6, or Section 5.10.

(b)During the Contribution Period, each Affected Member may, but is not required to, contribute to the Company its Proportionate Share of the Default Amount as set forth in the applicable Default Notice. Any such Affected Member that contributes its Proportionate Share of the Default Amount within the applicable time frame is referred to herein as a “Paying Affected Member”. If one or more Affected Member does not contribute its Proportionate Share of the Default Amount within the Contribution Period (each, a “Non-Paying Affected Member”), then each Paying Affected Member shall have the right, but not the obligation, to contribute to the Company the residual amount that the Non-Paying Affected Member(s) failed to pay pursuant to this Section 3.5(b).

(i)    If, after the expiry of the Contribution Period, one or more than one Paying Affected Member(s) elects to contribute more than its Proportionate Share for the sake of covering the remaining due and unpaid amount of the Default Amount by the Non-Paying Affected Member(s), then each of such Paying Affected Members (a “Covering Affected Member”) shall contribute to such remaining amount on a pro rata basis (in proportion to all of the participating Covering Affected Members). The amount ultimately paid by any and each Paying Affected Member or Covering Affected Member with respect to the Default Amount shall constitute an Additional Contribution, it being understood that any such Additional Contribution shall not be used to issue additional Units during the Default Period, unless in accordance with Section 3.5(e) below.

(c)    At any time after the Paying Affected Member(s) (including any Covering Affected Member) make such payment pursuant to Section 3.5(b), but before it elects the Percentage Interest Adjustment Remedy or the Interest Buyout Remedy (if applicable), the Defaulting Member or its Guarantor shall be entitled to cure the applicable Default by reimbursing each such Paying Affected Member and/or Covering Affected Member for the Default Amount paid. Any such Additional Contribution made by a Paying Affected Member (including any Covering Affected Member), if reimbursed in full by the Defaulting Member or

EXECUTION COPY
its Guarantor during the Contribution Period, shall be deemed to be a repaid loan made by such Paying Affected Member to the Defaulting Member rather than a Capital Contribution by such Paying Affected Member to the Company (such Defaulting Member shall be deemed to have made the relevant Capital Contribution).

(d)    Until the applicable Default is cured in full by the Defaulting Member or its Guarantor pursuant to Section 3.5(c), then, in addition to any other remedies the Company or any Affected Member may have against such Defaulting Member or its Guarantor, whether at Law or in equity, the Defaulting Member shall have no right to receive distributions from the Company pursuant to Section 4.5, and such distributions shall instead be (x) made to any and all Paying Affected Member(s) or Covering Affected Member(s), until full repayment of the Default Amounts paid by and due to each of them is satisfied and (y) on a residual basis to (x) above, retained by the Company in lieu of the Default Amount still due and unpaid to the Company by either the Defaulting Member or the Paying Affected Member(s) or Covering Affected Member(s), until the total Default Amount is fully satisfied. Following the distribution (or portions thereof) where payment in full occurs pursuant to paragraphs (x) and/or (y), the Defaulting Member shall no longer be deemed to be in “Default” or considered a “Defaulting Member” hereunder and shall be entitled to distributions hereafter, subject to all applicable provisions of this Agreement, including relating to any further “Default.”

(e)    At any time during the Default Period but after the expiry of the Contribution Period, each Paying Affected Member, including a Covering Affected Member, may elect, by delivering written notice to the Company (the date on which such notice is received by the Company, the “Election Date”), the Defaulting Member and each other Member, to enforce the percentage interest adjustment remedy set forth in this Section 3.5(e) in relation to any portion of the Default Amount whose reimbursement to each Paying Affected Member, including a Covering Affected Member, is still outstanding as of the Election Date (the “Percentage Interest Adjustment Remedy”). Upon such election and following the consummation of such adjustment to the Members’ respective Percentage Interests, (w) the Default in question shall be deemed to have been remedied in full as it relates to the portion of the Default Amount covered by such Paying Affected Member, (x) the Defaulting Member shall no longer be deemed to be in “Default” or considered a “Defaulting Member” hereunder to the extent relating to the portion of the Default covered by such Paying Affected Member, and (y) the Paying Affected Members making such election shall no longer have the rights set forth in Section 3.5(d) and shall be deemed to have waived all other remedies with respect to such Default Amount. If one or more Paying Affected Member(s) elects the Percentage Interest Adjustment Remedy, then:

(i)the adjustment shall be made only in respect of the portion of the Default Amount which has been subject to election by the Paying Affected Member;

(ii)the Percentage Interest of the Defaulting Member shall be reduced while that of the Paying Affected Member who has made the election shall be increased proportionally for the portion of the Default Amount actually paid;

EXECUTION COPY
(iii)the adjustment shall only apply in respect to the Default Amount claimed for election and to the benefit of the Paying Affected Members who have made such election;

(iv)the resulting Percentage Interest of the Defaulting Member shall be as follows: Capital Contributions made by the Defaulting Member up to the Election Date minus any Penalty Amount divided by total Capital Contributions made by all Members in aggregate, including the portion of Default Amount paid by any Paying Affected Member or Covering Affected Member;

(v)the Percentage Interest of each Paying Affected Member will be modified, correspondingly, as follows: total Capital Contributions up to the Election Date, including the amount paid to cover in part or in full the Default Amount and the Penalty Amount divided by total Capital Contributions by all Members in aggregate, including the portion of Default Amount actually paid. The Percentage Interest of the Paying Affected Member and/or Covering Affected Member(s) will be calculated as follows: total Capital Contributions plus Penalty Amount x (pro rata portion of Default Amount covered) divided by total Capital Contributions in aggregate by all Members; and

(vi)following any such adjustments to the Members’ Percentage Interests, Member Interests and Units pursuant to this Section 3.5(e), the Company shall cause the Secretary to update the Member Schedule to reflect the adjusted Percentage Interests, Member Interests and Units of the Members.

To assist with understanding the foregoing Section 3.5(e), the following illustration has been provided, assuming the Default Interest Rate is equal to 15% only for purposes of this example:

A.Total Capital Contribution up until Election Date: $2,000 million

Member A: with Percentage Interest of 50% contributed $1,000 million

Member B: with Percentage Interest of 25% contributed $500 million

Member C: with Percentage Interest of 25% contributed $500 million

B.     Total Additional Contribution required: $ 200 million

Member A: is the Defaulting Member and contributes $0 million, implying a Default Amount of $ 100 million; Penalty Amount is therefore equal to $15 million

Member B: is a Non-Paying Affected Member and contributes its 25% pro rata share of the Additional Contribution required, equal to $50 million

Member C: is a Covering Affected Member and contributes its pro rata share of the Additional Contribution and all the Default Amount for a total of $150 million

C.     Upon consummation of the Percentage Interest Adjustment Remedy, each Members’ Percentage Interest is adjusted as follows:

EXECUTION COPY
Member A: $1,000 million minus $15 million divided by $2,000 million plus $200 million equals 44.77% (down from initial Percentage Interest of 50%)

Member B: $500 million plus $50 million divided by $2,000 million plus $200 million equals 25% (unchanged from initial Percentage Interest of 25%)

Member C: $500 million plus $50 million plus $100 million plus $15 million divided by $2,000 million plus $200 million equals 30.23% (up from initial Percentage Interest of 25%)

(f)    At any time during the Default Period but after the expiry of the Contribution Period, each Paying Affected Member, including a Covering Affected Member, may elect, by delivering written notice (the “Buyout Notice”) to the Company, the Defaulting Member and each other Member, to enforce the interest buyout remedy set forth in this Section 3.5(f) in relation to any portion of the Default Amount whose reimbursement to each Paying Affected Member, including a Covering Affected Member, is still outstanding as of the Election Date (the “Interest Buyout Remedy”), should the Default Amount be in excess of 30% of the capital that should have been contributed by the Defaulting Member up to the Election Date. If a single Paying Affected Member elects the Interest Buyout Remedy, the remaining Paying Affected Members may elect to participate in such remedy by providing notice to the Company and to the Affected Member that originally elected such remedy within thirty (30) days of receiving the original Buyout Notice.

(i)If any Paying Affected Members elects the Interest Buyout Remedy, then the Paying Affected Members who so elected shall purchase (and the Defaulting Member shall sell) all of the Defaulting Member’s Percentage Interest, Member Interest and Units at the Fair Market Value (taking into account the Default Amount owed) as determined by an expert in accordance with Section 14.3, times (B) (one (1) minus the Default Interest Rate). If more than one Affected Members elected to enforce the Interest Buyout Remedy then the Default Member’s Percentage Interest, Member Interest and Units shall be acquired by each Affected Member that so elected on a pro rata basis in proportion to their respective payment of the Default Amount.
(ii)With respect to the Paying Affected Members who elect the Interest Buyout Remedy, such purchase shall be deemed to have occurred as of the date that such Paying Affected Members pay the applicable price determined pursuant to Section 3.5(f)(i) to the Defaulting Member.
(iii)If less than all of the Paying Affected Members elect the Interest Buyout Remedy, then, in the closing of the transaction, the electing Paying Affected Members shall pay, on behalf of Defaulting Member, to the other Paying Affected Members the portion of the purchase price equal to the covering amount contributed by such other Paying Affected Members to the Company pursuant to Section 3.5(b)(i) together with interest thereon at the Default Interest Rate accrued on the principal of such amount from the date the covering amount was contributed to the Company until the date of closing of the transaction. To the extent that any of the Default Amount was not covered by any Affected Member, such amount shall be paid by the purchasing Paying Affected Member to the Company. The closing of the Interest Buyout Remedy shall take place through the execution and delivery of a Percentage Interest Purchase Agreement. In this regard the Paying Affected Member selecting the Interest Buyout Remedy is hereby granted an irrevocable power of attorney by the Defaulting Member, as the Defaulting

EXECUTION COPY
Member’s true, sufficient and lawful agent and attorney-in-fact with full power and authority, in its name, place and stead and for its sole and exclusive benefit and not on behalf of any other party, in whole or in part, with full power of substitution, such powers of attorney to be coupled with an interest and irrevocable, to execute and deliver on such Defaulting Member’s behalf such Percentage Interest Purchase Agreement and assignment and to do or cause to be done any and all acts necessary in connection therewith and with such transfer of Percentage Interests and associated Units.
(iv)Following any such adjustments to the Members’ Percentage Interests, Member Interests and Units pursuant to this Section 3.5(f), the Company shall cause the Secretary to update the Member Schedule to reflect the adjusted Percentage Interests, Member Interests and Units of the Members.

Section 3.6    Section 704(b) Capital Accounts.

(a)A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv). Each Member’s Capital Account (i) shall be increased by (A) the amount of money contributed by such Member to the Company, (B) the initial Gross Asset Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), (C) allocations to such Member of Net Profits and any other items of income or gain allocated to such Member pursuant to Section 4.1 and Section 4.2, and (D) any other increases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv), and (ii) shall be decreased by (A) the amount of money distributed to such Member by the Company, (B) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (C) allocations to such Member of Net Losses and any other items of loss or deduction allocated to such Member pursuant to Section 4.1 and Section 4.2, and (D) any other decreases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b)In the event of a Transfer of Member Interests made in accordance with this Agreement, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Member Interests in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

(c)Except as otherwise required in the Delaware Act, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

Section 3.7    No Interest on or Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contributions to the Company or to a return thereof, except as otherwise specifically provided for in this Agreement.

Section 3.8    Units.

EXECUTION COPY

(a)The Member Interests in the Company are divided into units referred to herein as “Units.” The Company has authorized an aggregate of up to 4,000,000 Units that may be held by the Members (the “Authorized Units”), subject to increase by Special Approval (which shall not be objected to if the underlying Capital Contribution transaction giving rise to the additional Units to be issued is approved by Special Approval (as applicable)). Any fractional Units that would otherwise be issued or allocated pursuant to this Agreement shall be rounded to the nearest whole Unit. Except as otherwise determined by the Board, the Units shall not be certificated. There shall be a single class of Units unless otherwise approved by the Board upon a Special Approval.

(b)Pursuant to Delaware Uniform Commercial Code Sec. 8-103(c), the Members hereby agree that the Member Interest and Units shall be considered a security governed by Article 8 of the Delaware Uniform Commercial Code.

Section 3.9    No Resignation or Expulsion. A Member may not take any action to resign, withdraw or retire as a Member voluntarily, and a Member may not be expelled or otherwise removed involuntarily as a Member, prior to the dissolution and winding up of the Company, other than as may be required with respect to a Defaulting Member pursuant to Section 3.5 or as a result of a permitted Transfer of all of such Member’s Member Interest and associated Units in accordance with (i) Article 10 and each of the transferees of such Member Interest and associated Units being admitted as a Substitute Member or (ii) Article 11. A Member shall cease to be a Member only in the manner described in Article 10, Article 11 or, with respect to a Defaulting Member, in the manner described in Section 3.5.

Section 3.10    Member Affiliate Guaranties.

(a)As an inducement to PBF Member to enter into this Agreement and as security for the payment of Capital Contributions to be made by Eni Member pursuant to Section 3.1, Eni Member has caused its Guarantor to issue a guaranty in the form attached hereto as Exhibit C-1 to guarantee performance of Eni Member’s financial obligations under Section 3.1 (the “Eni Guaranty”). The Eni Guaranty shall be released as of the earlier of (i) payment of the Capital Contributions due by Eni Member pursuant to Section 3.1 and (ii) the end of the Standstill Period to the extent that the associated Member has no outstanding payment obligations in accordance with this Agreement at such time.

(b)The Members acknowledge that, from time to time in its start-up phase, the Company may be required to post credit support with certain feedstock vendors and other Third Parties in order to obtain favorable and economically and commercially viable terms for the transactions relating to its Commercial Operations or consummate a transaction. In accordance with the foregoing, the Members hereby agree, when requested by the Board and provided that no third-party financing or credit support on a non-recourse basis was available to the Company, to provide a credit support instrument in the form of a Member guarantee or a guarantee from a Member’s Affiliate, as required, provided that any such guarantee will be several and not joint and several, pro rata and on mutually agreeable and equal terms.

(c)As security for the payment of Additional Capital Contributions to be made by each Member pursuant to Section 3.2 to the extent approved by the Board and such

EXECUTION COPY
Member’s other financial obligations under this Agreement, each Member shall cause its respective Guarantor to issue a guaranty in the form attached hereto as Exhibit C-2 to guarantee performance of such Member’s financial obligations hereunder (each, a “Guaranty” and collectively, the “Guaranties”). Any Guaranty shall be released as of the earlier of (i) payment of the Additional Capital Contribution approved by the Board and due by such Member pursuant to Section 3.2 and (ii) the end of the Standstill Period to the extent that the associated Member has no outstanding payment obligations in accordance with this Agreement at such time.

ARTICLE 4
ALLOCATIONS AND DISTRIBUTIONS

Section 4.1    Allocations of Net Profits and Net Losses. After giving effect to the allocations under Section 4.2, Net Profits and Net Losses (and to the extent determined necessary and appropriate by the Board to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Net Profits and Net Losses) for each Allocation Period shall be allocated among the Members during such Allocation Period, in such a manner as shall cause the Capital Accounts of the Members to equal, as nearly as possible, (a) the amount such Members would receive if all assets of the Company on hand at the end of such Allocation Period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Gross Asset Value of the property securing such liabilities) and all remaining or resulting cash were distributed to the Members under Section 4.5(c), minus (b) such Member’s share of Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as unconditionally obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 4.2    Regulatory and Other Allocations. The following regulatory and other allocations shall be made in the following order:

(a)Minimum Gain Chargeback. Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an Allocation Period (or if there was a net decrease in Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(a), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2))). This Section 4.2(a) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding any provision hereof to the contrary except Section 4.2(a) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an Allocation Period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(b)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to

EXECUTION COPY
Treasury Regulation Section 1.704-2(i)(4)). This Section 4.2(b) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)No Deficit Balance. Notwithstanding any provision hereof to the contrary except Section 4.2(f) and Section 4.2(g), no Net Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit in its Adjusted Capital Account Balance (or increase any existing deficit in its Adjusted Capital Account Balance) at the end of such Allocation Period. All Net Losses and other items of loss and expense in excess of the limitation set forth in this Section 4.2(c) shall be allocated to the Members who do not have a deficit in their Adjusted Capital Account Balances in proportion to their relative positive Adjusted Capital Account Balances but only to the extent that such Net Losses and other items of loss and expense do not cause any such Member to have a deficit in its Adjusted Capital Account Balance.

(d)Qualified Income Offset. Notwithstanding any provision hereof to the contrary except Section 4.2(a) and Section 4.2(b), a Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Allocation Period) in an amount and manner sufficient to eliminate any deficit in such Member’s Adjusted Capital Account Balance as quickly as possible; provided that an allocation pursuant to this Section 4.2(d) shall be made only if and to the extent that such Member would have a deficit in its Adjusted Capital Account Balance after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.2(d) were not in this Agreement. This Section 4.2(d) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)Gross Income Allocations. If any Member has a deficit in its Adjusted Capital Account Balance at the end of any Allocation Period, such Member shall be allocated items of Company gross income and gain in the amount of such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 4.2(e) shall be made only if and to the extent that such Member would have a deficit in its Adjusted Capital Account Balance after all other allocations provided for in this Article 4 have been tentatively made as if Section 4.2(d) and this Section 4.2(e) were not in this Agreement.

(f)Member Nonrecourse Deductions. Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 4.2(f) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

EXECUTION COPY
(g)Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members as determined by the Partnership Representative, to the extent permitted by the Treasury Regulations.

(h)Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company assets or properties pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Member Interests, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Treasury Regulation Section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)Bipartisan Budget Act. Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Bipartisan Budget Act.

(j)Percentage Interest Adjustment on Default. If there is a change in the Percentage Interests of the Members as a result of a Percentage Interest Adjustment Remedy, the Partnership Representative shall cause allocations of any gain or loss resulting from the adjustment of the Gross Asset Value of any Company asset in connection with the Capital Contribution giving rise to such Percentage Interest Adjustment Remedy among the Members to be made in a manner so as to cause (to the nearest extent possible) the Adjusted Capital Account Balances of the Members (as calculated after taking into account such adjustments to the Percentage Interests and such Capital Contributions) to be in proportion to their respective Percentage Interests as adjusted pursuant to Section 3.5(e).

(k)Curative Allocations. The allocations set forth in Section 4.2(a) through Section 4.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.2(k). Therefore, notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Partnership Representative shall make such offsetting special allocations of items of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 4.2(k), the Partnership Representative shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

Section 4.3    Tax Allocations.

EXECUTION COPY

(a)Except as otherwise provided in this Section 4.3, the taxable income or loss of the Company (and items thereof) for any taxable year shall be allocated among the Members in proportion to and in the same manner as Net Profit, Net Loss and separate items of income, gain, loss and deduction (excluding items for which there are no related tax items) are allocated among the Members for Capital Account purposes pursuant to the provisions of Section 4.1 and Section 4.2. Except as otherwise provided in this Section 4.3, the allocable share of a Member for Federal income tax purposes in each specified item of income, gain, deduction and loss of the Company comprising Net Profit, Net Loss or an item allocated pursuant to Section 4.1 and Section 4.2 shall be the same as such Member’s allocable share of Net Profit, Net Loss or the corresponding item for such taxable year.

(b)Except as otherwise provided in this Section 4.3, in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Section 704(c) of the Code to changes in Gross Asset Values), income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for Federal income tax purposes, be allocated among the Members using the “remedial method” under Treasury Regulation Section 1.704-3(d) or such other method determined by the Board and permitted by the Treasury Regulations.

(c)Except as otherwise provided in this Section 4.3, all items of income, gain, loss and deduction for Federal income tax purposes shall be allocated in the same manner as the corresponding item is allocated pursuant to Section 4.1 or Section 4.2.

(d)Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of tax credits shall be allocated to the Members in accordance with applicable Law.

(e)Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(f)Allocations pursuant to this Section 4.3 are solely for purposes of U.S. federal, state, and local taxes and, except as otherwise specifically provided, shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items or distributions pursuant to any provision of this Agreement.

Section 4.4    Other Allocation Rules.

(a)All items of income, gain, loss, deduction and credit allocable to a Member Interest that has been transferred shall be allocated between the transferor and the transferee based on the “interim closing method” under Section 706 of the Code and the Treasury Regulations thereunder unless the transferor and transferee agree to use the proration method under Section 706 of the Code and the Treasury Regulations thereunder. Upon presentation by the applicable transferor and its transferee to the Partnership Representative of an agreement to use the proration method, the Partnership Representative shall, in accordance with Section 706 of

EXECUTION COPY
the Code and the Treasury Regulations thereunder, cause the Company to elect and apply the proration method with respect to the transfer of such Member Interest.

(b)The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Partnership Representative and permissible under the Treasury Regulations.

(c)The definition of Capital Account set forth in Section 3.6 and the allocations set forth in Section 4.2 and Section 4.3 and the preceding provisions of this Section 4.4 are intended to comply with the requirements of Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. If the Partnership Representative determines that the determination of a Member’s Capital Account or the allocations to a Member hereunder are not in compliance with the Treasury Regulations, the Partnership Representative is authorized to make any appropriate adjustments.

Section 4.5    Distributions.

(a)Effective Date Distribution. On the Effective Date, the Company will make a special cash distribution to PBF Member in the amount equal to the Eni Initial Capital Contribution made in cash on the Effective Date, as a partial reimbursement to PBF Member for the 50% Percentage Interest acquired by Eni Member hereunder, consistent with Section 7.3 of the Contribution Agreement and in accordance with the last paragraph of Section 2.05 of the Subscription Agreement.
(b)Additional Special Distributions to PBF Member. On the date of each Eni Initial Capital Contribution payment made by Eni Member to the Company in accordance with Section 3.1(a)(ii)(2) and Appendix VII (exclusive of (b)(ii) thereof), the Company will make a special cash distribution to PBF Member in the amount equal to such Eni Initial Capital Contribution.
(c)Distributions of Available Cash.

(i)Commencing with the second Calendar Quarter following the commencement of Commercial Operations for any discrete portion of the Renewable Diesel Facility, the General Manager, after consulting the Deputy General Manager, shall cause all Available Cash to be distributed on the last Business Day of each Calendar Quarter to the Members of record in proportion to their respective Percentage Interests subject to Section 3.5(d).

(ii)During the last two weeks of the second Calendar Month of each Calendar Quarter, the General Manager shall cause the Operator to evaluate projected Available Cash and Cash Reserves in order to make a preliminary determination and recommendation with respect thereto. On or before fifteen (15) days prior to the end of such Calendar Quarter, the General Manager shall provide written notice to each Member’s Directors of the recommendation of Cash Reserves by the Operator and of the amount of Available Cash to distribute, including information as to cash position, anticipated cash receipts and disbursements and such other applicable information reasonably requested by the Board.

EXECUTION COPY
(iii)If the Board does not approve the amount of Cash Reserves prior to the last day of the Calendar Quarter, the General Manager shall use the Default Cash Reserves to determine the distribution amount for that Calendar Quarter.

(d)Tax Distributions. Notwithstanding anything to the contrary in this Article 4, the Company shall, subject to the availability of proceeds (as determined by the Board in good faith), make cash distributions to each Member on the Tax Distribution Date with respect to each Fiscal Year to the extent of the required Tax Distribution, if any, of such Member for such Fiscal Year; provided, however, the Company shall, subject to the availability of Available Cash and Cash Reserves (as determined by the Board in good faith), make such cash distributions on a quarterly basis (or at such other times as are reasonably required to permit the Members or their direct or indirect equity holders to discharge their estimated tax payment responsibilities) based upon estimates of the required Tax Distribution in a manner sufficient to permit the Members to satisfy their respective quarterly estimated tax payment obligations determined based upon the highest marginal tax rate in the United States applicable to any Member. For the sake of clarity, in case of different marginal tax rates applicable to the Members, the Tax Distribution shall be at the same marginal tax rate for all Members and equal to the highest marginal tax rate in the United States, even if the marginal tax rate of any of the Members is lower than such rate. All quarterly tax distributions to a Member shall be treated as an advance of, and shall offset, the cash distribution payable to the Member (pursuant to this Section 4.5(d)) on the next Tax Distribution Date. Any distributions made pursuant to this Section 4.5(d) to a Member shall be treated as an advance payment of, and shall reduce, the amounts otherwise distributable to such Member pursuant to Section 4.5(c) in subsequent distributions.

(e)Withholding.

(i)Any amount withheld pursuant to the Code or any foreign, State or local tax Law or treaty with respect to any payment, distribution or allocation to the Members shall be treated for all purposes of this Agreement as distributed to the Members pursuant to this Section 4.5. The Partnership Representative is authorized to withhold from distributions to a Member and to pay over to any Governmental Authority any amount (including a Member’s share of any Covered Audit Adjustment) required to be so withheld pursuant to the Code or any other Federal, foreign, State or local Law, and shall treat any withheld amount as having been distributed to such Member with respect to which such amounts were withheld for all purposes of this Agreement. To the extent that the cumulative amount of such withholding or payment exceeds the distributions to which such Member is entitled concurrently with such withholding or payment, the amount of such excess shall be considered a loan from the Company to such Member, with interest accruing at the greater of (1) the applicable underpayment rate for such period, as specified in Section 6621 of the Code and (2) the Prime Rate or, at the request of the Board, the amount of such excess shall be promptly paid to the Company by the Member on whose behalf such withholding is required to be made; provided, however, that any such payment shall not be treated as a Capital Contribution and shall not reduce the amount that a Member is otherwise obligated to contribute to the Company. Any such loan shall be satisfied out of distributions to which such Member would otherwise be subsequently entitled (and to the extent satisfied out of such distributions, such amounts shall be treated as distributed to such Member pursuant to Section 4.5 at the time of such satisfaction) until such loan becomes due and

EXECUTION COPY
payable in full, which shall occur at such time as the Board requests that the Member pay such amount to the Company.

(ii)Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 4.5(e) and the obligations of a Member pursuant to this Section 4.5(e)(ii) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or consummation of any Transfer in respect of its Member Interests. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.5(e).

Section 4.6    Limitations on Distributions. Notwithstanding anything to the contrary in Section 4.5, no distribution shall be made if such distribution would violate the Delaware Act or applicable Laws.

ARTICLE 5
MANAGEMENT OF THE COMPANY

Section 5.1    Management under Direction of the Board.

(a)Except as otherwise expressly provided in this Section 5.1(a) or elsewhere in this Agreement or required under the Delaware Act, the business and affairs of the Company shall be managed and controlled by its Members through a board of the Members’ representatives (the “Board” and each member of the Board, a “Director”). The Board shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company and its Subsidiaries and to make all decisions and establish policies regarding those matters and to perform any and all other acts or activities customary or incidental to the management of the Company and its Subsidiaries and the Business, including the appointment of the General Manager, the Deputy General Manager and other officers; provided that Board approval shall not be required for actions proposed to be taken by or on behalf of the Company or any of its Subsidiaries if at the time of the taking of such action, authority therefor was previously expressly delegated by the Board pursuant to and in compliance with Section 5.1(b) and Section 5.1(c): (A) to the General Manager, the Deputy General Manager or other officers of the Company in accordance with Section 5.10 or by subsequent vote of the Board, (B) to the Operator pursuant to the Operating Agreement or by subsequent vote of the Board or (C) to a Construction Manager pursuant to a Construction Management Agreement or by subsequent vote of the Board (each such excepted action set forth in (A) through (C) that have been delegated pursuant to and in compliance with Section 5.1(b) or Section 5.1(c), as applicable, shall be deemed a “Permitted Company Action”).

(b)Except (i) for Permitted Company Actions and (ii) as provided in Section 5.1(c), all actions proposed to be taken by or on behalf of the Company or any of its Subsidiaries shall require the affirmative vote or consent of the Directors representing at least 51% of the Total Votes eligible to vote or consent on such matter acting in accordance with Section 5.3.

EXECUTION COPY
(c)Except for Permitted Company Actions, each of the following actions proposed to be taken by or on behalf of the Company or any of its Subsidiaries shall require Special Approval (with each of the actions described in Section 5.1(c)(xvii) through Section 5.1(c)(xxxii), and, to the extent relating to the aforementioned Sections only, Section 5.1(c)(xxxiii) and Section 5.1(c)(xxxv), being referred to herein also as a “Preserved Action”):

(i)Entering into, amending, supplementing or terminating any Contract (or series of related Contracts) to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is (x) committed to incur expenses of more than $150,000, in the aggregate, or not otherwise permitted by the delegation of authority guidelines approved by the Board or (y) contracting to sell products having an amount or term in excess of the delegation of authority guidelines approved by the Board;

(ii)disposing of Equity Interests of any Person held by the Company or any of its Subsidiaries;

(iii)amending the Formation Certificate or, except as provided in Section 15.6 with respect to changes to the Member Schedule, this Agreement;

(iv)using the proceeds of any Additional Contribution by a Member for a purpose other than the purpose set forth in the Call Notice for such Additional Contribution;

(v)except as contemplated by the Contribution Agreement, permitting the Members to make Capital Contributions to the Company in any form other than cash;

(vi)changing the method of accounting of the Company (other than as necessary to comply with GAAP or Regulation S-K of the Securities Act of 1933, as amended);

(vii)creating or approving the creation of any Subsidiary of the Company;

(viii)entering into, amending or supplementing any Contract to which the Company or any of its Subsidiaries is a party or to which any of the Assets are subject, in each case, that provides for any restriction on the Company’s or any such Subsidiary’s ability to conduct the Business, including with respect to non-competition, non-solicitation or non-dealing;

(ix)initiating, settling or compromising a Claim asserted by or against the Company (whether or not asserted in an action at law or suit in equity) for an amount in excess of the delegation of authority guidelines approved by the Board;

(x)issuing any guaranty to secure the obligations of another Person (other than the Company or any Subsidiary of the Company) or causing the Company or any Subsidiary to be treated as a restricted subsidiary under any debt instrument of another Person (other than the Company or any Subsidiary of the Company);

(xi)(A) except for customary Liens arising by operation of Law in the ordinary course of business, creating, issuing, or permitting to exist without contesting any Lien or other similar Encumbrance on any Subsidiary or Asset, and (B) assigning or selling rights to any monies owed or to be owed to the Company or any Subsidiary;

(xii)incurring or assuming any Debt;

EXECUTION COPY

(xiii)approving or amending any Construction Budget (other than the Agreed Facilities Construction Budget, which has been approved as of the Effective Date);

(xiv)approving or amending the Annual Business Plan or the Long Term Plan for the Company and its Subsidiaries, including the Direct Bill Budget and a schedule of any Capital Expenditures that are not otherwise Direct Bill Items or Capital Projects (collectively, the “Business Plan”), and making any expenditures not contemplated in the approved Business Plan or otherwise included in any then-approved Direct Bill Budget, Default Budget or the then-approved Construction Budget (other than (A) Emergency Expenditures and (B) as permitted pursuant to the terms of the Operating Agreement or the Construction Management Agreement),

(xv)commencing an action at law or suit in equity against any Governmental Authority;

(xvi)appointing or dismissing the Company’s auditor, it being agreed and understood that the auditor shall in all circumstances be selected among leading accounting firms with international standing, having proven experience and highest ethical-reputational profile;

(xvii)selling, assigning or other disposition by the Company of all or substantially all of the Assets;

(xviii)approving any Proposed Capital Project;

(xix)approving any Proposed Capital Project Budget or amending any Capital Project Budget;

(xx)merging or consolidating the Company or any Subsidiary with any Person;

(xxi)converting the Company or any Subsidiary to any other form of entity or converting, continuing, domesticating or otherwise transferring the Company or one of the other Subsidiaries to a new jurisdiction of organization;

(xxii)the Company or any of its Subsidiaries acquiring any Equity Interest or making any other investment in, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

(xxiii)authorizing or issuing any additional Equity Interests of the Company, including Member Interests and associated Units, and admitting as an Additional Member the Person to whom such Units are issued, other than a Substitute Member admitted in connection with a Transfer pursuant to Section 10.4;

(xxiv)authorizing the admission of any Member, other than a Substitute Member admitted in connection with a Transfer pursuant to Section 10.4;

(xxv)changing the number of Authorized Units or approving any new class of Units;

EXECUTION COPY
(xxvi)exiting or changing the Business of the Company and its Subsidiaries or the Company’s purpose as set forth in Section 2.6 or engaging in any business or activity outside of the scope of such purpose;

(xxvii)except with respect to a Defaulting Member as provided in Section 3.5 or as provided in Article 13, distributing any cash or Assets in a manner other than as provided in Section 4.5 and in accordance with the definition of Available Cash;

(xxviii) requesting Additional Contributions to the Company from the Members for expenditures not (1) included in a then-current Budget or Business Plan, (2) related to an Emergency Expenditure, (3) permitted in accordance with the Operating Agreement or a Construction Management Agreement, as applicable, including (x) the Operator’s right and authority to make expenditures in excess of the then-current Direct Bill Budget pursuant to the Operating Agreement and (y) the Construction Manager’s right and authority to make expenditures in excess of the then-current Construction Budget pursuant to the Construction Management Agreement;

(xxix)electing or changing any election to cause the Company or any of its Subsidiaries to be classified as other than a partnership or a pass through entity for Federal, state, or local income tax purposes;

(xxx)electing to voluntarily liquidate, wind up or dissolve the Company or any Subsidiary;

(xxxi)authorizing or filing of any petition for, or commencement of, any Bankruptcy of the Company or any Subsidiary;

(xxxii)redeeming any Member Interest and associated Units;

(xxxiii) approving or amending any delegation of authority to the General Manager, Deputy General Manager, the Construction Manager, or the Operator in accordance with Section 5.2(a) with respect to any matter that would require Special Approval at the time of such delegation or amended delegation (provided, however, that any delegation of the authority in a Construction Management Agreement or the Operating Agreement shall be deemed approved by the Members’ approval of such agreement);

(xxxiv) approving or amending policies and/or internal procedures of the Company relating to compliance and/or internal control systems, as well as its code of conduct and code of ethics; or

(xxxv) entering into any Contract providing for or otherwise committing to take any of the foregoing actions, or delegating authority to any Person to approve any of the foregoing actions.

(d)Notwithstanding anything to the contrary herein:

(i)(A) subject to Section 5.10(e) and Section 5.10(f), any Conflict Activity shall be subject to the sole control and approval of the Director(s) that have been designated by the Non-Conflicted Member(s), who must make decisions relating to such Conflict

EXECUTION COPY
Activity in the subjective belief that such action is in or not opposed to the best interests of the Company, (B) neither any Conflicted Member nor any Director designated by any Conflicted Member shall have the right to vote on any approval in connection with any action by the Board in respect of such Conflict Activity (except with respect to any Preserved Action), and (C) the presence of any Director designated by any Conflicted Member shall not be required for purposes of determining the presence of a quorum in connection with any such action (excluding a quorum for the purpose of voting upon any Preserved Action);

(ii)in addition to Section 5.1(d)(i), the appointment of the General Manager and of the Deputy General Manager in accordance with Section 5.10, including any decision to add secondment positions (in addition to the Secondment Positions set forth in Appendix V as of the Effective Date) and the approval of the related Secondment Agreement with a Member (other than in respect of Secondees provided by PBF Member or its Affiliates which shall be subject to the Operating Agreement), requires the approval of the Director(s) that have been designated by the relevant Non-Conflicted Member(s);

(iii)at any time that the only Non-Conflicted Member is a Defaulting Member, this Section 5.1(d) shall be limited to Conflict Activity within items (a) and (b) of the definition thereof and otherwise shall not apply; and

(iv)the Board shall be deemed to have approved any activities required to be performed by the Company in connection with any Emergency Expenditure.

(e)All decisions taken by the Board pursuant to this Section 5.1 shall be conclusive and binding on all Members.

(f)Eni Member shall have the right to cause the Company to exercise its audit rights under the Facilities Construction Management Agreement, the Operating Agreement, the CAUSA and the Omnibus Agreement in accordance with the terms and provisions of said agreements with such audits to be conducted at Company expense, but without prejudice contained in the Facilities Construction Management Agreement, the Operating Agreement, the CAUSA and/or the Omnibus Agreement in this respect, with auditors selected by Eni Member, which auditors shall be reasonably acceptable to PBF Member. Eni Member shall additionally have the right to cause Company to pursue, without PBF Member’s consent if and to the extent the Company’s counterparties under the Facilities Construction Management Agreement, the Operating Agreement, the CAUSA and the Omnibus Agreement are PBF Member’s Affiliate.

(g)Should PBF Member’s Affiliates have ceased to be counterparty of the Company under any of the Facilities Construction Management Agreement, the Operating Agreement, the CAUSA and/or the Omnibus Agreement, as applicable, the audit rights referred to under letter (f) above shall also pertain to PBF Member with respect to such Agreement according to the terms set out under the aforesaid paragraph, mutatis mutandis. Further, in such event, any audit rights of the counterparty may be exercised by either PBF Member or Eni Member individually or jointly.

EXECUTION COPY
Section 5.2    Number, Tenure and Qualification.

(a)The Board initially shall consist of four (4) Directors, with two (2) Directors appointed by each of the Initial Members for so long as they are Members. Each Member shall also be entitled to designate one Person (each, a “Board Alternate”) to act as such Member’s alternate Director in the absence of one of such Member’s designated Director. The right to appoint the Chairman of the Board (the “Chairman”) shall alternate among the Members, with PBF Member having the initial right to appoint the Chairman. The Chairman shall serve for a term equal to the lesser of (x) three (3) years or (y) as long as the Member (or one of its Controlled Affiliates) who appointed such Chairman remains a Member. Each Director may bring to any Board meetings such observers and advisors as it may deem appropriate; provided that (i) each such observer and advisor acknowledges and agrees that any information received by such Person shall only be used for the purpose of evaluating the matters discussed at such meeting or advising a Member with respect to its rights and obligations hereunder, and (ii) such Persons are bound by confidentiality obligations at least as stringent as those set forth in Section 15.9, the Members understanding and agreeing, however, that each Member shall be responsible for any breach of such confidentiality obligations by its respective observers and advisors, and further, that each Member will, at its own expense, restrain its respective observers and advisors from prohibited or unauthorized disclosure of such information. The initial Directors designated by the Members are set forth on Appendix IV.

(b)Each Member shall have the right to change its Director(s) or its Board Alternate at any time by giving notice of such change to the Company and each other Member.

(c)Neither the Directors nor the Board Alternates need be residents of the State of Delaware. Each Director and Board Alternate shall hold office until such Director’s or Board Alternate’s, as applicable, successor shall be duly designated or until such Director’s or Board Alternate’s, as applicable, earlier death, removal or resignation.

(d)A Person that serves as a Director or Board Alternate shall not be required to be a Director or Board Alternate, as applicable, as his sole and exclusive occupation, and Directors and Board Alternates may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company and its Subsidiaries.

(e)If (i) a Member’s Director is absent or unavailable or there is a vacancy in such Member’s Director position, and (ii) such Member provides notice to each other Member of such unavailability or vacancy, as applicable, then such Member’s Board Alternate shall be authorized to act as a “Director” for all purposes hereunder for the duration of such designated Director’s absence.

(f)If a Member that has designated more than one Director ceases to hold more than a 25% Percentage Interest in the Company, then (i) such Member’s right to designate more than one Director shall be extinguished and (ii) such Member shall remove the additional Directors that it has designated (save one Director) from the Board.

Section 5.3    Voting Proxies; Quorum; Meetings of Board; No Fiduciary Duties.

EXECUTION COPY

(a)Any Director may vote at a meeting by a written (including via email) proxy executed by that Director and delivered to the General Manager. Subject to Section 3.5(a)(i), attendance (either in person, by remote communication pursuant to Section 5.3(i) or by proxy) of Directors holding the number of Total Votes necessary to approve or consent to a given matter before the Board (or, where there will be a vote with respect to any matter described in Section 5.1(c), at least one Director or other representative of each of the Members entitled to appoint a Director) shall constitute a quorum for the transaction of Business at a meeting of the Board; provided, however, that no Director of a Defaulting Member need be in such attendance for purposes of determining a quorum is present (excluding a quorum for the purpose of voting upon any Preserved Action) and, in each case, in determining the Total Votes, the Percentage Interest of the Defaulting Member shall be deemed held by each Affected Member in proportion to its Proportionate Share (except in connection with voting on any Preserved Action) but provided further that, when a Defaulting Member’s appointed Directors are not required to form a quorum, such Directors shall nevertheless be entitled to notice of the meeting and to attend the meeting if they elect to do so. The collective vote of each Member’s Directors (regardless of how many attend or vote on a matter at a meeting or in a written consent, including to the extent that there is a vacancy and such Member has not designated a replacement Director at the time of voting on a matter, in which case such Director then in office shall be entitled to vote for such vacant position on behalf of the Member) shall, for purposes of the Board voting thresholds referenced in Section 5.1(b) and Section 5.1(c), be deemed to be equivalent to the Percentage Interest (at the time of such vote) of the Member that designated such Director(s) (and in the event that two Directors appointed by the same Member making opposing votes on any matter, such Percentage Interest shall be divided equally between the two Directors appointed by each of the Initial Members). The votes of all of the Members’ Directors shall be referred to herein as the “Total Votes.” Except as otherwise expressly provided in this Agreement, any action or event relating to business conducted at a Board meeting shall be deemed approved by the Board only if such action or event (A) receives the required Board approval at a meeting at which a quorum is present or (B) is approved by written consent as provided in Section 5.3(e).

(b)The Board may establish such committees as it may deem appropriate, together with the rules governing the activities of such committees. The functions of such committees shall be to serve in an advisory capacity only. Each Member shall have the right to designate an agreed upon number of representatives to serve on each committee; provided, however, that a representative of each Member shall serve on each committee unless otherwise agreed by the Members.

(c)The General Manager, the Deputy General Manager or Chairman may call a meeting of the Board by giving notice to the Members at least seven (7) days in advance of such meeting. Any Member may request a meeting of the Board by giving notice to each other Member and the General Manager and Chairman, which notice shall include any proposals being proposed by such Member for consideration at the meeting (including appropriate supporting information not previously distributed to such other Member). Upon receiving such request from a Member, the General Manager shall call such meeting for a date not less than seven (7) days or more than ten (10) days after receipt of the request.

(d)Each notice of a meeting of the Board provided by the General Manager shall contain (i) the date, time and location of the meeting, (ii) an agenda of the matters and

EXECUTION COPY
proposals to be considered or voted upon and (iii) copies of all proposals to be considered at the meeting (including appropriate supporting information not previously distributed to the Members). A Member may add matters to the agenda for a meeting by notice to each other Member and the General Manager given not less than three (3) days prior to a meeting, which notice shall include any additional proposals being proposed by such Member to be considered at the meeting (including appropriate supporting information not previously distributed to such other Member). On the request of a Director, and with the consent of all other Directors (including those not present at such meeting, if any), the Board may consider at a meeting a proposal not contained in such meeting agenda.

(e)The Board shall meet at least once per Calendar Quarter, or more or less frequently as the Board may determine. Meetings of each committee shall take place as often as the Board shall determine. Subject to Section 5.3(i), all meetings of the Board and each committee shall be held in the principal offices of the Company, or elsewhere as the Board or such committee may mutually decide, which alternate location may be within or outside the State of Delaware. Any action of the Board that could be taken at a meeting may be taken without a meeting by means of a written consent action signed by the Directors representing the Total Votes as would be necessary to approve such action at a meeting.

(f)The Chairman, as appointed in Section 5.2(a), shall serve for a term of three years (or until any earlier death, removal or resignation) after which time a new Chairman may be appointed as outlined in Section 5.2(a). For the avoidance of doubt, any Person serving as the Chairman shall be eligible to be immediately reappointed to such position following the conclusion of his or her term. The Member that appointed the Chairman may remove such designee at any time. The Chairman shall have no special casting or deciding vote on any matter presented to the Board; provided that if the General Manager fails to timely (x) issue a Call Notice or obtain information from the Operator or Construction Manager relating thereto, each in accordance with Section 3.3, (y) cause the distribution of Available Cash in accordance with Section 4.5(d), or (z) cause the provision of information in accordance with Article 8, then in each such instance the Chairman shall be entitled to take such actions in accordance with such provisions as though the Chairman was the General Manager for such limited purpose. The General Manager shall appoint a secretary of each meeting (which may or may not be the Secretary) who shall make a record of each proposal voted on and the results of such voting at such Board meeting and, if such secretary is not the Secretary, provide such record to the Secretary. The Secretary shall maintain a minute book containing (i) the original Formation Certificate and all amendments thereto, (ii) a record of any committee established by the Board, together with a copy of the rules adopted for such committee and a record of the activities of such committee, (iii) a copy of the minutes of Board and committee meetings and (iv) the then-current Member Schedule.

(g)The Secretary shall provide each Member with a copy of the minutes of each Board meeting and committee meeting within thirty (30) days after the end of the meeting.

(h)As provided in Section 5.3(e), in lieu of a meeting, any Director may submit any proposal that is within the powers of the Board for written decision by the Board. The proposing Director shall notify the General Manager and may provide the General Manager with such written materials as are available to such Director to assist each other Director in making a decision regarding such proposal. The General Manager shall then provide a copy of

EXECUTION COPY
such proposal and any such written materials to each other Director. Each Director shall communicate its written vote on the proposal by notice to the General Manager and the other Director within seven (7) days after such Director’s receipt of the proposal from the General Manager. If a Director fails to communicate its vote within such seven (7) day period, such Director shall be deemed to have voted against such proposal. Within five (5) days following the expiration of the relevant time period, the General Manager shall give each Director and the Secretary a confirmation notice stating the tabulation and results of the vote on such proposal.

(i)Directors may participate in any meeting by conference telephone, video conference, or similar remote communications equipment by which all Directors participating in the meeting can clearly communicate with each other.

(j)Attendance of any Member’s Director at any meeting of the Board (including by conference telephone or similar remote communication equipment or by proxy) shall constitute a waiver of notice of such meeting, except where such Member’s Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not properly called or convened and notifies each other Director at such meeting of such purpose.

(k)To the fullest extent permitted by Law, a Person, in performing his duties and obligations as a Director or Board Alternate under this Agreement, shall be entitled to act or omit to act at the direction of the Member that designated such Person to serve on the Board, considering only such factors, including the separate interests of the designating Member, as such Director or Board Alternate chooses to consider, and any action of a Director or Board Alternate or failure to act, taken or omitted in good faith reliance on the foregoing provision shall not, as between the Company and each other Member, on the one hand, and the Director or Board Alternate, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable Law) on the part of such Director or Board Alternate. Notwithstanding anything in this Agreement to the contrary, no Director or Board Alternate shall owe any duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable Law) to the Company, each other Member or the Board, and no Director or Board Alternate shall be obligated to act in the interests of the Company or each other Member. To the fullest extent permitted by Law, no Director or Board Alternate shall be subject to any other or different duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable Law) under this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other Law or at equity, and the provisions of this Agreement shall be deemed to have replaced any such other duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable Law) otherwise existing at Law or in equity.

(l)All notices required or permitted to be given to each Member’s Director(s), Board Alternate, the General Manager, the Deputy General Manager or the Chairman pursuant to this Article 5 shall be sufficient in all respects if given in accordance with Section 15.2 to (i) a Member’s Director(s) or Board Alternate, at the address provided for such Member in Section 15.2 and (ii) to the General Manager or the Chairman, at the address of the Member appointing the General Manager provided in Section 15.2 (provided, however, that if the appointment power terminates under Section 5.2(a) and Section 5.10(a), the General Manager

EXECUTION COPY
and the Chairman may provide alternate notice addresses). Each such notice shall be deemed to be effective when provided in Section 15.2, and notice addresses may be changed as provided in Section 15.2.

Section 5.4    Resignation of Directors and Board Alternates. A Director or Board Alternate may resign from the position of Director or Board Alternate, as applicable, at any time by giving written notice to the Members and the General Manager. The resignation of a Director or Board Alternate shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.5    Removal of Directors and Board Alternates. A Director or Board Alternate may only be removed by the consent of the Member then entitled to designate such Director or Board Alternate in accordance with Section 5.2(a); provided, however, if such Person ceases to be a Member or is not otherwise entitled to designate such Director or Board Alternate in accordance with Section 5.2(a), the remaining Members may remove such Director or Board Alternate.

Section 5.6    Vacancies. Any vacancy in the position of a Director or Board Alternate that is created by the death, removal or resignation of a Director or Board Alternate, as applicable, shall be filled by the Member then entitled to designate such Director or Board Alternate in accordance with Section 5.2(a). A Director or Board Alternate designated to fill a vacancy shall hold office until a successor shall be designated, or until such Director’s or Board Alternate’s, as applicable, earlier death, removal or resignation.

Section 5.7    Fees and Expenses of Directors and Board Alternates. A Director or Board Alternate shall not be entitled to receive any fees from the Company for serving as a Director or Board Alternate. Each Member shall be responsible for all out-of-pocket costs and expenses incurred by its Directors and Board Alternate in their respective capacities as Directors or Board Alternate, as applicable.

Section 5.8    Members. No Member in its capacity as a Member shall have any power or authority to manage or control the business, affairs or properties of the Company or any of its Subsidiaries or the Business (including, for the avoidance of doubt, with respect to the matters set forth in Article 12), to bind the Company or any of its Subsidiaries in any way, to pledge the Company’s or any of its Subsidiaries’ Assets, to enter into agreements on behalf of the Company or any of its Subsidiaries or to otherwise render the Company or any of its Subsidiaries liable for any purpose; provided that this sentence shall not restrict the authority granted to the Operator or the Construction Manager in accordance with the Operating Agreements, the Construction Management Agreement, and Section 5.1(a). To the fullest extent permitted by Law and notwithstanding any provision of this Agreement to the contrary, no Member in its capacity as a Member shall have any duty (including any fiduciary or other similar duty or any duty of disclosure, to the extent that such exists under the Delaware Act or any other applicable Law) to the Company, the Subsidiaries of the Company or each other Member in connection with the business and affairs of the Company or its Subsidiaries or any consent or approval given or withheld pursuant to this Agreement (other than the implied contractual covenant of good faith and fair dealing and the express obligations set forth in this Agreement) and no Member shall be obligated to consider or act in the interests of the Company or its Subsidiaries or any other

EXECUTION COPY
Member. Except as otherwise expressly provided in this Agreement, no Member shall have voting rights or rights of approval, veto or consent or similar rights over any actions of the Company and any references in this Agreement to any of the foregoing terms shall be deemed to include each other term. Any matter requiring the consent or approval of any of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the holders of not less than the number of outstanding Units necessary to consent to or approve such action. Prompt notice of such consent or approval shall be given by the Company to any Member that has not joined in such consent or approval.

Section 5.9    Acknowledgement and Release Relating to Actions Requiring Member Approval. Notwithstanding any provision of this Agreement to the contrary, the Company and each Member acknowledges and agrees that each Member, in its capacity as a Member, may decide or determine any matter expressly stated to be subject to such Member’s approval pursuant to any provision of this Agreement in such Member’s sole and absolute discretion, and in making such decision or determination such Member shall have no duty (including any fiduciary or other similar duty or any duty of disclosure, to the extent that such exists under the Delaware Act or any other applicable Law) to each other Member or to the Company, it being the intent of all Members that each Member in its capacity as a Member shall have the right to make such determination solely on the basis of such Member’s own interests. Each of the Company (on its own behalf and on behalf of its Subsidiaries) and each Member hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Members or any of their respective Affiliates (other than the Company and its Subsidiaries) for or in connection with any such decision or determination, in each case, whether arising in common law or equity or created by rule of Law, Contract (other than for a breach of this Agreement) or otherwise, are in each case expressly released and waived by the Company (on its own behalf and on behalf of its Subsidiaries) and each Member, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurring by the Members of the obligations provided in such agreements.

Section 5.10    Delegation of Authority; Officers; Secondment.

(a)As of the Effective Date, the Board has created the secondment positions set forth on Appendix V (“Secondment Positions”), which include officer positions, and such positions shall be filled by the Board or by any Person to whom the Board has delegated such authority, subject to the foregoing:

(i)candidates for the position of General Manager shall be nominated by PBF Member or Operator in accordance with the Operating Agreement until the Board selects PBF Member’s or Operator’s nomination;

(ii)candidates for the position of the Deputy General Manager shall be nominated by Eni Member until the Board selects Eni Member’s nomination;

(iii)candidates for each Secondment Position shall be nominated by the party identified to make such nomination in Appendix V in the timeline specified therein, and

EXECUTION COPY
any such nomination shall be subject to the collective approval of the General Manager and the Deputy General Manager;

(iv)with respect to each Secondee appointed to each Secondment Position nominated by Eni Member, such secondment arrangement shall be governed by a Secondment Agreement; and

(v)with respect to each Secondee appointed to each Secondment Position nominated by PBF Member or Operator, such secondment arrangement shall be governed by the Operating Agreement.

(b)Neither the Company nor any of its Subsidiaries shall hire or be permitted to have any employees absent Special Approval.

(c)No Member shall be liable to the Company, any of its Subsidiaries or any other Member for any action taken or not taken by an employee of such Member that is taken in such employee’s capacity as an officer of the Company or any of its Subsidiaries. The Company shall indemnify and hold harmless the officers of the Company and its Subsidiaries and the Directors against liabilities to Third Parties in accordance with Section 7.3 and Section 7.4 below.

(d)None of the officers of the Company or any of its Subsidiaries shall be “managers” of the Company under Section 18-401 of the Delaware Act.

(e)Without limiting the specific functions expressly conferred upon such position under this Agreement, as of the Effective Date, the General Manager is delegated the following authority: (i) such powers and duties as may be specified by, or in accordance with, this Agreement and resolutions adopted by the Board; provided, however, the General Manager of the Company shall not have any authority to act as to matters reserved for Members or the Board; (ii) the authority and responsibilities generally held by the chief executive officer or president of a Delaware corporation, subject to any limitations in the General Manager’s authority set out in the delegation of authority guidelines approved by the Board; provided that in no event shall the General Manager have authority to take any action that would require a Special Approval without obtaining such Special Approval; and (iii) the authority to execute Contracts on behalf of the Company, including approving any Conflict Activity involving a Contract between the Company and Eni Member or any of its Affiliates (which Conflict Activity shall not be undertaken without the General Manager’s approval notwithstanding any conflict with the delegation of authority guidelines approved by the Board), subject to the Board’s prior approval of any actions or Contracts requiring the Board’s approval under Section 5.1(b) or Section 5.1(c), and further subject to the delegation of authority guidelines approved by the Board. At the request of the Board, the General Manager shall attend meetings of the Board, but shall not be entitled to cast a vote on any matter discussed thereat (other than in such person’s capacity as a member of the Board if applicable).

(f)Without limiting the specific functions expressly conferred upon such position under this Agreement, as of the Effective Date, the Deputy General Manager is delegated the following authority: (i) such powers and duties as may be specified by, or in accordance with, this Agreement and resolutions adopted by the Board; provided, however, the

EXECUTION COPY
Deputy General Manager of the Company shall not have any authority to act as to matters reserved for Members or the Board, (ii) the authority and responsibilities generally held by an executive vice president of a Delaware corporation, subject to any limitations in the Deputy General Manager’s authority set out in the delegation of authority guidelines approved by the Board, (iii) the authority to approve any Conflict Activity involving a Contract between the Company and PBF Member or any of its Affiliates (which Conflict Activity shall not be undertaken without the Deputy Manager’s approval notwithstanding any conflict with the delegation of authority guidelines approved by the Board), unless such Contract requires the Board’s prior approval under Section 5.1(b) or Section 5.1(c), and (iv) the authority to approve the audits and pursue the claims set forth in Section 5.1(f) to the extent the Company’s counterparties under the Facilities Construction Management Agreement, the Operating Agreement, the CAUSA and/or the Omnibus Agreement, as applicable, are PBF Member’s Affiliate. At the request of the Board, the Deputy General Manager shall attend meetings of the Board but shall not be entitled to cast a vote on any matter discussed thereat (other than in such person’s capacity as a member of the Board if applicable).

(g)The Secretary is delegated the following authority: to (i) keep and update the minute book of the Company (including the Member Schedule) pursuant to the provisions of Section 5.3(f); (ii) provide the minutes of each Board meeting and committee meeting to the Members in accordance with Section 5.3(g); and (iii) receive and tabulate the votes of the Directors in accordance with Section 5.3(f).

Section 5.11    Certain Reports. To the extent not provided by the Operator or a Construction Manager directly to the Members, the General Manager, on behalf of the Company, shall provide all data and reports delivered to the Company by the Operator or any Construction Manager, as applicable, to each Member promptly (or in any event within fifteen (15) Business Days) following the Company’s receipt thereof.

ARTICLE 6
OPERATING AGREEMENT; CONSTRUCTION MANAGEMENT AGREEMENTS; BUSINESS OF THE COMPANY

Section 6.1    Operating Agreement.

(a)The Operations (as such term is defined in the Operating Agreement) shall be conducted by the Operator pursuant to the terms of the Operating Agreement. If the Operator resigns or is removed pursuant to the terms of the Operating Agreement, the Board shall designate the new Operator pursuant to Section 5.1(b); provided that such new Operator shall not be PBF Member or any Affiliate of PBF Member. If an Affiliate of PBF Member is no longer Operator, the Board shall have the right to cause the Company to either (i) cause the Operating Agreement to be assigned to any Member (other than PBF Member) or any Affiliate of such Member (other than an Affiliate of PBF Member) as the new Operator thereunder (for the avoidance of doubt on the same terms) or (ii) enter into a new operating agreement in such form as the Board, with Special Approval, may approve with any Person that is not a Member or an Affiliate of any Member. Any such new operating agreement entered into by the Company shall then constitute the “Operating Agreement” as such term is used in this Agreement.

EXECUTION COPY
(b)Pursuant to the Operating Agreement, the Operator thereunder shall be responsible for assisting the Company in (i) developing, implementing and maintaining reasonable safety, health and environmental management policies, procedures and practices to ensure the safety and health of Persons working in connection with the Operation of the Renewable Diesel Facility, (ii) implementing a compliance program approved by Special Approval, (iii) complying with applicable environmental and safety Laws, (iv) collecting data relating to the foregoing, (v) reporting findings (if applicable) to the appropriate Governmental Authorities, and (vi) maintaining all records relating thereto. In developing such policies, procedures, practices and programs, each Member may provide feedback to the Operator, and any implementation of the policies, procedures, practices and programs (including any modification thereof) shall be subject to the unanimous consent of the Initial Members.

Section 6.2    Construction Management Agreement.

(a)The Management of the Design, Procurement and Construction of the Renewable Diesel Facility and any Required Upgrades prior to Final Completion shall be conducted by the Facilities Construction Manager pursuant to the terms of the Facilities Construction Management Agreement. If the Facilities Construction Manager resigns or is removed pursuant to the terms of the Facilities Construction Management Agreement, the Board shall have the right to cause the Company to either (i) cause the Facilities Construction Management Agreement to be assigned to any Member (other than PBF Member) or any Affiliate of a Member (other than an Affiliate of PBF Member) as the new Construction Manager thereunder or (ii) enter into a replacement Facilities Construction Management Agreement approved by the Board with any Person that is not a Member or an Affiliate of any Member. As of the Effective Date, the Members have approved the Agreed Facilities Construction Budget.

(b)Unless otherwise agreed by the Board as part of the Special Approval for taking on an Approved Capital Project, the Management of the Design, Procurement and Construction of any Approved Capital Project shall be conducted by the applicable Construction Manager under a new Construction Management Agreement (or an amended, existing Construction Management Agreement, as applicable). If such Construction Manager resigns or is removed pursuant to the terms of the applicable Construction Management Agreement, the Board shall have the right to either cause the Company to (i) cause such Construction Management Agreement to be assigned to any Member (other than the Member who was, or whose Affiliate was, such resigning or removed Construction Manager) or any Affiliate of a Member (other than the Member who was, or whose Affiliate was, such resigning or removed Construction Manager) as the new Construction Manager thereunder or (ii) enter into a new Construction Management Agreement approved by the Board with any Person that is not a Member or an Affiliate of any Member.

ARTICLE 7
INDEMNIFICATION

Section 7.1    No Liability of Members.

(a)A debt, obligation or other liability of the Company is solely the debt, obligation, or liability of the Company. Except as otherwise required by the Delaware Act, no

EXECUTION COPY
Covered Person shall be obligated personally for any debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b)Except as otherwise expressly required by Law, a Member in its capacity as a Member shall have no liability in excess of: (i) the amount of its Capital Contributions to the Company; (ii) its share of any assets and undistributed profits of the Company; (iii) its obligation to make Capital Contributions to the extent expressly provided under Article 3; and (iv) the amount of any distributions wrongfully distributed to it. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Delaware Act. The agreement set forth in the preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Delaware Act. However, if any court of competent jurisdiction or properly constituted arbitration panel orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such Additional Contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

Section 7.2    Exculpation.

(a)No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or Claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company and (x) in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, and (y) in a manner reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful, except, in each case, that (i) a Covered Person shall be liable for any such loss, damage or Claim incurred by reason of such Covered Person’s fraud, bad faith or willful misconduct, and (ii) a Covered Person that is a Member shall be liable for any such loss, damage or Claim incurred by reason of such Covered Person’s material and uncured breach of this Agreement, in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel pursuant to Section 14.2.

(b)A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Profits, Net Losses or Available Cash or any other facts pertinent to the existence and amount of Assets from which distributions to the Members might properly be paid.

(c)Except as expressly set forth in this Agreement, no Covered Person shall have any duties or liabilities, including fiduciary duties, to the Company or the Members, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the

EXECUTION COPY
duties and liabilities, including fiduciary duties, of a Covered Person otherwise existing at Law or in equity or under the Delaware Act, are agreed by the Members to replace such other duties and liabilities of a Covered Person.

Section 7.3    Indemnification. To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against all Liabilities arising from or related to any act or omission performed or omitted by such Covered Person on behalf of the Company and (x) in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, and (y) in a manner reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful, except, in each case, that: (a) no Covered Person shall be entitled to be indemnified in respect of any Liability to the extent resulting from such Covered Person’s fraud, bad faith or willful misconduct; and (b) no Covered Person that is a Member shall be entitled to be indemnified in respect of any Liability by reason of such Covered Person’s material and uncured breach of this Agreement, in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel pursuant to Section 14.2. Any indemnity under this Section 7.3 shall be provided out of and to the extent of the Assets only (including the proceeds of any insurance policy obtained pursuant to Section 7.5), and no Covered Person shall have any personal liability on account thereof. Any amendment, modification or repeal of this Section 7.3 or any provision in this Section 7.3 shall be prospective only and shall not in any way affect the rights of any Covered Person under this Section 7.3 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when Liabilities relating to such matters may arise or be asserted.

Section 7.4    Expenses. To the fullest extent permitted by Law, expenses (including legal fees) reasonably expected to be incurred by a Covered Person in defending any Claim shall, from time to time, be advanced by the Company prior to the date such expenses are due to be paid. Notwithstanding the foregoing, (a) no Covered Person shall be entitled to reimbursement or advancement of expenses under this Section 7.4 arising out of or relating to claims by a Governmental Authority for taxes, penalties or interest asserted solely against such Covered Person, (b) no Covered Person shall be entitled to advancement of expenses under this Section 7.4 if such expenses relate to any Claim brought by or on behalf of the Company against such Covered Person, (c) the Company shall have no obligation to advance any such amounts until such time as the Company has received a written undertaking by or on behalf of such Covered Person to repay (i) the entirety of such amount if it shall be determined that such Covered Person is not entitled to be indemnified pursuant to Section 7.3, or (ii) any amounts advanced to such Covered Person that are in excess of the expenses such Covered Person is actually required to pay, and (d) any obligation of Company to make such advances under this Section 7.4 shall be provided out of and to the extent of the Assets only (including the proceeds of any insurance policy obtained pursuant to Section 7.5).

Section 7.5    Insurance.

(a)General Liability Insurance. Upon commencement of Commercial Operations of any discrete portion of the Renewable Diesel Facility, the Company shall carry insurance as set forth in Exhibit H-1 to the Operating Agreement.

EXECUTION COPY

(b)D&O Insurance. Each Member will obtain and maintain (or cause one of its Affiliates to obtain and maintain) insurance covering its respective officers, Directors and employees in their capacity as officers, Directors, employees or otherwise on behalf of the Company (“D&O Insurance”). All insurance premiums, deductibles, self-insurance retentions, fronting arrangements, self-insurance or similar program’s cost and expense applicable to a Member’s D&O Insurance shall be the sole responsibility of the Member obtaining such D&O Insurance.

(c)Legally Required Insurance. The Company shall cause the Operator or each Construction Manager, as applicable, to procure and maintain, for the benefit of the Company and its Subsidiaries, the Members, and, as applicable, the Operator or such Construction Manager, such other insurance as required by Law.

(d)Property/Business Interruption. The Company shall procure property and business interruption insurance to cover asset damage or business loss of the Company as determined by the Board or as otherwise required by the Company’s lenders.

ARTICLE 8
BOOKS AND RECORDS; ACCOUNTS; COMPLIANCE

Section 8.1    Books and Records. At all times during the term of this Agreement, the Company shall keep, or cause such service providers as appropriate to keep, true and complete books of account for the Company and its Subsidiaries. Such books shall reflect all transactions of the Company and its Subsidiaries in accordance with GAAP or in accordance with any applicable Law, if the Law requires a particular set of books of account to reflect a different methodology; provided that the Capital Accounts of the Members shall be maintained in accordance with Section 3.6. The Company shall cause the Construction Manager and the Operator to provide any information in the Construction Manager’s or the Operator’s possession that is reasonably necessary to keep such true and complete books of account.

Section 8.2    Availability of Books and Records. All of the books of account referred to in Section 8.1, together with executed copies of this Agreement and the Formation Certificate, and any amendments thereto (and all such other books and records as may be required by the Delaware Act), shall at all times be maintained by the Company. The Company shall cause any Construction Manager and Operator to provide copies of all books and records held by the Construction Manager and the Operator. Upon reasonable notice to the Board, such books and records, and any other books and records maintained by the Company, the Construction Manager or the Operator shall be open to inspection and copying by a Member or its representative at its expense, during normal business hours at the principal office (or other applicable office) of the Company, such Construction Manager or such Operator, as applicable.

Section 8.3    Financial Statements and Reports. The Company shall prepare and submit (or cause to be prepared and submitted) to each Member the following statements, reports and notices:

(a)Commencing in the first full Calendar Month following Commercial Operations of any discrete portion of the Renewable Diesel Facility, monthly financial reports,

EXECUTION COPY
such presentation and format to be agreed upon by both Members, with respect to the prior Calendar Month and the applicable year-to-date periods consisting of (i) a reported and current cost of supplies (“CCS”) (considering agreed special items) income statement, a balance sheet, a statement of Members’ equity and a statement of cash flows, (ii) cash flow and income statement outlook until the end of the year (iii) a comparison to the respective amounts in the then-current Budget with a detailed variance analysis including, among others, the impact related to performance and to scenario variations The monthly financial reports shall be prepared in accordance with GAAP except for normal year-end adjustments and the absence of footnotes (the “Monthly Financial Reports”). The Monthly Financial Reports for a Calendar Month shall be delivered within eight (8) Business Days and in any case within the twelve (12) Calendar Days after the end of such Calendar Month, unless otherwise stated in Section 8.3(c).

(b)Commencing the first Calendar Quarter following Commercial Operations of any discrete portion of the Renewable Diesel Facility, unaudited quarterly financial statements of the Company with respect to the prior Calendar Quarter, such presentation and format to be agreed upon by both Members, consisting of (i) a reported and CCS (considering agreed special items) income statement, a balance sheet, a statement of Members’ equity and a statement of cash flows, (ii) cash flow and income statement outlook until the end of the year (iii) a comparison to the respective amounts in the then-current Budget with a detailed variance analysis including, among others, the impact related to performance and to scenario variations, shall be prepared in accordance with GAAP, except for any normal year-end adjustments and the absence of footnotes (the “Quarterly Financial Statements”) shall be delivered to each Member within eight (8) Business Days and in any case within twelve (12) Calendar Days after the end of such Calendar Quarter, unless otherwise stated in Section 8.3(c).

(c)Commencing the first Calendar Half Year following Commercial Operation of any discrete portion of the Renewable Diesel Facility, half year financial statements of the Company, such presentation and format to be agreed upon by both Members, with respect to the prior Calendar Half Year consisting of (i) a reported and CCS (considering agreed special items) income statement, a balance sheet, a statement of Members’ equity and a statement of cash flows, (ii) cash flow and income statement outlook until the end of the year (iii) a comparison to the respective amounts in the then-current Budget with a detailed variance analysis including, among others, the impact related to performance and to scenario variations, shall be prepared in accordance with GAAP, except in regards to the CCS and special item adjustments and for any normal year-end adjustments and the absence of footnotes (the “Half Year Financial Statements”) shall be delivered to each Member within ten (10) Business Days and in any case within the fourteen (14) Calendar Days after the end of such Calendar Half Year, provided that good faith efforts will be made to prepare and submit such Half Year Financial Statements as promptly as possible subsequent to the end of the Calendar Half Year. Half Year Financial Statements only with respect to Section 8.3(c)(i), excluding the CCS income statement and special item adjustments, shall be reviewed by the appointed audit firm by the end of July.

(d)Commencing in Fiscal Year 2023, annual financial statements of the Company, such presentation and format to be agreed upon by both Members, with respect to the prior Fiscal Year consisting of (i) a reported and CCS (considering agreed special items) income statement, a balance sheet, a statement of Members’ equity and a statement of cash flows, (ii) cash flow and income statement outlook until the end of the year (iii) a comparison to the respective amounts in the then-current Budget with a detailed variance analysis including, among

EXECUTION COPY
others, the impact related to performance and to scenario variations, shall be prepared in accordance with GAAP, except in regards to the CCS and special item adjustments (collectively the “Annual Financial Statements”). The unaudited Annual Financial Statements shall be delivered to each Member within ten (10) Business Days and in any case within the fifteen (15) Calendar Days after the end of the prior Fiscal Year. Audited Annual Financial Statements only with respect to Section 8.3(d)(i), excluding the CCS income statement and special item adjustments, shall be delivered within ninety (90) Calendar Days after the end of the prior Fiscal Year.

(e)Commencing with Fiscal Year 2023, a forecast of the Net Profits and cash distributions to the Members for the upcoming Fiscal Year (the “Annual Forecast”). The Annual Forecast shall be delivered within sixty (60) days prior to the end of the then-current Fiscal Year.

(f)Commencing with Fiscal Year 2023, the taxable income for the Company, the amounts allocable to each Member for each Fiscal Year, and a fixed asset reconciliation (comprised of asset additions, retirements and dispositions) with respect to each Member for the Fiscal Year (the “Tax Estimate Report”). The Tax Estimate Report shall be delivered within thirty (30) days after the end of the Fiscal Year.

(g)Copies of all material information related to any pending or material threatened litigation or insurance claim affecting the Company shall be delivered to each Member as soon as practicable.

(h)Copies of (i) the then-current Budget in effect from time to time within ten (10) days after the approval thereof in accordance with Section 5.1(c) and (ii) any amended Budget within ten (10) days of such Budget being amended in accordance with Section 5.1(c).

(i)Drafts of all material filings, disclosures or reports to be submitted to any Governmental Authority affecting the Company shall be delivered to each Member as soon as practicable and all such material filings, disclosures, and reports shall be delivered promptly following their submission.

(j)Promptly following receipt, copies of all notices received by the Company pursuant to a Construction Management Agreement or the Operating Agreement.

(k)Copies of all reports that (i) Operator agrees to furnish to Company under the Operating Agreement and (ii) a Construction Manager agrees to furnish to Company under a Construction Management Agreement.

(l)Such other information as a Member may reasonably request regarding the Company (and that is in the possession of Operator, each Construction Manager or any of their respective Affiliates) shall be delivered to each Member as soon as practicable.

Section 8.4    Facilities Construction Manager Financial Reports. The Company shall cause the Construction Manager to prepare and submit (or cause to be prepared and submitted) to each Member, from and after the Effective Date until the end of the Calendar Quarter ending after Final Completion, unaudited monthly trial balances with actuals and an

EXECUTION COPY
income statement for the prior Calendar Month with respect to the Renewable Diesel Facility. This report shall be delivered within thirty (30) days after the end of such Calendar Month.

Section 8.5    Audits.

(a)Each Member shall have the right to audit costs charged to the Company’s accounts and other accounting records maintained for the Company and its Subsidiaries under this Agreement. A Member may appoint a third-party designee to conduct an audit on its behalf in accordance with the procedures set forth in this Section 8.5.

(b)Upon not less than fifteen (15) Business Days’ prior written notice to the Company, any Member shall have the right to audit the Company’s books and records for any Calendar Year within the two year period immediately preceding the date of such notice (such two year period, the “Audit Period”). Each Member must provide the Company a written notice of any claims for all discrepancies disclosed by said audit and related to the Audit Period. The cost of each such audit, and the fees and expenses of any third-party designee, shall be borne by the Member requesting the audit. Any such audit shall be conducted in a manner designed to result in a minimum of inconvenience and disruption to the operations of the Company. Where more than one Member requests an audit covering the same Audit Period, the requesting Members shall make every reasonable effort to conduct joint or simultaneous audits. Unless otherwise mutually agreed, any audit shall be conducted at the principal office of the Operator.

(c)The Member(s) requesting an audit may request information prior to the commencement of the audit, and the Company shall, to the extent available, provide the information requested as soon as practicable in order to facilitate the forthcoming audit. The Company shall, to the extent practicable, provide the information in electronic format or hard copy within the later of (i) thirty (30) days after the written request or (ii) sixty (60) days after such Member’s initial audit notice. The information requested shall be limited to that normally used for pre-audit work.

(d)Any information obtained by a Member in connection with the conduct of an audit (whether related solely to the Company or otherwise) shall be subject to the confidentiality provisions of this Agreement.

(e)At the conclusion of an audit, the Members shall endeavor to settle outstanding matters expeditiously. To that end, the Member(s) requesting the audit shall make a reasonable effort to prepare and distribute a written report to the Company and each other Member as soon as reasonably practicable and in any event within ninety (90) days after the conclusion of an audit. The report shall include all Claims and potential audit adjustments arising from such audit together with comments pertinent to the operation of the accounts and records. The Company shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than ninety (90) days after delivery of the report.

(f)All adjustments resulting from an audit agreed to between the Company and the Member(s) requesting such audit shall be reflected promptly in the Company’s books and records and reported to each other Member. If any dispute shall arise in connection with an audit, including any proposed audit adjustment or reconciliation thereto, it shall be reported to and discussed by the Board within sixty (60) days. If no settlement can be reached by the parties

EXECUTION COPY
to the dispute within one hundred twenty (120) days after the report to the Board, unless otherwise agreed by the parties to the dispute, the provisions of Section 14.3 shall apply.

Section 8.6    Bank Accounts. The Company shall establish such bank accounts as provided in the Operating Agreement and each Construction Management Agreement and as may otherwise be approved by the Board. Each such account shall be solely in the name of the Company or its Subsidiaries. In no event shall any such account be commingled with any accounts of any Member.

Section 8.7    Compliance.

(a)The Company shall implement and maintain in effect at all times and regularly update policies and procedures suitable to prevent violations of Anti-Corruption Laws and Anti-Money Laundering Laws which shall be consistent with international best practices, taking into account the business activities, the organization and the corporate structure of the Company (collectively, “ABC Policies”).

(b)The Members will have the right upon reasonable advanced notice during normal working hours to carry out reasonable periodic verifications of the Company’s compliance with the provisions of this Section and the ABC Policies. The Company undertakes to provide the Parties with reasonable access, data and information required to carry out such verification.

(c)Subject to Section 5.10(c), the Members agree that any failure to comply with Anti-Corruption Laws and/or Anti-Money Laundering Laws in connection with the subject matter of this Agreement and/or with the management of the Company shall be deemed as a material breach of this Agreement and shall entitle the Company or the other Members, as applicable, to indemnification for all damages arising from such breach (without limiting Section 15.13), irrespective of any provision to the contrary contained in this Agreement, provided that any Liability deriving therefrom shall be without duplication of the same Claim that a Member may have under Section 9.6(b) of the Contribution Agreement and the related indemnification, exclusively regulated by and dealt with in accordance with Article VIII of the Contribution Agreement (subject to the limitations and thresholds set forth therein).

(d)The Company shall adopt and implement an internal policy to ensure compliance with all applicable competition law rules. As appropriate, the Company will implement specific procedures for the management of competitively sensitive information to address any risks in this regard.

Section 8.8 Annual Business Plan and Long Term Plan

(a)By no later than forty-five (45) days prior to the start of each Fiscal Year, the General Manager shall submit for approval to the Board, and the Board shall consider for approval Annual Business Plan and a Long Term Plan.

(b)The Company shall (and each Member shall procure that the Company and its respective Directors shall) ensure that all activities of the Company shall be conducted, and all expenditures incurred by the Company shall be incurred, in accordance with the Annual

EXECUTION COPY
Business Plan and the Long Term Plan, in each case as approved by the Board and subject to the provisions of Section 14.2.

(c)Each Annual Business Plan and Long Term Plan shall include the following information with respect to the relevant Fiscal Years:

(i)an estimate of the revenues and other cash receipts expected to be received, the Direct Bill Budget, Approved Capital Project Budget and any other expenditures expected to be made by the Company during the relevant Fiscal Years, and the basis on which such estimates were prepared;

(ii)projected financial statements for such Fiscal Years reflecting the foregoing;

(iii)an estimate of the sources and uses of funds for such Financial Years, including the estimated amount and timing of funding requirements, including whether the funding shall be provided in the form of an issuance of Units or Members’ loan;

(iv)an estimate of the amount and timing of any cash distributions and the form of any such distributions; and

(v)such other information as the Board may direct from time to time.

ARTICLE 9
TAX MATTERS

Section 9.1    Tax Returns. The Partnership Representative shall cause, at the expense of the Company, the preparation and timely filing of all necessary federal and state tax returns for the Company, including making the elections described in Section 9.3. The Partnership Representative shall not cause to be filed the Company’s IRS Form 1065 for any Fiscal Year without the written consent of each Initial Member (which consent may not be unreasonably withheld, conditioned or delayed) for so long as such Initial Member remains a Member of the Company. Upon written request by the Partnership Representative, each Member shall furnish to the Partnership Representative all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall deliver to each Member as soon as practicable after the end of each Calendar Year, but in any event before February 1st or- provided that both the Company and each Member apply to the competent Governmental Authorities to obtain an extension of the deadline to file the respective tax return – February 15th of the subsequent Calendar Year, a good faith estimate of the amounts to be included on such IRS Schedule K-1 for such Member and such other information as shall be necessary (including a statement for such Calendar Year of each Member’s share of net income, net losses and other items allocated to such Member) for the preparation and timely filing by the Members of their Federal, state and local income and other tax returns. The Company shall deliver to each Member a Schedule K-1 together with such additional information as may be reasonably required by any Member (or its respective owners) for the preparation and filing of its tax returns no later than May 31st of the subsequent Calendar Year. The Company shall bear the costs of the preparation and filing of its

EXECUTION COPY
tax returns. Any tax returns legally required to be signed by a Member shall be signed by the Partnership Representative.

Section 9.2    Tax Partnership. It is the intention of the Members that the Company be classified as a partnership for Federal income tax purposes. Unless otherwise approved by the Board pursuant to Section 5.1(c)(xxix), neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable State Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

Section 9.3    Tax Elections. The Company shall make the following elections on the appropriate forms or tax returns:

(a)to adopt the Calendar Year as the Company’s Fiscal Year, if permitted under the Code;

(b)to adopt the accrual method of accounting for Federal income tax purposes;

(c)if a distribution of the Company’s Assets as described in Section 734 of the Code occurs or a Transfer of Units as described in Section 743 of the Code occurs, or at any other time permitted under the Code or Treasury Regulations, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s Assets;

(d)to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(e)to adopt the maximum allowable accelerated method and shortest permissible life for determining depreciation deductions, except if an Initial Member requests that the Partnership Representative cause the Company to make the election described in Section 168(k)(7) of the Code with respect to any positive basis adjustment in the assets of the Company pursuant to Section 743(b) of the Code in connection with the transfer of interests in PBF Member; and

(f)any other election the Partnership Representative may deem appropriate and in the best interests of the Company and the Members; provided that, except as provided in Section 9.2, this Section 9.3, and Section 9.4, the Partnership Representative shall not (i) make any election without the written consent of each Initial Member (which consent may not be unreasonably withheld, conditioned or delayed) or (ii) make any other decision or take any other action that would reasonably be expected to adversely and disproportionately impact any Initial Member without such Initial Member’s written consent (which consent may not be unreasonably withheld, conditioned or delayed).

Section 9.4    Partnership Representative.

(a)As of the Effective Date, the PBF Member shall be the “partnership representative” within the meaning of Section 6223 of the Code (the “Partnership Representative”).

EXECUTION COPY

(b)Subject always to its obligation to act in the best interest of the Company, the Partnership Representative shall have the exclusive right and sole authority to act on behalf of the Company under Subchapter C of Section 63 of the Code (relating to partnership audit proceedings) and in any tax proceedings brought by taxing authorities. Subject to the terms of this Section 9.4, the Partnership Representative shall be responsible for making all decisions, filing all elections and taking all other actions, in each case related to any such tax proceedings or otherwise related to its role as “partnership representative.” The Partnership Representative will give notice to the other Members of any audit, administrative or judicial proceeding relating to taxes of the Company as soon as reasonably practicable, but no later than thirty (30) days, after becoming aware of such proceeding. The Partnership Representative shall forward to each other Member copies of all significant written communications it may receive in that capacity and will keep the other Members reasonably informed concerning the progress and status of any such audit or proceeding. The Partnership Representative shall provide written notice to the other Members concerning its intent to make any election or decision, or take any other action, with respect to Sections 6221 through 6234 of the Code, and shall permit such other Member to review and provide comments with respect to such election, decision or action.

(c)In the case of any Imputed Underpayment, except as agreed to by the Initial Members, the Partnership Representative shall make a timely election under Section 6226 of the Code to “push out” such Imputed Underpayment to the current and former Members, as applicable, and furnish to such Members and the IRS a statement of such respective Member’s share, with the shares calculated in a manner that takes into account how the items of income, gain, loss, deduction or credit that gave rise to such Imputed Underpayment would have been allocated to each Member under this Agreement for the applicable taxable year, as required by Section 6226(a)(2) of the Code. Upon an Initial Member’s request, with respect to any Imputed Underpayment, the Partnership Representative shall apply the “pull-in” method described in Section 6225(c)(2)(B) of the Code and the Treasury Regulations thereunder with respect to such Initial Member. The Partnership Representative shall cooperate with any Initial Member concerning an Imputed Underpayment and provide any information reasonably requested to permit such Initial Member to prepare any amended return, participate in the “pull-in” method described in Section 6225(c)(2)(B) of the Code and the Treasury Regulations thereunder, or compute any tax liability, in each case, with respect to such Imputed Underpayment.

(d)Each current and former Member’s allocable portion of any Imputed Underpayment shall be subject to the review and comment of each such Member and shall take into account the extent to which such Imputed Underpayment was modified by any applicable and permitted adjustments, including such adjustments attributable to a current or former Member’s (or such Member’s direct or indirect owner’s) (i) tax classification, tax rates, tax attributes, the character of tax items to which the adjustment relates or similar factors or (ii) filing of an amended tax return and payment of taxes that complies with Section 6225(c)(2)(A) of the Code and the Treasury Regulations thereunder, or participation in the “pull-in” method in a manner that complies with Section 6225(c)(2)(B) of the Code and the Treasury Regulations thereunder.

(e)Except as described in Section 9.4(c), the Partnership Representative shall not take any of the following actions without the prior written consent of any Initial Member whose rights or obligations would be adversely affected by such actions: (i) file any suit or

EXECUTION COPY
petition in the U.S. Tax Court or any other venue concerning any tax refund or deficiency relating to any Company administrative adjustment; provided that no such consent shall be required if the estimated amount in controversy is not greater than $500,000, or (ii) enter into any settlement agreement or other compromise relating to any material Company item of income, gain, loss, deduction or credit for any taxable year of the Company.

(f)Each Member shall indemnify and reimburse the Company to the extent the Company is required to make any payment for taxes, interest, addition to tax or penalty with respect to a Member’s share of any Covered Audit Adjustment as determined in the reasonable good faith discretion of the Partnership Representative, which shall be consistent with the allocations set forth under Section 4.2(i). To the fullest extent permitted by applicable Law, a Member’s obligations under this Section 9.4(f) shall survive the dissolution, liquidation, termination and winding-up of the Company and shall survive, as to each Member, such Member’s withdrawal from the Company or termination of the Member’s status as a Member. The Company may pursue all rights and remedies it may have against any Member (or former Member). Any amounts payable to the Company under this Section 9.4(f) shall be payable by such Member within fifteen (15) Business Days of the Member’s receipt of notice that such payment is due. To the extent, and at the time(s), that a Member makes a payment to the Company under this Section 9.4(f), such payment shall increase such Member’s Capital Account in the good faith discretion of the Partnership Representative, but shall not reduce the amount that such Member is otherwise obligated to contribute to the Company under this Agreement. The Company shall have a right of set-off against distributions to a Member or former Member for amounts to be indemnified pursuant to this Section 9.4(f), and any amount so withheld shall be treated as an amount distributed to such Member for purposes of Section 4.5(c) and Section 13.3.

(g)Any reasonable, documented cost or expense incurred by the Partnership Representative in connection with the roles and responsibilities described in this Section 9.4, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. The Members agree to reasonably cooperate with the Company and the Partnership Representative as necessary to carry out the intent of this Section 9.4.

ARTICLE 10
TRANSFERS OF MEMBER INTEREST AND UNITS; ISSUANCE OF UNITS; ADMISSION OF SUBSTITUTED MEMBERS AND ADDITIONAL MEMBERS

Section 10.1    Restrictions on Transfers.

(a)No Member may (x) Transfer or cause to be Transferred any Units held by such Member to a Third Party or (y) undergo a Change in Control, in each case, until three (3) years after the Effective Date (the “Standstill Period”) without the prior written consent of the other Members; provided that, for the avoidance of doubt, no such consent shall be required for Transfers by a Member pursuant to a Permitted Transfer, without prejudice to Section 10.1(c) below. For purposes of this Agreement, a “Permitted Transfer” shall include (i) a Transfer by a Member to a Controlled Affiliate or an Affiliate otherwise approved by the non-Transferring Member or (ii) a Transfer by a Member to another Member or the Company, including in accordance with Section 3.5. Any attempted Transfer or Change in Control during the Standstill Period other than in compliance with this Section 10.1(a) or otherwise other than in compliance

EXECUTION COPY
with this Agreement shall be null and void and of no force or effect and will not be recognized by the Company.

(b)Subject to the other provisions set forth in this Agreement, including Article 11, after the Standstill Period, any Member may Transfer all (but not less than all, except as contemplated by Section 3.5) of its Member Interest and associated Units to a Third Party. Any Member that Transfers its Member Interest and associated Units shall promptly provide written notice thereof to the Company and to the other Members.

(c)No Member can Transfer or cause to be Transferred, including under a Permitted Transfer, any Units held by such Member to any Person (the “Transferee”), unless such Transferee meets the following criteria (the “Compliance Criteria”):

1.at the time of the proposed Transfer, neither the Transferee nor any of its directors or officers is the subject of prosecution or other enforcement action related to applicable Anti-Corruption Laws or Anti-Money Laundering Laws, and such Transferee has not received any written notice of an investigation by any Governmental Authority for alleged non-compliance of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws;
2.at the time of the proposed Transfer, neither the Transferee, nor, to the best of the knowledge of the Transferee, after due and careful inquiry, any Affiliate of Transferee, nor any of their respective directors or officers, nor anyone associated with or acting on behalf of the Transferee is, or is owned or controlled by, a Sanctioned Person (as defined below), nor is the Transferee nor any Affiliate of Transferee located or operating in a Sanctioned Country, where:

“Sanctioned Person” means any Person with whom dealings are prohibited or otherwise result in exposure to punitive measures under any Sanctions.

“Sanctions” means economic and financial sanctions administered or enforced by the United States of America, the United Nations, the European Union, the United Kingdom or any governmental or regulatory authority, institution or agency of any of the foregoing including the U.S. Department of Treasury’s Office of Foreign Assets Control or the United States Department of State (including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, and Her Majesty’s Treasury; and

“Sanctioned Country” means a county or territory that is the target of country-wide or territory-wide Sanctions (being as of the Effective Date, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the regions of Kherson and Zaporizhzhia, Cuba, Iran, North Korea and Syria).

EXECUTION COPY
(d)Notwithstanding any Transfer, a Transferring Member shall be (i) liable to the Company and each other Member for its obligation to fund in accordance with Section 3.2 or Section 3.3, its portion of any Additional Contributions required to be made pursuant to such sections, in each case, to the extent such Additional Contributions relate to a Call Notice issued on or prior to the date of the Transfer, and (ii) released from any other obligations under this Agreement with respect to its Member Interest and associated Units (provided, however, that, in the case of partial Transfers of a Member Interest and associated Units under Section 3.5, the release only applies to the portion of the Member Interest and associated Units that are Transferred).

(e)At the date of Transfer, the Transferee shall become the assignee of any loan granted by the Transferring Member to the Company.

(f)Upon the complete Transfer of a Member’s Member Interest and associated Units (other than any Transfer to a Controlled Affiliate of such Member), such Transferring Member or Affiliate of such Transferring Member then-currently serving as (i) Operator shall be deemed to have resigned from such position subject to the terms of the Operating Agreement or (ii) a Construction Manager shall be deemed to have resigned from such position subject to the terms of the applicable Construction Management Agreement.

Section 10.2    Conditions Precedent to a Transfer of Member Interest and Units. Each Transfer of a Member Interest and associated Units shall be subject to the terms of this Section 10.2 and Article 11, and, except for Transfers pursuant to Section 3.5(e) or Section 3.5(f), as a condition precedent to the Company recognizing such Transfer, each transferor must satisfy all of the requirements (including the proportionate Transfer of its funding obligations) and not violate any of the Transfer restrictions set forth in Section 10.1, and each Transfer must meet the following conditions:

(a)In the case of a Transfer, the Transferring Member and Transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be reasonably necessary or appropriate to effect such Transfer. In the case of a Transfer involuntarily by operation of Law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance reasonably satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the Transferring Member or Transferee for all reasonable costs and expenses that it incurs in connection with such Transfer and the Transferring Member shall indemnify the Company and any non-Transferring Members from any adverse tax consequences directly related to such Transfer.

(b)In the case of a Transfer, the Transferring Member and Transferee shall furnish the Company with the Transferee’s taxpayer identification number, sufficient information to determine the Transferee’s initial tax basis in the Member Interest and associated Units Transferred and any other information reasonably necessary to permit the Company to file all required Federal and State tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Member Interest and associated Units until it has received such information.

EXECUTION COPY

(c)Such Transfer shall not violate, or result in the Company being in violation of, any applicable Laws.

(d)Such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940, as amended.

(e)If requested by the General Manager, the Transferring Member will provide an opinion of counsel satisfactory to the Company in its reasonable discretion that the Transfer will not be in violation of the Securities Act of 1933 (or any rule or regulation promulgated thereunder) and applicable state securities laws.

(f)Such Transfer will not result in the Company being classified as an association taxable as a corporation or as a publicly traded partnership (within the meaning of Section 7704 of the Code).

Section 10.3    Encumbrances by Members. Other than in connection with a financing solely for the benefit of the Company and approved by the Board, no Member shall be permitted to Encumber any of its Member Interest and associated Units; provided, however, that the equity of a direct or indirect parent of a Member may be Encumbered, but any enforcement of such Encumbrance that results in a Change in Control is subject to Section 11.2.

Section 10.4    Admission of Substitute Members. Upon compliance with all of the provisions of this Agreement regarding Transfers and, to the extent such Transferee is not already a Member of the Company, the delivery to the Company by such Transferee of an executed addendum agreement in the form attached hereto as Exhibit B (an “Addendum Agreement”), (a) such Transferee shall be deemed to be a party hereto as if such Transferee were the Transferring Member and such Transferee’s signature appeared on the signature pages of this Agreement, and shall be deemed to be a Substitute Member and (b) the applicable Transferring Member shall thereafter cease to be a Member to the extent of the Member Interest and associated Units Transferred by such Transferring Member (provided, however, that, if the Transferee is a Controlled Affiliate of the Transferring Member, the Transferring Member shall remain bound on a joint and several basis with the Controlled Affiliate for the payment and performance of the Controlled Affiliate’s obligations as a Member under this Agreement).

Section 10.5    Issuance of Authorized Units; Issuance of Additional Member Interests and Units; Admission of Additional Members. Subject to Section 5.1(c), and Section 10.8 the Company may admit an Additional Member by issuing a Member Interest and associated Authorized Units to such Additional Member. Such Additional Member shall be admitted to the Company with all the rights and obligations of a Member if such Additional Member shall have executed and delivered to the Company (a) an Addendum Agreement and (b) such other documents or instruments as may be required in the Board’s reasonable judgment to effect the admission. No issuance of a Member Interest and associated Authorized Units otherwise permitted or required by this Agreement shall be effective, and no purchaser of any such issued Member Interest and associated Authorized Units from the Company shall be deemed to be a Member, if the foregoing conditions are not satisfied.

EXECUTION COPY
Section 10.6    Rights and Obligations of Additional Members and Substitute Members.

(a)A Transferee of a Member Interest and associated Units that has been admitted as a Substitute Member or a purchaser of any newly issued Member Interest and associated Authorized Units from the Company that has been admitted as an Additional Member in accordance with Section 10.4 or Section 10.5, as applicable, shall have all the rights and powers and be subject to all the restrictions and Liabilities under this Agreement relating to a Member holding a Member Interest and associated Units, including the obligation to fund such Additional Member’s proportion of any Additional Contributions required pursuant to Section 3.2 and Section 3.3.

(b)Admission of an Additional Member or Substitute Member shall become effective on the date such Person’s name is recorded in the Member Schedule and on the other books and records of the Company. Upon the admission of an Additional Member or Substitute Member, the Secretary shall, without the consent of any other Person, revise the Member Schedule to (i) reflect the name and address of, Member Interest of and number of associated Units held by, such Additional Member or Substitute Member, (ii) eliminate or adjust, if necessary, the name, address, the Member Interest and associated Units of the predecessor of such Substitute Member, and (iii) adjust the Percentage Interests of each Member, if applicable.

Section 10.7    No Other Persons Deemed Members. Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to a Member Interest and associated Units or a Transferee of a Member Interest and associated Units, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member. The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives). Any distribution by the Company to the Person shown on the Member Schedule as a Member, or to its legal representatives, shall relieve the Company of all Liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.

Section 10.8    Preemptive Right. Each Member that is not a Defaulting Member shall have a right of first refusal to purchase up to its Percentage Interest of all Equity Interests that the Company may, from time to time, propose to sell and issue, other than in connection with issuances by the Company of any Equity Interest (i) in exchange for Capital Contributions pursuant to Section 3.1, (ii) to any Person that is not a Member or an Affiliate thereof as consideration in any acquisition or other strategic transaction (such as a joint venture, marketing or distribution arrangement, or participation or development arrangement) approved in accordance with this Agreement, (iii) that constitute profits interests, incentive interests or other similar interests to a Director, officer, employee or other service providers of the Company or its Subsidiaries approved in accordance with this Agreement, (iv) issued in connection with any split, distribution, merger, recapitalization or other reorganization of the Company, (v) to any lender in connection with any debt financing, (vi) issuable upon the conversion or exercise of rights in respect of any other Member Interests or (vii) issued by the Company in an underwritten public offering pursuant to a registration statement filed under the Securities Act (or other applicable foreign securities laws governing such issuance) and approved in accordance with this Agreement.

EXECUTION COPY
ARTICLE 11
RIGHT OF FIRST REFUSAL; CHANGE IN CONTROL; REFINERY SALE EXCLUSION

Section 11.1    Right of First Refusal.

(a)Any Transfer of a Member’s Member Interest and associated Units, except for (i) a Permitted Transfer, (ii) Transfers allowed by Section 11.3 or (iii) a Transfer pursuant to Section 3.5(e) or Section 3.5(f), shall, in each case, be subject to the procedure set forth in Section 11.1(b) through Section 11.1(d).

(b)If a Member (the “Selling Member”) proposes to Transfer any or all of its Units other than as provided for in Section 11.1(a) (such Units, the “ROFR Units”), such Selling Member shall deliver written notice (the “ROFR Sale Notice”) to the other Members (each such Member, a “Non-Selling Member”) prior to any such proposed Transfer. Any such Transfer must be for cash consideration exclusively. The ROFR Sale Notice shall include the identity of the prospective transferee (the “Buyer”) and shall be accompanied by the material terms and conditions of the proposed Transfer, the cash consideration (the “ROFR Price”) to be paid to the Selling Member, a copy of any written offer and/or any proposed or negotiated documentation to effectuate the proposed Transfer and, if applicable, a description of the form in which the offer was submitted with a copy of a letter of intent or other written agreement (the “Purchase Offer”). The consideration for a Purchase Offer must be cash but may include seller financing. The Purchase Offer shall, by its terms, be expressly subject to each Non-Selling Member’s exercise of its rights pursuant to this Section 11.1. The ROFR Sale Notice shall constitute an offer to sell the ROFR Units to the Non-Selling Members for the cash consideration set forth therein. If the Purchase Offer includes seller financing, such seller financing shall be available on the same terms to the Non-Selling Members who exercise their purchase rights under Section 11.1(c) (although each such exercising Non-Selling Member may elect to pay cash in lieu of accepting such seller financing).

(c)Each Non-Selling Member may, subject to Section 11.1(e), elect to purchase its Proportionate Share of the ROFR Units pursuant to this Section 11.1 by delivering a written notice (a “ROFR Election Notice”) to the Company and the Selling Member within ninety (90) Business Days after receipt of the ROFR Sale Notice, stating its election to make such purchase on the same terms as the Purchase Offer, substituting only the identity of the purchasing entity. The relevant parties shall use commercially reasonable efforts to cause the closing of the sale of the ROFR Units to the Non-Selling Members pursuant to this Section 11.1 to occur no later than sixty (60) days after the date of the ROFR Election Notice, subject to extension as necessary to obtain any consents required from a Governmental Authority.

(d)If a Non-Selling Member elects to purchase the ROFR Units, the cash consideration (and, if applicable seller financing) terms of the sale pursuant to the ROFR Election Notice shall be identical to the terms contained in the Purchase Offer except that, if more than one Non-Selling Member elects to purchase the ROFR Units, their obligations shall be several rather than joint and several; provided that all closings of sales to Non-Selling Members shall be simultaneous and the Selling Member shall not be obligated to close any sale of ROFR Units unless all such sales close. If a Non-Selling Member’s obligations under this Agreement are subject to a Guaranty, such Member’s Guarantor shall guaranty such Member’s obligations

EXECUTION COPY
under the ROFR Election Notice (and if such Guarantor does not provide such guaranty in such Member’s ROFR Election Notice, such ROFR Election Notice shall be invalid and treated for all purposes as though it had not been delivered). The closing of the sale conducted pursuant to a ROFR Election Notice complying with this Section 11.1(d) shall be take place through the execution and delivery of a Percentage Interest Purchase Agreement. In the event that the Selling Member fails to promptly deliver an executed Percentage Interest Purchase Agreement (and the associated assignment) following a valid ROFR Election Notice, the Non-Selling Member(s) purchasing the ROFR Units are hereby granted an irrevocable power of attorney by the Selling Member, as the Selling Member’s true, sufficient and lawful agent and attorney-in-fact with full power and authority, in its name, place and stead and for its sole and exclusive benefit and not on behalf of any other party, in whole or in part, with full power of substitution, such powers of attorney to be coupled with an interest and irrevocable, to execute and deliver on such Selling Member’s behalf such Percentage Interest Purchase Agreement and assignment and to do or cause to be done any and all acts necessary in connection therewith and with such transfer of the ROFR Units.

(e)If (i) a ROFR Election Notice is not delivered to the Selling Member within the ninety (90) Business Day period set forth in Section 11.1(c), (ii) one or more of the Non-Selling Members do not collectively elect to purchase all of the ROFR Units by delivery of ROFR Election Notices, or (iii) any sale of ROFR Units to a Non-Selling Member fails to close within sixty (60) days after the date of the ROFR Election Notice (or, if the only reason for such failure to close is that a required consent from a Governmental Authority has not been obtained but the relevant parties believe in good faith that such consent may be obtained within such time period, one hundred twenty (120) days after the date of the ROFR Election Notice), the Selling Member will be free to Transfer the ROFR Units to any Person on the same terms set forth in the Purchase Offer (or for the same or a higher price to the Selling Member and such other terms that are, on the whole, no more favorable to a buyer than those of the Buyer in the Purchase Offer). In the event of any decrease in the purchase price payable by the Buyer, substitution of debt for cash consideration not originally contemplated in the ROFR Sale Notice prior to closing or if the Transfer is not completed within one hundred eighty (180) days of the Selling Member being permitted to Transfer the ROFR Units in accordance with this Section 11.1(e), the revised terms shall require the Selling Member to comply with Section 11.1(b) again.

Section 11.2    Member Change in Control. Subject to Section 11.3:

(a)If a Member enters into a definitive written agreement (a “CoC Agreement”), pursuant to which a Change in Control would occur with respect to such Member (“CoC Member”), then such CoC Member shall, within five (5) Business Days following entry into such CoC Agreement (but in any event at least thirty (30) days prior to the closing of the transactions contemplated by the CoC Agreement, give written notice (a “Change in Control Notice”) to the other Members (the “Change in Control Notice Recipients”), which Change in Control Notice shall set forth in reasonable detail (i) a description of such proposed Change in Control and (ii) the CoC Member’s determination of the Fair Market Value of its Member Interest and associated Units (such Member Interest and associated Units, the “Call Units” and the Fair Market Value of the Call Units, the “Call Price”). The Change in Control Notice shall constitute an irrevocable offer by the CoC Member to:

EXECUTION COPY
(i)sell to the Change in Control Notice Recipients all of the Units held by the CoC Member for cash equal to the Call Price; or

(ii)at the option of each of the Change in Control Notice Recipients, purchase from the interested Change in Control Notice Recipients all the Member Interest and associated Units held by such Change in Control Notice Recipients (the “Put Units”) for cash equal to the Call Price applied to such Put Units (the “Put Price”);

(b)By delivering a Change in Control Notice, the CoC Member represents and warrants to the Change in Control Notice Recipients that: (A) the CoC Member has full right, title and interest in and to the Call Units; (B) the CoC Member has all the necessary power and authority and has taken all necessary action to sell such Call Units or purchase the Put Units, as applicable, as contemplated by this Section 11.2; and (C) the Call Units are free and clear of any and all Liens other than (x) those arising as a result of or under the terms of this Agreement, and (y) restrictions on transfer under applicable securities laws;

(c)Within fifteen (15) days following delivery of the Change in Control Notice (the “Option Notice Deadline”), each of the Change in Control Notice Recipients (except for any Member that is a Defaulting Member) shall, subject to Section 11.2(d), have the right to deliver a written notice (the “Option Notice”) to the CoC Member stating whether such Change in Control Notice Recipient elects to exercise the option under this Section 11.2, which option it exercises, and its Purchase Limit, if any. In such Option Notice, such Change in Control Notice Recipient shall either (i) confirm its agreement with the Call Price or Put Price, as applicable, set forth in the Change in Control Notice or (ii) set forth such Change in Control Notice Recipient’s determination of the Call Price or Put Price, as applicable, and (iii) in case it exercises the put option, it shall further represent and warrant to the CoC Member (A) that it has full right, title and interest in and to the Put Units; (B) that it has all the necessary power and authority and that it has taken all necessary action to sell such Put Units as contemplated by this Section 11.2; and (C) that the Put Units are free and clear of any and all Liens other than (x) those arising as a result of or under the terms of this Agreement, and (y) restrictions on transfer under applicable securities laws;

(d)If (i) an Option Notice is not delivered to the CoC Member prior to the expiration of the Option Notice Deadline, (ii) one or more of the Change in Control Notice Recipients do not collectively elect to purchase all of the Call Units or have not exercised the put option on the respective Put Units, in each case by delivery of Option Notices, (iii) any sale of Call Units (including the Put Units, if any, purchased by the CoC Member) to a Change in Control Notice Recipient fails to close within sixty (60) days after the date of the Option Notice (or, if the only reason for such failure to close is that the Call Price/Put Price, as applicable, remains to be determined under Section 14.3 or a required consent from a Governmental Authority has not been obtained but, in either case, the relevant parties believe in good faith that such Call Price shall be determined or such consent may be obtained within such time period, then within one hundred twenty (120) days after the date of the Option Call Unit Notice), then the Change in Control Notice Recipients shall be deemed to have elected not to exercise their rights to acquire the Call Units held by the CoC Member or, as applicable, to sell its Put Units pursuant to this Section 11.2 in connection with such Change in Control, provided that failure to

EXECUTION COPY
close a sale of Call Units or agree on the Call Price shall in no circumstance affect or block a sale of Put Units;

(e)If, as applicable, a CoC Member’s or Change in Control Notice Recipient’s obligations under this Agreement are subject to a Guaranty, such Member’s Guarantor shall guaranty such Member’s obligations under the Option Notice (and if such Guarantor does not provide such guaranty in such Member’s Option Notice, such Option Notice shall be invalid and treated for all purposes as though it had not been delivered);

(f)The relevant parties shall use commercially reasonable efforts to cause the closing of the Transfer of Call Units and/or Put Units, as applicable, pursuant to this Section 11.2(f) to occur no later than the later of (i) sixty (60) days after the delivery of the Option Notice or (ii) if the Call Price or Put Price, as applicable, is to be determined under Section 11.2(h) and Section 14.3, then thirty (30) days after such determination, subject to extension if necessary to obtain any consents required from a Governmental Authority; provided that all closings of sales to and/or from Change in Control Notice Recipients shall be simultaneous. The CoC Member shall not be obligated to close any sale of Call Units unless all such sales close, without prejudice of the CoC Member’s obligation to close nonetheless the purchase of the Put Units, irrespective of the failure to close the sale of the Call Units. At any closing contemplated by this Section 11.2(f), in consideration of the receipt by the relevant seller of the purchase price in immediately available funds:

(i)the CoC Member shall Transfer to the Change in Control Notice Recipients that submitted timely an Option Notice in proportion to their Proportionate Shares (up to their respective Purchase Limits, if any), all right, title and interest in and to the Call Units, free and clear of all Liens other than (i) those arising as a result of or under the terms of this Agreement, and (ii) restrictions on transfer under applicable securities laws; and

(ii)the Change in Control Notice Recipients having timely exercised the put option through the Option Notice shall Transfer to the CoC Member all right, title and interest in and to the Put Units, free and clear of all Liens other than (i) those arising as a result of or under the terms of this Agreement, and (ii) restrictions on transfer under applicable securities laws;

(g)Furthermore, in each circumstance, at the reasonable request of any such Change in Control Notice Recipient, or of the CoC Member, as applicable, the parties shall execute all other documents and take other actions as may be reasonably necessary or desirable to effectuate the Transfer of the Call Units to such Change in Control Notice Recipients and of the Put Units to the CoC Member and to carry out the purposes of this Agreement. The closing of the sale conducted pursuant to an Option Notice complying with this Section 11.2 shall be take place through the execution and delivery of a Percentage Interest Purchase Agreement. In the event that the CoC Member fails to promptly deliver an executed Percentage Interest Purchase Agreement (and the associated assignment) following a valid Option Notice, the Change in Control Notice Recipient(s) purchasing the Call Units or selling the Put Units are hereby granted an irrevocable power of attorney by the CoC Member, as the COC Member’s

EXECUTION COPY
true, sufficient and lawful agent and attorney-in-fact with full power and authority, in its name, place and stead and for its sole and exclusive benefit and not on behalf of any other party, in whole or in part, with full power of substitution, such powers of attorney to be coupled with an interest and irrevocable, to execute and deliver on the CoC Member’s behalf such Percentage Interest Purchase Agreement and assignment and to do or cause to be done any and all acts necessary in connection therewith and with such transfer of the Call Units and/or of the Put Units, as applicable; and

(h)For purposes of this Section 11.2, the Call Price of any Call Units and the Put Price of the Put Units shall be as agreed to by the CoC Member and the exercising Change in Control Notice Recipients; provided, however, that if the CoC Member and the exercising Change in Control Notice Recipients fail to agree on the Call Price/Put Price of such Call Units/Put Units, as applicable, the Call Price/Put Price of such Call Units/Put Units, as applicable, shall be determined at their Fair Market Value in accordance with Section 14.3. In any event, within ten (10) days after the determination of the Call Price or Put Price, as applicable, in accordance with this Section 11.2(h) and Section 14.3, an exercising Change in Control Notice Recipient may withdraw its Option Notice if the Call Price/Put Price determined pursuant to Section 14.3 is, respectively, higher than the Call Price or lower than the Put Price submitted by such exercising Change in Control Notice Recipient in its Option Notice; provided that any Change in Control Notice Recipient(s) that withdraws its Option Notice shall be solely responsible (to the extent of their Proportionate Shares if there are two or more withdrawing Change in Control Notice Recipients) for all fees and costs of the expert engaged pursuant to Section 14.3. Following any such withdrawal, (i) if the Change in Control Notice Recipient had opted to sell its Put Units, it may elect to participate to the purchase of the Call Units by the Change in Control Notice Recipients and (ii) the remaining exercising Change in Control Notice Recipients (including, if any, the Change in Control Notice Recipients indicated in the foregoing paragraph (i)) shall acquire the Call Units/Put Units, as applicable, in proportion to their Proportionate Shares (up to their respective Purchase Limits, if any). If, following such withdrawals, no Change in Control Notice Recipient who has withdrawn from its put Option Notice has elected to participate to the purchase of Call Units and the remaining exercising Change in Control Notice Recipients decline to acquire all of the Call Units, then the Change in Control Notice Recipients shall be deemed to have elected not to exercise their rights to acquire the Call Units held by the CoC Member.

Section 11.3    Refinery Sale Exclusion. Notwithstanding anything herein to the contrary, Section 11.1 shall not apply to any sale by PBF Member of all (but not less than all) of its Member Interest and associated Units if the acquirer or its Affiliate is simultaneously directly or indirectly also acquiring all or substantially all of the assets comprising the Chalmette, Louisiana refinery and the assets owned by the PBF Common Asset Owner (collectively, the “Chalmette Refinery”) where the Renewable Diesel Facility is located; provided that (i) such acquirer or its Affiliate shall upon closing of such acquisition assume in writing all of the duties and obligations of PBF Member and its Affiliates under this Agreement, the Construction Management Agreement (if still in effect), the Operating Agreement, the CAUSA, and any other Affiliate Contract then outstanding to which PBF Member or its Affiliate is a party; and (ii) such acquirer or its Affiliate shall in the reasonable determination of the other Members have the experience and operational and financial ability to fully perform its obligations under all of the agreements to be assumed by it (including this Agreement).

EXECUTION COPY

Section 11.4    Tag Along.

(a)In the event that PBF Member or its Affiliates desire to market for sale all or substantially all of the Chalmette Refinery, including PBF Member’s Member Interest and associated Units in the Company, PBF Member will provide written notice to Eni Member and Eni Member shall have the right to participate by including for sale all (but not less than all) of Eni Member’s Member Interest and associated Units in connection with the sale of PBF Member’s Member Interest and associated Units (a “Joint Divestiture”). Within ninety (90) days following delivery of PBF Member’s notice, Eni Member shall have the right to deliver a written notice to PBF Member electing, or declining, to participate in such Joint Divestiture. If Eni Member declines to participate in such Joint Divestiture or fails to respond to PBF Member’s notice within such ninety (90) day period, Eni Member shall be deemed to have irrevocably and unconditionally waived its right to participate in a Joint Divestiture during such sale process, and PBF Member shall be entitled to commence its marketing efforts and, without limitation or requirement to consummate a sale within a certain time period, consummate the sale of all or substantially all of the Chalmette Refinery and its Member Interest and associated Units in the Company without inclusion by Eni Member, provided that the transferee meets the Compliance Criteria.

(b)If PBF Member is approached by a Third Party for a direct, private sale of the Chalmette Refinery and its Member Interest and associated Units in the Company, the following provisions shall apply:

(i)PBF Member shall provide notice to Eni Member of such approach, stating the details of the sale, including the consideration offered for PBF Member’s Member Interest and associated Units in the Company and the related terms and conditions of such sale. Thereafter, Eni Member shall notify PBF Member within thirty (30) days of receipt of such notice whether Eni Member elects to engage in a Joint Divestiture in connection with such direct, private sale. If Eni Member notifies PBF Member within such thirty (30) day time period that Eni Member elects to participate in such direct, private sale, then Eni Member shall have the right to participate in such sale and PBF Member shall ensure that the Third Party purchases simultaneously with the purchase of PBF Member’s Member Interest and associated Units in the Company all of Eni Member’s Member Interest and associated Units in the Company, in accordance with the material terms and conditions specified in the written notice given by PBF Member to Eni Member. Following the election by Eni Member of its right to participate in such direct, private sale, if the Third Party declines to purchase Eni Member’s Member Interest and associated Units in the Company, without otherwise limiting PBF Member’s or its Affiliate’s ability to sell the Chalmette Refinery, PBF Member shall not proceed with the Transfer of its Member Interest and associated Units in the Company to such Third Party; provided, however, the foregoing shall not limit PBF Member’s right to Transfer its Member Interest and associated Units in the Company in accordance with Section 11.1 or Section 11.2 (including, for the avoidance of doubt, to such Third Party).

(ii)In the event PBF Member and such Third Party fail to (x) execute definitive agreements agreeing to the sale of the Chalmette Refinery and the Joint Divestiture in accordance with the material terms and conditions set out in the notice given by PBF Member within one hundred twenty (120) days from Eni Member’s election or (y) consummate such

EXECUTION COPY
agreement within one (1) year after Eni Member’s election, then, in each case, such election shall be deemed expired and the procedure in this Section 11.4 shall be restarted and complied with in connection with any marketing or sale of the Chalmette Refinery and PBF Member’s Member Interest and associated Units in the Company.

(iii)In the event that the price of the sale is in kind or comprises, in whole or in part, non-cash consideration, the value of any asset comprising such non-cash consideration shall be equal to the Fair Market Value of such assets as at the date of receipt by PBF Member of the Third Party’s offer. If PBF Member and Eni Member cannot agree on the Fair Market Value, this will be determined in accordance with Section 14.3 below. Eni Member shall be entitled to receive from the Third Party the amount in cash corresponding to the Fair Market Value of the non-cash consideration to be received by PBF Member.

(iv)In case of failure of PBF Member and/or the Third Party to comply with the provisions in this Section 11.4, except to the extent that such Third Party subsequently becomes a Transferee in compliance with Section 11.1 or Section 11.2, the Transferee shall not be recognized as Member of the Company. For the avoidance of doubt, Eni Member shall not have a right to a Joint Divestiture independent from a sale of the Chalmette Refinery in accordance with the provisions of Section 11.4.

ARTICLE 12
CAPITAL PROJECTS

Section 12.1    Capital Project Requests.

(a)At any time from and after the Effective Date, any Member (the “Proposing Member”) may propose a Capital Project (a “Proposed Capital Project”) by delivering a written request (each, a “Capital Project Request”) to the Company’s Board and the other Members (each such other Member, a “Non-Proposing Member”). Any Capital Project Request shall contain a reasonably detailed explanation of all material aspects of the Proposed Capital Project, including (1) a good-faith estimate of (a) the proposed capital and operating budgets related thereto, including the costs and expenses of developing, designing, procuring, constructing, operating and maintaining such Proposed Capital Project and any proposed fees to be payable to the applicable Construction Manager and any proposed incremental increase to the Fixed Operating Fee payable to Operator, (b) the incremental revenues and EBITDA to be derived from such Proposed Capital Project, (c) the Project IRR for such Proposed Capital Project and the material assumptions used to calculate such Project IRR, which estimate shall be based on such incremental revenues, constructions cots and other expenses that are attributable to such Proposed Capital Project, (D) the time period from the start of construction until the time such Proposed Capital Project is expected to commence commercial service, (E) the estimated date on which the initial capital call for such Proposed Capital Project would be incurred and the estimated timing and amounts of any future capital calls relating thereto, and (F) the estimated schedule of construction costs and other expenses relating to such Proposed Capital Project, and (2) a description of all material provisions of any proposed offtake, throughput or similar commercial contracts in respect of such Proposed Capital Project and to which the Company and any other Person may be a party.

EXECUTION COPY
(b)If such Proposed Capital Project receives Special Approval, the Company shall cause the Construction Manager and Operator to review the materials set forth in the Capital Project Request and prepare a good faith budget for such Proposed Capital Project, which budget shall be prepared in accordance with the applicable Capital Project Request and include all items of capital cost, expense and revenue in reasonable detail, as well as a schedule of Additional Contributions projected to be required in order to fund the capital costs of such Capital Project (such proposed budget, the “Proposed Capital Project Budget”) and deliver a copy of such Proposed Capital Project Budget to the Company’s Board and the other Members for their review and Special Approval under Section 5.1(c). If the Proposed Capital Project Budget does not receive Special Approval, the Proposed Capital Project shall be deemed disapproved. If the Proposed Capital Project Budget receives Special Approval, (i) the Proposed Capital Project shall become an “Approved Capital Project,” (ii) the Proposed Capital Project Budget shall become the “Capital Project Budget” for such Approved Capital Project, and (iii) each Non-Proposing Member shall be obligated to participate in the Approved Capital Project pursuant to this Article 12. For the avoidance of doubt, the approval of any Proposed Capital Project and its Proposed Capital Project Budget shall not be considered a Conflict Activity.

Section 12.1    Participation. The Members shall be required to make Additional Contributions to the Company with respect to each Approved Capital Project in accordance with Section 3.3(c) and Section 3.3(d), and such Capital Project shall be implemented in accordance with the applicable Capital Project Budget and the terms of the approval of such Capital Project. The applicable Capital Project Budget shall not be amended except with Special Approval.

ARTICLE 13
DISSOLUTION; WINDING UP AND TERMINATION

Section 13.1    Causes of Dissolution, Winding Up and Termination. The Company shall be dissolved and its affairs wound up only upon the occurrence of one or more of the following events:

(a)a dissolution of the Company is approved by Special Approval;

(b)the sale or other final disposition by the Company of all or substantially all of the Assets and the collection of all amounts derived from such sale or disposition (including all amounts payable to the Company under any promissory notes or other evidences of indebtedness); or

(c)the entry of a decree of judicial dissolution under the Delaware Act.

For the avoidance of doubt, the Bankruptcy or dissolution of any Member or Affiliate of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

EXECUTION COPY
Section 13.2    Notice of Dissolution. Upon the dissolution of the Company, the Board shall promptly notify each Member of such dissolution.

Section 13.3    Liquidation. Upon dissolution of the Company, the Board (in such capacity, the “Liquidating Trustee”) shall carry out the winding up of the Company and shall immediately commence to wind up such affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the Assets and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The proceeds of liquidation shall be applied first to payment of all expenses and debts of the Company and setting up of such reserves as the Liquidating Trustee reasonably deems necessary to wind up the Company’s affairs and to provide for any contingent liabilities or obligations of the Company. Any remaining proceeds shall be distributed to the Members in accordance with Section 4.5(c).

Section 13.4    Termination. The Company shall terminate when all of the Assets, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 13 and the Formation Certificate shall have been canceled, or such other documents required under the Delaware Act to be executed and filed with the Secretary of State of the State of Delaware have been so executed and filed, in the manner required by the Delaware Act.

Section 13.5    No Obligation to Restore Capital Accounts. In the event any Member has a deficit balance in its Capital Account as determined for Federal income tax purposes at the time of the Company’s dissolution and following the application of Section 13.3, such Member shall not be required to restore such account to a positive balance or otherwise make any payments to the Company or its creditors or other Third Parties in respect of such deficiency.

Section 13.6    Distributions in Kind. In the event of the dissolution of the Company, PBF Member may direct the Liquidating Trustee to distribute the assets comprising the Renewable Diesel Facility to PBF Member in kind and the other Members shall be entitled to cash distributions equal to the amount such other Members would have received under Section 13.3 if the assets distributed to PBF Member had been sold for their Fair Market Value in cash. To the extent that the Company does not have adequate cash to make such required cash distributions to the other Members, PBF Member must, as a condition to receiving the distribution in kind pay the shortfall amount to the other Members pro rata according to their respective Percentage Interests. If the Members do not agree on the assets’ Fair Market Value, Section 14.3 shall apply. Unless the Members otherwise unanimously agree, no other distribution of assets in kind shall be made.

ARTICLE 14
GOVERNING LAW; DISPUTE RESOLUTION

Section 14.1    Governing Law. THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. IN RESPECT OF ANY ACTION OR PROCEEDING

EXECUTION COPY
ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN WILMINGTON, NEW CASTLE COUNTY, DELAWARE, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE OBLIGATIONS OF THE PARTIES HEREUNDER.

Section 14.2    Dispute and Deadlock Resolution. Except as provided in Section 14.3:

(a)Covered Disputes. Any (i) Claim between or among the Members or their respective Affiliates arising out of or relating to this Agreement, including the meaning of its provisions, or the proper performance of any of its terms, its breach, termination or invalidity or (each, a “Dispute”) and (ii) deadlock of the Board with respect to certain actions or omissions that requires Board approval per Appendix VIII (a “Deadlock”) shall, in each case, be resolved in accordance with the procedures specified in this Section 14.2, which until the completion of the procedures set forth in Section 14.2(c), shall be the sole and exclusive procedure for the resolution of any such Dispute or Deadlock, except that, in the case of a Dispute only, any party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo. Despite that action the parties shall continue to participate in good faith in the procedures specified in this Section 14.2 with respect to such Dispute. Notwithstanding anything to the contrary herein, the parties agree and acknowledge that this Section 14.2 does not apply to any decision to exercise the Company’s remedies under either the Construction Management Agreement or the Operating Agreement.

(b)Initiation of Procedures. Any party wishing to initiate the dispute resolution procedures set forth in this Section 14.2 with respect to a Dispute or Deadlock not resolved in the ordinary course of business must give written notice of the Dispute or Deadlock to the other parties (a “Dispute/Deadlock Notice”). The Dispute/Deadlock Notice shall include (i) a statement of that party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other Person who will accompany the executive, in the negotiations under Section 14.2(c).

(c)Negotiation Between Executives. Within thirty (30) days after delivery of the Dispute/Deadlock Notice by a party, each receiving party shall submit to the other parties a written response (the “Dispute/Deadlock Response”). Any Dispute/Deadlock Response shall include (i) a statement of such party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other Person who will accompany the executive. The parties shall then attempt in good faith to resolve the Dispute or Deadlock, as applicable, within fifteen (15) Business Days of the delivery of the Dispute/Deadlock Response (or, if mutually agreed in writing by the parties, a longer period of time, which shall be specified in such writing) (such period, the “Negotiation Period”) by negotiations between executives who have authority to settle the Dispute or Deadlock, as applicable, and who are at a higher level of management than the Persons with direct responsibility for administration of this Agreement or the matter in Dispute or subject to a

EXECUTION COPY
Deadlock and at a vice president or higher level of management authority for the party. During the Negotiation Period, such executives of the parties shall meet (in person or by video conference) at least weekly, at a mutually acceptable time and place, and thereafter during the Negotiation Period as more often as they reasonably deem necessary, to attempt to resolve the Dispute or Deadlock during the Negotiation Period.

(d)Tolling and Performance. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 14.2(c) are pending. The parties shall take any action required to effectuate that tolling. Each party is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in Section 14.2(c), unless to do so would be impossible or impracticable under the circumstances.

(e)Dispute Litigation. Any Dispute that cannot be resolved during the Negotiation Period may, at the option of any party hereto, be resolved and decided by the Federal or State courts located in Wilmington, New Castle County, Delaware in accordance with Section 14.1.

(f)Deadlock Litigation. Any Deadlock that cannot be resolved during the Negotiation Period shall be resolved through the Deadlock Resolution Mechanism set forth in Appendix VIII.

Section 14.3    Expert Proceedings.

(a)For any resolution of an audit dispute under Section 8.5(f) (an “Audit Dispute”) or a determination of Fair Market Value (each, an “Expert Determination”), such Expert Determination shall be referred to an independent expert, and the parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the Members or as provided pursuant Section 14.3(b) below. The fees and costs of the expert shall be paid by the Members in accordance with their respective Percentage Interests other than as set forth in Section 11.2(f). The expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity.

(b)The Member desiring an Expert Determination shall give each other Member written notice of the request for such determination. If the Members are unable to agree upon an expert within ten (10) days after receipt of the written notice of request for an Expert Determination, then, upon the request of any of the Members, then the Wilmington, Delaware office of the American Arbitration Association (the “AAA”) shall appoint such expert. The expert, once appointed, shall have no ex parte communications with the Members or their Affiliates concerning the Expert Determination or the underlying Dispute. For an Expert Determination regarding an Audit Dispute, the expert appointed by the AAA shall be an internationally recognized accounting firm without any then-existing engagement by any Member or its Affiliates. For an Expert Determination regarding determination of the Fair Market Value of the Member Interest and associated Units of a Member or any other valuation, the expert appointed by the AAA shall be an internationally recognized investment banking firm without any then-existing engagement by any Member or its Affiliates.

EXECUTION COPY
(c)All communications between any Member and the expert shall be conducted in writing, with copies sent simultaneously to each other Member participating in the expert proceeding in the same manner, or at a meeting to which representatives of all Members participating in the expert proceeding have been invited and of which such Members have been provided at least fifteen (15) Business Days’ notice.

(d)Within forty-five (45) days after the expert’s acceptance of its appointment, the Members shall provide the expert with a report containing their respective proposals for resolution of the Audit Dispute or the Fair Market Value, as applicable, and the reasons therefor, accompanied by all relevant supporting information and data (excluding any information or data protected by attorney-client privilege). If only one Member provides a proposal for the Expert Determination within such forty-five (45) day period then such proposal shall constitute the resolution of the Audit Dispute or Fair Market Value, as applicable, and no further involvement of the expert shall be required. Within thirty (30) days of the earlier of the expiration of such forty-five (5) day period or the receipt by the expert of the above-described materials and after receipt of additional information or data as may be reasonably required by the expert, the expert shall select the proposal of a Member that, in the judgment of the expert, is closest to correctly resolving the Audit Dispute or Fair Market Value of the subject asset, as applicable. The expert may not propose alternate resolutions of the Audit Dispute or Fair Market Values. The expert’s decision shall be final and binding on the Members. Any Member that fails or refuses to honor the decision of an expert shall be in default under this Agreement.

ARTICLE 15
MISCELLANEOUS

Section 15.1    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party hereto by facsimile or other electronic transmission (including .pdf counterparts sent by email transmission) shall be deemed an original signature hereto.

Section 15.2    Notices. All notices and communications required or permitted to be given hereunder (excluding service of process) shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid, or (d) sent by email transmission, and, in each case, addressed to the appropriate party hereto at the address for such party shown below:

If to the Company:

St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: [___]
Email: [___]

with a copy (which shall not constitute notice) to:

EXECUTION COPY
St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: [___]
Email: [___]

If to PBF Member:

PBF Green Fuels LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: [___]
Email: [___]

with a copy (which shall not constitute notice) to:

PBF Green Fuels LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: [___]
Email: [___]

If to Eni Member:

Eni Sustainable Mobility US Inc.
108 Lakeland Ave.
Dover, Delaware 19901
USA
Attention: [___]
Email: [___]

with a copy (which shall not constitute notice) to:

Eni S.p.A
Piazza Ezio Vanoni, 1
San Donato Milanese (MI) 20097
Attention: [___]
Email: [___]

and to:

Eni Sustainable Mobility S.p.A.
Viale Giorgio Ribotta, 51
Rome (RM) 00144
Attention: [___]
Email: [___]

EXECUTION COPY

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, during normal business hours, or on the next Business Day if delivered after business hours, (ii) on the date sent via email if sent prior to 6:00 p.m. Central Time on such date, or on the next Business Day if sent by email after that time, or (iii) when received by the addressee via an overnight courier or the U.S. Mail, as the case may be. The parties hereto may change the address, telephone number, facsimile number, email address, and individuals to which such communications to such Member or the Company are to be addressed by giving written notice to the Company and the other parties hereto in the manner provided in this Section 15.2.

Section 15.3    Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the parties hereto in negotiating this Agreement, including any amendments or waivers to this Agreement, and the Remaining Transaction Documents executed in connection herewith shall be paid by the party incurring the same, including legal and accounting fees, costs and expenses.

Section 15.4    Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance. No course of dealing on the part of any party hereto, or its respective officers, employees, agents, accountants, attorneys, investment bankers, consultants or other authorized representatives, nor any failure by a party hereto to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision. No waiver by any party hereto of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the parties hereto under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 15.5    Entire Agreement; Conflicts. THIS AGREEMENT AND THE REMAINING TRANSACTION DOCUMENTS, AND THE EXHIBITS AND APPENDICES HERETO AND THERETO, COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO PERTAINING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SUCH PARTIES AND THEIR RESPECTIVE AFFILIATES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE REMAINING TRANSACTION DOCUMENTS. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE REMAINING TRANSACTION DOCUMENTS, AND THE EXHIBITS AND APPENDICES HERETO AND THERETO, AND NO PARTY OR SUCH PARTY’S AFFILIATES SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED OTHER REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT OR APPENDIX

EXECUTION COPY
HERETO, OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY OF THE REMAINING TRANSACTION DOCUMENTS, IN EACH CASE, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS OR APPENDICES HERETO OR THE AGREEMENTS SET FORTH IN CLAUSE (B) ABOVE OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS Section 15.5.

Section 15.6    Amendment. This Agreement may be amended only by an instrument in writing approved in accordance with Section 5.1(c)(iii) and expressly identified as an amendment or modification; provided, however, that the Secretary may update the Member Schedule (Appendix II) at any time to reflect changes in the list of the Members, their respective mailing addresses, the Member Interests and associated Units currently held by each Member and the current Percentage Interests of each Member.

Section 15.7    Parties in Interest. Except as provided in Article 7, nothing in this Agreement, express or implied, shall entitle any Person other than the parties hereto or their respective successors and permitted assigns to any Claim, remedy or right of any kind.

Section 15.8    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 15.9    Confidentiality.

(a)The parties hereto agree that information related to confidential shipper information, pricing, cost data and other commercially or operationally sensitive or non-public information relating to the Business (including the Renewable Diesel Facility), the Company, any of its Subsidiaries and the terms of this Agreement or any Remaining Transaction Document shall be considered “Confidential Information” hereunder, and the parties hereby agree to keep such Confidential Information confidential and shall not disclose such Confidential Information during the term of this Agreement to any Person that is not a party hereto, except:

(i)to an Affiliate of a Member in connection with such Member’s interest in the Company, provided such recipient has a clear need to know the Confidential Information and such disclosure is made for a valid business purpose;

(ii)to the extent such Confidential Information is required to be furnished in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority that is binding upon a party hereto (provided, however, that, if permitted by applicable Law, the party with a duty of disclosure will provide prompt advance notice of the required disclosure to the Company and the other Members and will cooperate with any attempt by the Company or other Members to obtain judicial or other relief prohibiting or limiting such disclosure);

(iii)to prospective or actual attorneys engaged by any party hereto where disclosure of such Confidential Information is essential to such attorney’s work for such party;

EXECUTION COPY

(iv)to prospective or actual accountants, contractors and other consultants engaged by any party hereto where disclosure of such Confidential Information is essential to any such Person’s work for such party;

(v)to a bona fide prospective transferee of a Member’s Member Interest and associated Units to the extent appropriate in order to allow the assessment of such Member Interest and associated Units (including a Person with whom a Member or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares or other equity), as long as the Member provides ten (10) days prior written notice to the Company of its intention to share such Confidential Information and the transferee executes a confidentiality agreement with the Company containing substantially similar terms and conditions as those set forth in this Section 15.9;

(vi)to a bank, lender or other Person to the extent appropriate to a party hereto arranging for funding;

(vii)to the extent such Confidential Information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over a party hereto or its Affiliates; provided that if such party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and the public and such disclosure is not required pursuant to any rules or requirements of any stock exchange, then such party shall comply with Section 15.10; and

(viii)to its respective directors, officers, managers and employees as necessary for any such Persons to carry out such Person’s duties and obligations under this Agreement and the Remaining Transaction Documents, subject to each party hereto taking customary precautions to ensure such Confidential Information is kept confidential.

(b)Disclosure as pursuant to Section 15.9(a)(i), Section 15.9(a)(iv) and Section 15.9(a)(v) shall not be made unless prior to such disclosure the disclosing party hereto has obtained a written undertaking from the recipient to keep the Confidential Information strictly confidential for the term of this Agreement and to use such Confidential Information for the sole purpose described in Section 15.9(a)(iv) or Section 15.9(a)(v), whichever is applicable, with respect to such disclosing party.

(c)“Confidential Information” does not include, and the obligations set forth in Section 15.9(a) shall not apply to, any information that (i) through no fault of or breach of this Agreement by the party hereto claiming the benefit of this exclusion, is on the Effective Date available or hereafter becomes available to the public or the renewable diesel manufacturing industry (including through such information’s inclusion in any SEC filing or other public disclosure), (ii) a party can demonstrate was in such party’s possession prior to the Effective Date and was not received from any other party to this Agreement pursuant to a separate confidentiality agreement, (iii) a party receives after the Effective Date from a Third Party not breaching its own duty of confidentiality to the Company or any of the Members, or (iv) a party can demonstrate was developed by such party after the Effective Date without reliance on information provided by any other party to this Agreement.

EXECUTION COPY
Section 15.10    Publicity.

(a)Without reasonable prior notice to the other parties hereto, no party hereto shall issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement or any Remaining Transaction Document, any Confidential Information or the activities contemplated hereby or thereby, except where such release or statement is deemed in good faith by such releasing party to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of such party or any of its Affiliates are listed, and in any case, prior to making any such press release or public statement, such releasing party shall provide, to the extent lawful, a copy of the proposed press release or public statement to the other parties hereto reasonably in advance of the proposed release date as necessary to enable such other parties to provide comments on it; provided such other party must respond with any comments within two (2) Business Days after its receipt of such proposed press release or public statement. Notwithstanding the foregoing, this Section 15.10 does not restrict any announcement by Operator (to the extent such Person is acting in such capacity) made in accordance with the terms of the Operating Agreement.

(b)Notwithstanding anything to the contrary in Section 15.9 or Section 15.10(a), any Member or Affiliate of a Member may disclose information regarding the Business that is not Confidential Information in investor presentations, industry conference presentations or similar disclosures; provided that such disclosures in investor presentations, industry conference presentations or similar disclosures shall not refer to any other Member without such other Member’s prior written consent. Except as permitted under Section 15.9(a), if a Member wishes to disclose any Confidential Information in investor presentations, industry conference presentations or similar disclosures, such Member must first (i) provide each other Member with a copy of that portion of the presentation or other disclosure document containing such Confidential Information and (ii) obtain the prior written consent of each other Member to such disclosure.

(c)Notwithstanding anything to the contrary in Section 15.9 or Section 15.10(a), in the event of any Emergency, the Company may issue such press releases or public announcements as it deems reasonably necessary in light of the circumstances and shall promptly provide each Member with a copy of any such press release or announcement.

Section 15.11    Preparation of Agreement. All of the Members and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 15.12    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

EXECUTION COPY
Section 15.13    Non-Compensatory Damages. None of the parties hereto shall be entitled to recover from any other party, or any other party’s respective Affiliates, any indirect, consequential, punitive, special or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby or thereby, except (i) for lost profits Claims resulting from a breach of Section 15.9, (ii) to the extent such damages result from a Third Party’s Claim that is subject to indemnification under Article 7 and (iii) for any such damages resulting from a breach of Section 8.7, which damages shall be exclusively resolved in accordance with Article VIII of the Contribution Agreement. Subject to the preceding sentence, each party hereto, on behalf of itself and each of its Affiliates, waives any right to recover indirect, punitive, special, exemplary or consequential damages or damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 15.14    Specific Performance. Each Member acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Company or the Members if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by Article 10, Article 11 or Section 15.9, and Section 15.10, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Members shall not have an adequate remedy at law or in damages. Therefore, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of Article 10, Article 11, Section 15.9, and Section 15.10, and to prevent any Transfer in contravention of any terms of Article 10 and Article 11, and waives any defenses thereto, including the defenses of: (i) failure of consideration, (ii) breach of any other provision of this Agreement and (iii) availability of relief in monetary damages.

Section 15.15    Waiver of Partition of Company Property. Each Member hereby irrevocably waives during the term of the Company any right that it may have to bring or maintain any action for partition with respect to any Assets.

Section 15.16 Compliance with Sanctions. Notwithstanding anything to the contrary elsewhere in this Agreement, nothing in this Agreement is intended, and nothing herein should be interpreted or construed, to induce or require either Member to act in any manner which is inconsistent with or prohibited under, or exposes such Party to punitive measures of any nature under Sanctions.

[Remainder of page intentionally left blank.]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

ST. BERNARD RENEWABLES LLC

By: /s/ Rex Butcher
Name: Rex Butcher
Title: General Manager

[Signature Page to Amended and Restated Limited Liability Company Agreement]

EXECUTION COPY

PBF GREEN FUELS LLC

By: /s/ Trecia Canty
Name: Trecia Canty
Title: Senior Vice President, General Counsel

[Signature Page to Amended and Restated Limited Liability Company Agreement]

EXECUTION COPY

ENI SUSTAINABLE MOBILITY US INC.

By: /s/ Remo Pasquali
Name: Remo Pasquali
Title: Director

[Signature Page to Amended and Restated Limited Liability Company Agreement]

EXECUTION COPY

APPENDIX I
DEFINITIONS

“AAA” is defined in Section 14.3(b).
“ABC Policies” is defined in Section 8.7(a).
“Acceptance Certificate” is defined in the Construction Management Agreement.
“Additional Contribution” means any capital contribution by a Member to the Company other than the Initial Capital Contribution.
“Additional Working Capital” is defined in Section 3.3(f).
“Addendum Agreement” is defined in Section 10.4.
“Additional Member” means any Person that is not already a Member that acquires (a) any Member Interest and associated Units directly from the Company or (b) any Equity Interest in the Company (other than a Member Interest and associated Units), which Person is admitted to the Company as a Member pursuant to the provisions of Section 10.5.
“Adjusted Capital Account Balance” means with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Allocation Period, after giving effect to the following adjustments:
(a) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement, or is deemed obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence in each of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), after taking into account thereunder any changes during such year in “partnership minimum gain” (within the meaning of Treasury Regulation Section 1.704-2(b)) and in “partner nonrecourse debt minimum gain” (within the meaning of Treasury Regulation Section 1.704-2(i)); and
(b) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4); 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
This definition of Adjusted Capital Account Balance is intended to comply with the “alternative economic effect” test of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affected Member” is defined in Section 3.4(d).
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person. For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, (a) none of the Company or any of its Subsidiaries shall be considered an “Affiliate” of any Member or such Member’s Affiliates and (b) any master limited partnership
Appendix I - 1

EXECUTION COPY
that is Controlled by the Ultimate Parent of any Member shall be an “Affiliate” of such Member hereunder. “Affiliated” shall have a correlative meaning.
“Affiliate Contract” means a Contract between the Company or any of its Subsidiaries, on the one hand, and any Member or any Affiliate of any Member, on the other hand, including (i) those set forth on Appendix III and (ii) any Secondment Agreement.
“Agreed Facilities Construction Budget” means the amount, up to six hundred thirty million dollars ($630,000,000), required to be expended to achieve (i) mechanical completion of the Renewable Diesel Facility, and (ii) the performance guarantees for the Renewable Diesel Facility, as defined in UOP Ecofining Agreement and in Desmet PTU Agreement. For the avoidance of doubt, the “Agreed Facilities Construction Budget” shall not include amounts expended under the Operating Agreement for the post-commissioning start-up of the Renewable Diesel Facility, but shall include any and all amounts (other than Operating Costs, Operating Expenses and feedstock costs) expended in order to ensure that the performance guarantees for the Renewable Diesel Facility, as defined in UOP Ecofining Agreement and in Desmet PTU Agreement, are met.
“Agreement” is defined in the introductory paragraph of this Agreement.
“Allocation Period” shall mean any period (a) commencing on the Effective Date or, for any Allocation Period other than the first Allocation Period, the day following the end of a prior Allocation Period and (b) ending on the last day of each Calendar Year, the day preceding any day in which an adjustment to the Gross Asset Value of the Company’s properties pursuant to clause (b) of the definition of “Gross Asset Value” occurs, or any other date determined by the Board in accordance herewith.
“Annual Financial Statements” is defined in Section 8.3(d).
“Annual Forecast” is defined in Section 8.3(e).
“Anti-Corruption Laws” means, with respect to a party, all applicable provisions of the FCPA, and the requirements and prohibitions pertinent to the activities in question in the U.K. Bribery Act 2010 and all other anti-corruption and/or anti-bribery Laws, in each case as applicable to such party or any of its Affiliates.
“Anti-Money Laundering Laws” or “AML” means all the applicable national anti-money laundering Laws of the countries in which the relevant party operates.
“Approved Capital Project” is defined in Section 12.1(b).
“Assets” means the Company’s and its Subsidiaries’ right, title and interest from time to time in all items of economic value owned or leased by the Company or any of its Subsidiaries, including real property, equipment and other tangible personal property, and Contracts, data and records, and other intangible personal property. For the avoidance of doubt, the “Assets” include the Renewable Diesel Facility.
“Audit Period” is defined in Section 8.5(b).
Appendix I - 2

EXECUTION COPY
“Audit Dispute” is defined in Section 14.3(a).
“Authorized Units” is defined in Section 3.8.
“Available Cash” shall mean, with respect to any Calendar Quarter ending prior to the dissolution or liquidation of the Company, without duplication, a good faith estimate by the Operator of the sum of all cash and cash equivalents of the Company and its Subsidiaries expected to be on hand as of the end of such Calendar Quarter, less (a) Cash Reserves or (b) Default Cash Reserves (if no Cash Reserves are approved or deemed approved). Calculations of Available Cash shall not include (i) prior to Final Completion, any amounts contributed to the Company by any Member pursuant to Section 3.3(a) or Section 3.3(d) or necessary for the Design, Procurement or Construction of the Renewable Diesel Facility, (ii) any amounts contributed to the Company by any Member on account of Emergency Expenditures, or (iii) any amounts contributed to the Company by any Member on account of an Approved Capital Project.
“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of sixty (60) days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future applicable Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such sixty (60) day period.
“Bipartisan Budget Act” means Sections 6221 through 6241 of the Code, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax law).
“Board” is defined in Section 5.1(a).
“Board Alternate” is defined in Section 5.2(a).
“Budget” means any Direct Bill Budget, Construction Budget, or Capital Project Budget, as the context requires and, for the purposes of this Agreement, such term shall include the Fixed Operating Fee that relates to such budget. For the avoidance of doubt, any Default Budget in effect shall also be considered the “Budget” for all purposes hereunder.
“Business” means activities conducted by the Company and its Subsidiaries with respect to the Assets.
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Milan, Italy, Louisiana, New Jersey and Texas are generally open for business.
“Business Plan” is defined in Section 5.1(c)(xiv).
Appendix I - 3

EXECUTION COPY
“Buyout Notice” is defined in Section 3.5(f).
“Buyer” is defined in Section 11.1(b).
“Calendar Half Year” means a period of six consecutive Calendar Months commencing on the first day of January and ending on the following thirtieth day of June, according to the Gregorian calendar.
“Calendar Month” means any of the months of the Gregorian calendar.
“Calendar Quarter” means a period of three (3) consecutive Calendar Months commencing on the first (1st) day of January, the first (1st) day of April, the first (1st) day of July and the first (1st) day of October in any Calendar Year.
“Calendar Year” means a period of twelve (12) consecutive Calendar Months commencing on the first (1st) day of January and ending on the following thirty-first (31st) day of December, according to the Gregorian calendar.
“Call Notice” means any call notice issued by the General Manager (or otherwise on behalf of the Board) to the Members pursuant to Section 3.3 requesting the making of Additional Contributions by one or more of the Members to the Company.
“Call Price” is defined in Section 11.2(a).
“Call Units” is defined in Section 11.2(a).
“Capital Account” is defined Section 3.6(a).
“Capital Contribution” means an Initial Capital Contribution or an Additional Contribution, and “Capital Contributions” mean the Initial Capital Contributions and any Additional Contributions. Any reference to the Capital Contributions of a Member will include the capital contributions made to the Company by a predecessor holder of the Member Interests of such Member, which includes, for the avoidance of doubt, any capital contributions made by PBF LLC to the Company which are credited to PBF Member in connection with the Membership Assignment.
“Capital Expenditures” is defined in the Operating Agreement.
“Capital Project” means any project that (a) the Operator estimates will cost in excess of $5,000,000, and (b) relates to the repair or maintenance of the Renewable Diesel Facility (and is not otherwise contemplated in an approved Budget), the expansion of the Renewable Diesel Facility (e.g., capacity or capability), or pursuing investments or other business opportunities at the Renewable Diesel Facility, including modifying or expanding the Renewable Diesel Facility to produce separate streams of one or more of Sustainable Aviation Fuel, bio-naphtha, or bio-liquefied petroleum gas (biopropane) or other similar products.
“Capital Project Budget” is defined in Section 12.1(b).
“Capital Project Request” is defined in Section 12.1(a).
Appendix I - 4

EXECUTION COPY
“Cash Reserves” means, following the commencement of Commercial Operation of any discrete portion of the Renewable Diesel Facility, a good faith estimate of the amount of cash reserves necessary to account for the anticipated expenses to be incurred by the Company during the succeeding one hundred eighty (180) days in connection with the operation of the Company, including the operation and maintenance of the Renewable Diesel Facility and the development of any Approved Capital Project, with such anticipated expenses to include (a) Operating Expenses, (b) Fixed Operating Fees and Direct Bill Items of Operator, (c) ad valorem taxes and assessments on real and personal property of the Company and its Subsidiaries, (d) Construction Costs, in the case of Capital Projects Constructed following the expiration of the Facilities Construction Period, (e) Required Upgrade Costs, (f) expenses for Emergency Expenditures, which estimate shall be (i) recommended by the Operator and (ii) approved by the Board, or (g) debt service (in cash), including amounts required by debt covenants.
“CAUSA” is defined in Recital H to this Agreement.
“CCS” is defined in Section 8.3(a).
“Chairman” is defined in Section 5.2(a).
“Chalmette Refinery” is defined in Section 11.3.
“Change in Control” means any direct or indirect change in Control of a Member (whether through merger, consolidation, sale of shares or other equity interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees; provided, however, that the following shall not be considered a “Change in Control”: (i) a change in Control of the Ultimate Parent of such Member to the extent that, following such change in Control, the Ultimate Parent will continue to be a publicly-traded company, (ii) a change in Control of any publicly-traded (as of the date of the Agreement or afterwards) subsidiary of an Ultimate Parent of such Member, or (iii) a change in Control of a Member resulting in ongoing Control by the Ultimate Parent.
“Change in Control Notice” is defined in Section 11.2(a).
“Change in Control Notice Recipient” is defined in Section 11.2(a).
“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, Liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.
“CoC Agreement” is defined in Section 11.2(a).
Appendix I - 5

EXECUTION COPY
“CoC Member” is defined in Section 11.2(a).
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
“Commercial Operations” means, as applicable, with respect to all or any discrete portion of the Renewable Diesel Facility, the commencement of business operations for the purpose of converting feedstock into product intended for sale to customers.
“Company” is defined in the introductory paragraph of this Agreement.
“Competing Person” is defined in Section 2.9(a).
“Compliance Criteria” is defined in Section 10.1(c).
“Confidential Information” is defined in Section 15.9(a).
“Conflict Activity” means (a) following the date hereof, the negotiation and execution by the Company of any Affiliate Contract (which, for the avoidance of doubt, (x) excludes each of the Contribution Agreement and the Subscription Agreement and (y) includes, following the date hereof, any amendment of the Operating Agreement, the Omnibus Agreement, the Facilities Construction Management Agreement, the CAUSA, or the Sublease Agreements); (b) the amendment to, or waiver of, any of the Company’s or its Subsidiaries’ rights or obligations under any Affiliate Contract; (c) the enforcement of the following rights of the Company or any of its Subsidiaries under any Affiliate Contract: (i) enforcing any rights of the Company or any of its Subsidiaries under any Affiliate Contract in connection with any breach or default (or alleged breach or default) thereunder by the Conflicted Member (or its Affiliates), (ii) making or enforcing any Claims by the Company or any of its Subsidiaries for indemnification under any Affiliate Contract or (iii) enforcing any rights of the Company or any of its Subsidiaries in connection with any dispute with a Conflicted Member (or any of its Affiliates) under any Affiliate Contract (including during the dispute resolution procedure set forth in Section 14.2); (d) the enforcement of any rights of the Company or any of its Subsidiaries under any Affiliate Contract in connection with any bankruptcy, reorganization, liquidation or dissolution of the Conflicted Member (or any of its Affiliates); (e) the exercise of discretionary rights by the Company or any of its Subsidiaries under any Affiliate Contract (including the Operating Agreement, the Omnibus Agreement, the Facilities Construction Management Agreement, the CAUSA, or the Sublease Agreements) and rights to request additional information; (f) removing the Operator under the Operating Agreement or the Construction Manager under the Construction Management Agreement; (g) enforcing any rights of the Company under this Agreement in connection with any breach or default (or alleged breach or default) hereunder by the Conflicted Member (or its Affiliates); and (h) enforcement of a Guaranty. For clarity, it is understood that the voting on whether to approve a Capital Project in accordance with Article 12 is not a Conflict Activity for any Member.
“Conflicted Member” means (a) a Member that is (or has an Affiliate that is) the counterparty to the Company under an Affiliate Contract; (b) a Member that is (or has an Affiliate that is) the adversary or counterparty opposite the Company or any of its Subsidiaries on any other transaction or dispute giving rise to a Conflict Activity; or (c) a Member whose Guarantor has failed to perform under or rescinded, revoked, renounced, breached or terminated its Guaranty.
Appendix I - 6

EXECUTION COPY
“Construction” and its derivatives have the meaning set forth in the Construction Management Agreement or the Operating Agreement.
“Construction Budget” means the Agreed Facilities Construction Budget and, to the extent not reflected in the Capital Project Budget, any approved construction budget for an Approved Capital Project.
“Construction Costs” is defined in the Construction Management Agreement.
“Construction Management Agreement” means, as the context requires, any or all of the following: (a) the Facilities Construction Management Agreement, (b) any other construction management agreement entered into pursuant to the terms of Section 6.2, and (c) any subsequent agreement entered into pursuant to Section 6.2 in replacement of any agreement described in parts (a) and (b) above.
“Construction Manager” means (a) the Facilities Construction Manager or (b) the construction manager under any other Construction Management Agreement entered into by the Company from time to time pursuant to Section 6.2, in each case, as the context requires.
“Contract” means any written or oral contract or agreement, including an agreement regarding indebtedness, lease, mortgage, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement.
“Contributed Assets” means the PBF Contributed Assets (as defined in the Contribution Agreement).
“Contribution Agreement” is defined in Recital E to this Agreement.
“Contribution Period” is the period that starts on the eleventh (11th) Business Day after the Company issues the Default Notice to the Defaulting Member and that ends on the fortieth (40th) Business Day from such receipt.
“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, (b) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation, (c) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership) where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (d) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than 50% of the Equity Interests in such Person having voting rights, whether by contract or otherwise.
“Controlled Affiliate” means, with respect to any Member, an Affiliate of such Member that is Controlled, directly or indirectly, by the Ultimate Parent of such Member.
Appendix I - 7

EXECUTION COPY
“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code), to the extent such adjustment results in an Imputed Underpayment.
“Covered Person” means, in each case, in such Person’s status and capacity as such, whether or not a Person continues to have the applicable status and capacity referred to in the following list: a Member; any Affiliate of a Member; a Director; a Board Alternate; each Member’s representatives serving on any Board committee; any officer of the Company or any of its Subsidiaries; any officer, director, member, manager, stockholder, partner, employee, representative or agent of any Member, or of any of their respective Affiliates; and the Partnership Representative. However, as used herein, “Covered Person” specifically excludes (a) any Member or any Affiliate of a Member that is currently serving (i) as “Operator” under the Operating Agreement (ii) as “Construction Manager” under any Construction Management Agreement, (iii) as owner of any of the Common Use Assets under the CAUSA or (iv) as Service Provider under the Omnibus Agreement (collectively, the “Service Agreements”) in each case, only to the extent such Person is acting in such capacity, and (b) any of such Operator’s, Construction Manager’s, owner’s or Service Provider’s or their Affiliates officers, directors, managers, employees or agents, in each case, only to the extent any such officer, director, manager, employee or agent is acting on behalf of said parties under the Service Agreements.
“Covering Affected Member” is defined in Section 3.5(b)(i).
“CRC” means Chalmette Refining, L.L.C., a Delaware limited liability company.
“Cumulative Assumed Tax Liability” means, with respect to any Member as of any Fiscal Year, the product of (a) the U.S. federal taxable income (other than taxable income incurred in connection with (i) the receipt of a guaranteed payment for services by such Member; (ii) the issuance of Units to such Member; or (iii) the forfeiture or repurchase of Units from such Member or another Member) allocated by the Company to such Member in such Fiscal Year and all prior Fiscal Years, less the U.S. federal taxable loss allocated by the Company to such Member in such Fiscal Year and all prior Fiscal Years (taking into account for purposes of clause (a), any applicable limitations on the deductibility of capital losses and the deductibility of state and local taxes for U.S. federal income tax purposes); multiplied by (b) the highest applicable U.S. federal, state and local income tax rate (including any tax rate imposed on “net investment income” by Code Section 1411) applicable to an individual, or if higher, a corporation, resident in New York, New York during each applicable Fiscal Year with respect to the character of U.S. federal taxable income or loss allocated by the Company to such Member (e.g., capital gains or losses, dividends, ordinary income, etc.) during each applicable Fiscal Year.
“Deadlock” is defined in Section 14.2(a).
“Debt” means, as applied to the Company or any of its Subsidiaries:
(a) any indebtedness for borrowed money which the Company or any of its Subsidiaries has directly incurred, assumed or otherwise become liable for; and
Appendix I - 8

EXECUTION COPY
(b) leases that in accordance with GAAP are characterized as financing leases and are required to be capitalized on the balance sheet of the Company or any of its Subsidiaries, as the case may be.
“Default” is defined in Section 3.4(a).
“Default Amount” means, as of any time, and with respect to any Defaulting Member, the following amounts:
(i) the amounts that such Defaulting Member has failed to pay under the terms of this Agreement;
(ii) any interest at the Default Interest Rate accrued on the amount under (i) from the date such amount is due by such Defaulting Member until the date such amount (together with all applicable interest thereon) is paid in full to the Company, including pursuant to Section 3.5(b), (c) and/or (d), and
(iii) if applicable, any interest at the Default Interest Rate accrued on the amount under (i) and due to a Paying Affected Member and/or a Covering Affected Member from the date the amounts under paragraphs (i) and (ii) above are paid to the Company by each such Paying Affected Member and/or a Covering Affected Member until the date such amount (together with all interest applicable on the amount under paragraph (i) above pursuant to this paragraph (iii)) is paid in full.
“Default Budget” means a Default Direct Bill Budget (as such term is defined in the Operating Agreement).
“Default Cash Reserves” means an amount of cash equal to the Company’s budgeted expenditures in each of the applicable Budgets for the succeeding one hundred eighty (180) days following the date of determination.
“Default Interest Rate” means a rate of interest per annum equal to 10% or, should such rate be higher than the maximum rate allowed by Law, the rate of interest per annum shall be the maximum rate allowed by Law at the time of payment of the Default interest.
“Default Notice” is defined in Section 3.4(a).
“Default Period” is defined in Section 3.4(b).
“Defaulting Member” is defined in Section 3.4(a).
“Delaware Act” means the Delaware Limited Liability Company Act, Del. Code Ann. Tit. 6, §§18-101, et seq.
“Depreciation” means, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for Federal income tax purposes with respect to an Asset for such Allocation Period, except that (a) with respect to any such property the Gross Asset Value of which differs from its adjusted tax basis for Federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to
Appendix I - 9

EXECUTION COPY
Treasury Regulation Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its adjusted tax basis at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Allocation Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Partnership Representative.
“Deputy General Manager” means the individual then-serving as the deputy general manager of the Company in accordance with Section 5.10(a)(ii).
“Design” and its derivatives have the meaning set forth in the Construction Management Agreement or the Operating Agreement, as the context requires.
“Direct Bill Budget” is defined in the Operating Agreement.
“Direct Bill Items” is defined in the Operating Agreement.
“Director” is defined in Section 5.1(a).
“Dispute” is defined in Section 14.2(a).
“Dispute/Deadlock Notice” is defined in Section 14.2(b).
“Dispute/Deadlock Response” is defined in Section 14.2(c).
“Due Date” is defined in Section 3.4(a).
“EBITDA” means the sum of (a) net income, plus, to the extent reducing net income, (b)(i) federal, state, local, or foreign income or franchise tax expense, (ii) interest expense, and (iii) depreciation and amortization expense, minus, to the extent included in net income, (c) extraordinary income or gains or any other unusual or non-recurring income or gains.
“Economic Risk of Loss” shall have the meaning set forth in Treasury Regulation Section 1.752-2(a).
“Effective Date” is defined in the introductory paragraph of this Agreement.
“Election Date” is defined in Section 3.5(e).
“Emergency” means as a sudden or unexpected and exceptional event which causes, or imminently risks causing, (A) substantial damage to the Renewable Diesel Facility or any other property, (B) death of or injury to any person, (C) damage or substantial risk of damage to natural resources (including wildlife) or the environment, or (D) noncompliance with any applicable Law, and which, in each case, is of such a nature that a response cannot await the
Appendix I - 10

EXECUTION COPY
decision of the Company without significant loss or damage, in the reasonable discretion of Operator or Construction Manager, as applicable.
“Emergency Expenditure” means expenditures required to be incurred in connection with an Emergency, including in accordance with the provisions of the Operating Agreement or the Construction Management Agreement, as the context requires.
“Encumber” and other derivatives shall be construed accordingly.
“Encumbrance” means a mortgage, Lien, pledge, charge or other encumbrance.
“Eni Initial Capital Contribution” is defined in Section 3.1(a)(ii).
“Eni Guaranty” is defined in Section 3.10(a).
“Eni Member” is defined in the introductory paragraph to this Agreement.
“Equity Interests” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing; provided that Member Interests, Percentage Interests, and Units shall all constitute Equity Interests in the Company.
“Estimated Capital Project Costs” means, with respect to any Capital Project, the Proposing Member’s good faith estimate of the costs and expenses of the Design, Procurement, Construction, development, operation and maintenance, including the Management of the foregoing, of such proposed Capital Project.
“Estimated Capital Project Revenues” means, with respect to any Capital Project, the Proposing Member’s good faith estimate of the projected incremental revenues to be derived from the Capital Project (that are supported by, or would be supported by, binding Contracts for service, with or without priority access, under which such incremental revenues are owed to the Company for the availability of the right to receive service regardless of the actual usage of such service).
“Excess Variable Costs” is defined in the Operating Agreement.
“Excess Working Capital Amount” is defined in the Contribution Agreement.
“Expert Determination” is defined in Section 14.3(a).
“Facilities Construction Management Agreement” means that certain Construction Management Agreement, dated as of the Effective Date, between the Company and Facilities Construction Manager.
Appendix I - 11

EXECUTION COPY
“Facilities Construction Manager” means CRC, serving as “Construction Manager” under the Facilities Construction Management Agreement as of the Effective Date, and any successor “Construction Manager” that is appointed pursuant to this Agreement and the Facilities Construction Management Agreement.
“Facilities Construction Period” means the period commencing with the Effective Date and ending on Final Completion.
“Fair Market Value” means, with respect to any asset, a determination of the cash price at which an informed and willing seller would sell, and an informed and willing buyer would buy, the asset in an arms’ length transaction for cash, without time constraints and without being under any compulsion to buy or sell and without regard to the particular circumstances of either such party, and taking into account the nature of the specified asset and projected future value of the specified asset.
“Final Completion” is defined in the Facilities Construction Management Agreement.
“First Offer” is defined in Section 2.9(b)(i).
“Fiscal Year” means the Company’s taxable year, which shall be a Calendar Year.
“Fixed Operating Fee” is defined in the Operating Agreement.
“Force Majeure” is defined in the Facilities Construction Management Agreement.
“Formation Certificate” is defined in Recital A to this Agreement.
“Formation Date” is defined in Recital A to this Agreement.
“GAAP” means generally accepted accounting principles in the U.S.
“General Manager” means the individual then-serving as the general manager of the Company in accordance with Section 5.10(a)(i).
“Governmental Authority” means any Federal, State, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Gross Asset Value” shall mean, with respect to any Asset of the Company, such property’s adjusted basis for Federal income tax purposes, except as follows:
(a) The initial Gross Asset Value of any non-cash Asset contributed by a Member to the Company shall be the Fair Market Value of such Asset as mutually agreed upon by the Members as of the date of such Capital Contribution;
Appendix I - 12

EXECUTION COPY
(b) The Gross Asset Values of all properties shall be adjusted to equal their respective Fair Market Values as mutually agreed upon by the Members in connection with (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1), or (iv) any other event to the extent determined by the Partnership Representative to be permitted and necessary to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Partnership Representative reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(c) The Gross Asset Value of any non-cash Asset distributed to a Member shall be adjusted to equal the Fair Market Value of such Asset as mutually agreed upon by the Members as of the date of such distribution;
(d) The Gross Asset Value of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (g) of the definition of Net Profits or Net Losses or Section 4.2(h); provided, however, that the Gross Asset Value of property shall not be adjusted pursuant to this clause (d) to the extent that the Partnership Representative reasonably determines an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e) If the Gross Asset Value of an Asset has been determined or adjusted pursuant to clauses (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Net Profits and Net Losses, and for other items allocated pursuant to Article 4.
“Guarantor” means the Person that is the provider of a Guaranty on behalf of a Member.
“Guaranty” is defined in Section 3.10(c).
“Half Year Financial Statements” is defined in Section 8.3(c).
“Imputed Underpayment” is defined in Section 6225(b) of the Code.
“Initial Capital Contribution” and “Initial Capital Contributions” are defined in Section 3.1(a)(ii).
Appendix I - 13

EXECUTION COPY
“Initial Members” means (a) each of PBF Member and Eni Member and (b) subject to compliance with Article 10, any Substitute Member that is a Controlled Affiliate of a Member identified in clause (a).
“Initial Working Capital” is defined in Section 3.3(d)(iv).
“Interest Buyout Remedy” is defined in Section 3.5(f).
“IRS” means the Internal Revenue Service.
“Interest Buyout Remedy” is defined in Section 3.5(f).
“Joint Divestiture” is defined in Section 11.4(a).
“Law” or “Laws” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.
“Liabilities” means any and all payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise, in each case, subject to the provisions of Section 15.13.
“Lien” means any mortgage, pledge, security interest, lien or other encumbrance of any kind.
“Liquidating Trustee” is defined in Section 13.3.
“Manage” or “Management” and their derivatives have the meaning set forth in the Construction Management Agreement or the Operating Agreement, as the context requires.
“Matching Offer” is defined in Section 2.9(b)(ii).
“Member” means any Person executing this Agreement as of the date of this Agreement or any Person hereafter admitted to the Company as provided in this Agreement, in each case, as a member of the Company, but such term does not include any Person who has ceased to be a member in the Company.
“Member Interest” means a limited liability company interest (as defined in the Delaware Act) in the Company; provided, however, that such term shall not include any management rights held by a Member solely in its capacity as a Member. A Member’s Member Interest in the Company is evidenced by Units.
“Member Nonrecourse Debt” shall have the meaning set forth for the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
Appendix I - 14

EXECUTION COPY
“Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).
“Member Nonrecourse Deductions” shall have the meaning set forth for the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(1).
“Member Schedule” means a schedule to be kept by the Secretary, listing all of the Members, their respective mailing addresses, the Member Interests and associated Units currently held by each Member and the current Percentage Interests of each Member. The Member Schedule as of the Effective Date is attached hereto as Appendix II.
“Membership Assignment” is defined in Recital D of this Agreement.
“Minimum Gain” has the meaning assigned to the term “partnership minimum gain” in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Monthly Financial Reports” is defined in Section 8.3(a).
“Negotiation Period” is defined in Section 14.2(c).
“Net Profits” or “Net Losses” means, for any Allocation Period, an amount equal to the Company’s taxable income or taxable loss for such Allocation Period, as determined under Section 703(a) of the Code (including all items required to be separately stated under Section 703(a)(1) of the Code) and Treasury Regulation Section 1.703-1, but with the following adjustments:
(a) any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company and not otherwise taken into account in this subsection shall be added to such taxable income or taxable loss;
(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Allocation Period or treated as being so described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in this subsection shall be subtracted from such taxable income or taxable loss;
(c) subject to subsection (g) below, in the event the Gross Asset Value of any Asset is adjusted pursuant to subsection (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;
(d) the amount of any gain or loss required to be recognized by the Company during such Allocation Period by reason of a sale or other disposition of any Asset, shall be computed as if the Company’s adjusted basis in such Asset for Federal income tax purposes were equal to the Gross Asset Value of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Gross Asset Value;
Appendix I - 15

EXECUTION COPY
(e) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Period;
(f) to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Section 732(d), Section 734(b) or Section 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) in determining capital accounts for Federal income tax purposes, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the Asset and shall be taken into account for purposes of computing such taxable income or taxable loss; and
(g) any item of income, gain, loss or deduction that is required to be specially allocated to a Member under Section 4.2 shall not be taken into account in computing Net Profit or Net Loss, but the amounts of the items of income, gain, loss or deduction available to be specially allocated pursuant to Section 4.2 will be determined by applying rules analogous to those set forth in subsections (a) through (f), above.
If the Company’s taxable income or taxable loss for such Allocation Period, as adjusted in the manner provided above in subsections (a) through (g) of this definition, is (i) a positive amount, such amount shall be the Net Profits for such Allocation Period or (ii) a negative amount, such amount shall be the Net Losses for such Allocation Period.
“Non-Conflicted Member” means, in the context of a Conflict Activity, any Member that is not a Conflicted Member with respect to such Conflict Activity.
“Non-Paying Affected Member” is defined in Section 3.5(b).
“Non-Proposing Member” is defined in Section 12.1(a).
“Non-Selling Member” is defined in Section 11.1(a).
“Nonrecourse Deduction” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b)(1).
“Offeree Member” is defined in Section 2.9(b).
“Offering Member” is defined in Section 2.9(b).
“Omnibus Agreement” means that certain Omnibus Corporate Services Agreement, dated as of the Effective Date, between PBFH and the Company.
“Operating Agreement” means (a) that certain Operating Agreement, dated as of the Effective Date, between the Company and CRC or (b) any subsequent agreement entered into pursuant to Section 6.1, in each case, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and this Agreement.
Appendix I - 16

EXECUTION COPY
“Operating Costs” means any costs or expenses incurred by the Company in connection with the operation of its Business other than the costs and expenses incurred by the Company under a Construction Management Agreement or the Operating Agreement.
“Operating Expenses” is defined in the Operating Agreement.
“Operator” means CRC, serving as “Operator” under the Operating Agreement as of the Effective Date, and any successor “Operator” that is appointed pursuant to this Agreement and the Operating Agreement.
“Opportunity” is defined in Section 2.9(b).
“Option Notice” is defined in Section 11.2(b).
“Option Notice Deadline” is defined in Section 11.2(b).
“Original Agreement” is defined in Recital B to this Agreement.
“Partnership Representative” is defined in Section 9.4(a).
“Paying Affected Member” is defined in Section 3.5(b).
“PBF Common Asset Owner” means Chalmette Refining Services Company LLC, a Delaware limited liability company.
“PBFE” means PBF Energy Inc., a Delaware corporation.
“PBFH” means PBF Holding Company LLC, a Delaware limited liability company.
“PBF Initial Capital Contribution” is defined in Section 3.1(a).
“PBF LLC” is defined in Recital B to this Agreement.
“PBF Member” is defined in the introductory paragraph to this Agreement.
“Penalty Amount” means Default Interest Rate multiplied by the Default Amount.
“Percentage Interest” means, at any time of determination and with respect to any Member, a fraction, expressed as a percentage, (a) the numerator of which is the number of Units held by such Member as of such time and (b) the denominator of which is the aggregate number of Units held by all Members as of such time, as such Percentage Interest may be adjusted from time to time in accordance with Section 3.5(e).
“Percentage Interest Adjustment Remedy” is defined in Section 3.5(e).
“Percentage Interest Purchase Agreement” means a purchase agreement in the form attached hereto as Exhibit D, as adjusted to relate to a specific purchase transaction.
“Permitted Company Action” is defined in Section 5.1(a).
Appendix I - 17

EXECUTION COPY
“Permitted Transfer” is defined in Section 10.1(a).
“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.
“Preserved Action” is defined in Section 5.1(c).
“Prime Rate” means the highest prime rate of interest as published in the “Money Rates” column of The Wall Street Journal from time to time as the “base rate” on corporate loans at large money center commercial banks, or, if such rate is no longer published, the successor rate reasonably determined by the Board.
“Procurement” and its derivatives have the meaning set forth in the Construction Management Agreement or the Operating Agreement, as the context requires.
“Project IRR” means, with respect to any Capital Project, the Proposing Member’s good faith estimate of the projected unlevered, pre-tax internal rate of return to the Company (calculated using the “XIRR” function of Microsoft Excel® (using the midyear convention) or, if Microsoft Excel® is no longer supported by Microsoft Corporation, by a similar function to which the Members reasonably agree) based on the Estimated Capital Project Revenues and Estimated Capital Project Costs for such Capital Project.
“Proportionate Share” means, with respect to any Member in any instance where (a) Units will be allocated among Members, such Member’s Percentage Interest divided by the aggregate Percentage Interests of all Members entitled to an allocation of such Units, (b) Capital Contributions will be made according to Percentage Interests, such Member’s Percentage Interest divided by the aggregate Percentage Interests of all Members required to make such Capital Contributions, (c) a consent or approval will be granted or denied according to Percentage Interests, such Member’s Percentage Interest divided by the aggregate of the Percentage Interests of all Members entitled to grant or deny such consent or approval, (d) an action is permitted to be taken by certain Members, such Member’s Percentage Interest divided by the aggregate of the Percentage Interests of all Members entitled to take such action, and (e) a calculation is to be made of the relative positions of certain Members, such Member’s Percentage Interest divided by the aggregate of the Percentage Interests of all Members included in such group with respect to which such calculation is to be made; provided that in each instance if such Member is not included within the group of Members entitled to an allocation, required to make a Capital Contribution, entitled to grant or deny such consent or approval, entitled to take such action, or included within the group with respect to which a calculation is to be made, as applicable, then such Member’s Proportionate Share shall be 0%. In all instances, the sum of the Proportionate Shares must be 100%.
“Proposed Capital Project” is defined in Section 12.1(a).
“Proposed Capital Project Budget” is defined in Section 12.1(b).
“Proposing Member” is defined in Section 12.1(a).
“PTU” is defined in Appendix VII.
Appendix I - 18

EXECUTION COPY
“Purchase Limit” means the dollar limit, if any, that a Change in Control Notice Recipient elects to place on its offer to purchase Call Units in such Change in Control Notice Recipient’s Call Unit Notice.
“Purchase Offer” is defined in Section 11.1(a).
“Quarterly Financial Statements” is defined in Section 8.3(b).
“RDU” is defined in Appendix VII.
“Regulatory Allocations” is defined in Section 4.2(k).
“Remaining Transaction Documents” mean, collectively, the Subscription Agreement, the Contribution Agreement, the Construction Management Agreement, the Operating Agreement, the CAUSA, the Sublease Agreements, and the Omnibus Agreement.
“Renewable Diesel” means a diesel fuel that is produced from non-petroleum renewable resources but is not a monoalkylester and that is registered as a motor vehicle fuel or fuel additive under Title 40, part 79 of the Code of Federal Regulations, including the renewable portion of a diesel fuel derived from co-processing biomass with a petroleum feedstock.
“Renewable Diesel Facility” means a renewable diesel manufacturing facility (including associated pipelines) to produce approximately 20,000 barrels per day of Renewable Diesel to be constructed by the Company in accordance with the Facilities Construction Management Agreement on the land acquired or leased from PBF Member under the Contribution Agreement at CRC’s Chalmette, Louisiana refinery, which facility and project is anticipated to include a hydrocracker retrofit unit, a Renewable Diesel unit utilizing a varied feedstock slate which shall include soybean oil, distillers corn oil, UCO, poultry fat and tallow, and construction of a new two-train feedstock pretreatment unit, repurposing existing tanks, constructing new tanks for storage onsite, new offloading rail facilities and dock loading facilities, as may be modified or expanded by an Approved Capital Project.
“Required Upgrade” is defined in the Operating Agreement.
“Required Upgrade Costs” is defined in the Operating Agreement.
“Right of First Offer Notice” is defined in Section 2.9(b)(i).
“Right of First Refusal Notice” is defined in Section 2.9(b)(ii).
“Right to Compete” is defined in Section 2.9(a).
“ROFR Election Notice” is defined in Section 11.1(b).
“ROFR Price” is defined in Section 11.1(b).
“ROFR Sale Notice” is defined in Section 11.1(a).
“ROFR Units” is defined in Section 11.1(a).
Appendix I - 19

EXECUTION COPY
“Sanctions” is defined in Section 10.1(c).
“Sanctioned Country” is defined in Section 10.1(c).
“Sanctioned Person” is defined in Section 10.1(c).
“Secondees” means the persons seconded to the Secondment Positions in accordance with this Agreement or the Operating Agreement.
“Secondment Agreement” means the secondment agreement to be entered into by and between the Company and Eni Member (or its Affiliate) in the form agreed by PBF Member and the Eni Member, which shall set forth the terms and conditions pursuant to which Eni Member (or its Affiliate) may second its Secondees to the Company, including governing the manner in which a reimbursement at cost from the Company to such Member or its Affiliate will be effected for those Secondees, Secondee withdrawal and dismissal rights, and allocation of duties and liabilities to Eni Member (or its Affiliate) associated therewith.
“Secondment Positions” is defined in Section 5.10(a).
“Secretary” means the Person then-serving as the secretary of the Company as appointed by the Board.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Member” is defined in Section 11.1(a).
“Special Approval” means the affirmative vote or consent of the Directors representing (i) each Initial Member owning more than 15% of the Percentage Interests, but only if such Initial Member is eligible to vote or consent on such matter acting in accordance with Section 5.3 and (ii) 85% of the Total Votes eligible to vote or consent on such matter acting in accordance with Section 5.3.
“Sponsored Project” means any renewable diesel or sustainable aviation fuel manufacturing facility an Initial Member and/or any Controlled Affiliate propose to be operated in North America with a projected commercial operations date prior to the tenth anniversary of the Effective Date with respect to which such Initial Member or Controlled Affiliates intends to offer Third Parties the opportunity to participate with such Initial Member or Controlled Affiliates in such renewable diesel or sustainable aviation fuel manufacturing facility as an equity interest owner. For purposes of this Agreement, until February 1, 2024, “Sponsored Project” expressly excludes any renewable diesel or sustainable aviation fuel manufacturing facility involving the development, expansion or operation of the Martinez refinery owned by a Controlled Affiliate of PBF Member and located in Martinez, California.
“Standstill Period” is defined in Section 10.1(a).
“Sublease Agreements” means those certain sublease agreements listed on Exhibit E, dated as of the Effective Date, between CRC, as sublesssor, and the Company, as sublessee, pursuant to which CRC is subleasing the land described therein to the Company.
Appendix I - 20

EXECUTION COPY
“Subscription Agreement” is defined in Recital C of this Agreement.
“Subsidiary” means, as to any Person, any other Person of which or in which such Person, directly or indirectly through its ownership of any other Person, has Control.
“Substitute Member” means any Person who acquires from a Member any or all of the Member Interest and associated Units held by such Member and is admitted to the Company as a Member pursuant to the provisions of Section 10.4.
“Superior Offer” is defined in Section 2.9(b)(ii).
“Sustainable Aviation Fuel” means jet fuel produced from renewable or waste feedstock.
“Tax Distribution” means, with respect to any Member for any Fiscal Year, the excess, if any, of (a) the Cumulative Assumed Tax Liability of such Member as of such Fiscal Year, over (b) the amount of distributions made to such Member pursuant to Section 4.5(c) during such Fiscal Year and all prior Fiscal Years, plus the amount of distributions made to such Member pursuant to Section 4.5(d) with respect to all prior Fiscal Years.
“Tax Distribution Date” means, with respect to each Fiscal Year, March 15 of the first Fiscal Year following the end of such Fiscal Year.
“Tax Estimate Report” is defined in Section 8.3(f).
“Third Party” means any Person (other than the Company) that is not (x) a Member, (y) an Affiliate of a Member or any of its Subsidiaries or (z) a Controlled Affiliate of a Member.
“Total Votes” is defined in Section 5.3(a).
“Transfer” means any sale, assignment, or other disposition by a Member of all or any of its Member Interest and associated Units; in each case excluding (i) any disposition deemed to have occurred pursuant to Section 3.5(e) or Section 3.5(f) with respect to any Default or (ii) any Encumbrance. “Transferred” and “Transferring” shall have correlative meanings.
“Transferee” is defined in Section 10.1(c).
“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary, proposed or final Treasury Regulations.
“Ultimate Parent” shall mean, with respect to (a) PBF Member, PBFE, (b) Eni Member, Eni S.p.A, and (c) any other Person hereinafter admitted as a Member of the Company, the Person that is designated by the Board as the Ultimate Parent of such Member in connection with its admission to the Company as a Member, or if no such designation is made, the Person that at the time of such admission Controls such Member and that has no other Person that Controls it, and (d) following a Change in Control, the Person designated by the Member that underwent the Change in Control.
Appendix I - 21

EXECUTION COPY
“Unit” is defined in Section 3.8.
“Working Capital” means an amount calculated as the sum of (i) the value of the inventory, at cost, including feedstock and finished products (i.e. Renewable Diesel, Naphta, LPGs), and (ii) the accounts receivable for the sales of products (i.e. Renewable Diesel, Naphta, LPGs) and tax credits (BTC, RIN, LCFS Credit, and others such as Cap-at-the-rack and LCFS Deficit), less (i) the accounts payable for the purchases of feedstock, (ii) the accounts payable for employees’ remuneration, and (iii) the accounts payable for utilities and any other operating expenses owed.

Appendix I - 22

EXECUTION COPY

APPENDIX II
MEMBER SCHEDULE

(as of the Effective Date)

Member Name	Units	Percentage Interest	Address

PBF Green Fuels LLC	2,000,000	50%	One Sylvan Way, Second Floor Parsippany, NJ 07054

Eni Sustainable Mobility US Inc.	2,000,000	50%	108 Lakeland Ave. Dover, Delaware 19901 USA
TOTAL:		100%

TOTAL:	100%

Appendix II - 1

EXECUTION COPY

APPENDIX III
AFFILIATE CONTRACTS

1.Operating Agreement
2.Facilities Construction Management Agreement
3.CAUSA
4.Sublease Agreements
5.Omnibus Agreement

Appendix III - 1

EXECUTION COPY

APPENDIX IV
DIRECTORS

PBF Member: Jim Fedena

Bill Buggie

Eni Member: Raffaella Lucarno

Patel Pritesh

Appendix IV - 1

EXECUTION COPY

APPENDIX V
SECONDMENT POSITIONS

Officer Positions

General Manager
Deputy General Manager
Corporate Secretary

To be Seconded by PBF Member or its Affiliate:
Management General Manager (1)
Administrative Assistant (1)

Commercial Department
Vice President, Feedstocks (1)
Buyer, Fats/Greases (1)
Buyer, Seed Oils (1)
Director, Product Trading and Marketing (1)
Trader, Product (1)
Marketer, Product (1)
Lead Scheduler (1)
Scheduler, Marine (1)
Scheduler, Truck/Rail (1)

Business Services Department
Director, Renewable Diesel Business (1)
Short Term Planner (1)
Refinery Scheduling Coordinator (1)
Economist (1)
Strategic Planning (1)

Regulatory Department
Regulatory Director (1)

To be Seconded by Eni Member or its Affiliate:

Management
Deputy General Manager

Commercial Department.
Buyer for feedstocks
Trader for products
Short term planner/refinery scheduler

Appendix V - 1

EXECUTION COPY

APPENDIX VI
INITIAL WORKING CAPITAL NEED

Prior to the Effective Date, PBF shall provide a Member’s loan to fund the Working Capital needs of the Company. The amount of funds necessary to fund the Working Capital needs shall not exceed $300,000,000 as of the Effective Date except as provided in Section 2.4(d) of the Contribution Agreement. Subject to the foregoing, the amount of the Initial Working Capital Funding Needs determined as of the Effective Date is set forth in Section 2.4(a) of the Contribution Agreement.

In accordance with the foregoing, pursuant to the terms of the Contribution Agreement, as of the Effective Date, Eni Member shall make a cash payment to the Company to fund an amount equal to 50% of the Initial Working Capital Funding Needs, with no more than $123,000,000 of such amount to be treated as a Capital Contribution to the Company and the remaining amount to be treated as a member loan to the Company on mutually agreeable and equal terms between the Members and the Company.

The Parties acknowledge that:
–In case the amount outstanding of the PBF Member’s loan is as of the Effective Date lower than $300,000,000 and
◦is lower than its pro-rata share of the Initial Working Capital Funding Needs, then PBF Member shall provide at the Effective Date a capital contribution and to the extent necessary a member loan in accordance with Section 2.4(c) of the Contribution Agreement; and
◦is higher than its pro-rata share of the Initial Working Capital Funding Needs, then the Company shall reimburse an amount equal to the Eni Member Contribution for its 50% of the Initial Working Capital Funding Needs less $16,000,000 to PBF Member, as soon as possible but in no event later than ten (10) days after Closing, where up to $123,000,000 of the PBF Member’s loan shall be converted into equity of the Company in accordance with Section 2.4(c).
–In accordance with Section 2.4(d) and notwithstanding the above, in case the amount outstanding of the PBF Member’s loan is as of the Effective Date higher than $300,000,000 then Eni Member shall provide its share of Excess Initial Working Capital Funding post-Closing to the extent PBF Member has not already been reimbursed via member loan repayment or a third-party financing, in case:
◦the funds provided by Eni Member to fund its share of Excess Initial Working Capital Funding are a capital contribution, then the same amount of the PBF Member’s loan shall be converted into equity of the Company;
the funds provided by Eni Member to fund its share of Excess Initial Working Capital Funding are a Member’s loan, then the same amount of the PBF Member’s loan shall be reimbursed by the Company as soon as possible but in no event later than ten (10) days after Closing.

Appendix VI - 1

EXECUTION COPY

APPENDIX VII
ENI MEMBER CAPITAL CONTRIBUTIONS

The Eni Initial Capital Contribution (and additional Capital Contributions to the Company) shall be structured as follows:

(a)    A base purchase price of $520,000,000, which shall be paid as follows:

(i)    On the Effective Date, Eni Member shall contribute to the Company $116,000,000 in cash; and

(ii)    On the later of ten (10) Business Days after the successful startup date of the commercial activity related to the Pre-Treatment Unit (the “PTU”) and the Effective Date, Eni Member shall contribute to the Company $404,000,000 in cash;

(b)    A contribution up to $315,000,000 (representing Eni Member’s pro rata share of the Capital Expenditures under the Agreed Facilities Construction Budget), such amount – to be properly documented by PBF Member – determined and provided to Eni Member in accordance with Section 2.2(b)(i) of the Contribution Agreement and not to be exceeded for any reason whatsoever, which shall be paid on the Effective Date, and

(c)    Additional consideration of up to $50,000,000 will be paid by Eni Member to the Company in accordance with the following terms:

(i)    An additional amount in cash up to $20,000,000 shall be paid by Eni Member to the Company within ten (10) Business Days after the successful start-up date of the commercial activity related to the PTU, if the start-up is before October 8, 2023; provided that if the Effective Date is after October 8, 2023, and the Company is entitled to receive such additional amount (or portion thereof) in accordance herewith, such amount shall be paid as of the Effective Date. In particular, for any given start date between the forecasted start-up date of October 8, 2023 ($0) and May 8, 2023 ($20,000,000), the cash amount due will be calculated proportionally to the number of days elapsed between the May 8, 2023 date out of a total one hundred fifty-three (153) days (the latter representing the difference between the two estimated start up dates); as an example: if the PTU starts production on a continuous basis on July 8, 2023 then the formula to calculate the additional cash amount payable is $20,000,000/(153 days) * (number of days between July 8, 2023 and October 8, 2023) = $12,026,000. In the event the PTU start-up date occurs after October 8, 2023, Eni Member shall not be entitled to any price adjustments or any penalty to be paid back as a result of the late PTU start up.

(ii)    An additional amount in cash up to $30,000,000 shall be paid by Eni Member to the Company within ten (10) Business Days from the Company’s notice to Eni Member for achievement of a demonstrated production capacity of 21 kbpd as an achieved average annual capacity through the Renewable Diesel Unit (“RDU”); provided that if the Effective Date is after the occurrence of such event, and the Company is entitled to receive such additional amount (or portion thereof) in accordance herewith, such amount shall be paid as of the Effective Date. Production capacity will be proven if a production capacity of an average of 21 kbpd is achieved for ninety (90) continuous days of operations processing economic feed so long as such ninety
Appendix VII - 1

EXECUTION COPY
(90) day period occurs within 12 months following the completion of the performance acceptance test of the PTU. The catalyst deactivation curve generated by the ninety (90) days of operation will then be extrapolated and used to verify the production capacity on an annualized average basis. In particular, a linear proportional value between $0 million (for capacity equal or lower than nominal RDU capacity of 20 kbpd) and $30 million (for capacity equal or higher than 21 kbpd) will be recognized. Capacity is defined as the actual yearly volume average capacity on the basis of three hundred forty-five (345) days (as per PBF financial model assumptions), namely: Capacity, kbpd= V/345 days. Where V is the yearly volume (the demonstrated ninety (90) day average rate times 365) of pre-treated feedstock measured at the RDU inlet and expressed in thousand barrels. Furthermore, with reference to feedstocks and yields, the following two conditions have to be both satisfied, namely:

1.    Ninety (90) day average feedstock slate containing at least 50% of Animal Fats+UCO; alternatively, a different feedstock slate could be processed provided that higher margins are proven or this feedstock slate is not available and recognized by Eni Member; and

2.    HVO diesel ninety (90) day average Yield >99.7% (vol.%) based on the design case, subject to adjustment based on actual feedstock slate. The HVO Diesel average Yield Y is calculated as follow: Y yield (vol%) = D/V. Where D is yearly produced diesel volume and V is the yearly volume of pre-treated feedstocks measured at the RDU inlet, both expressed in barrels.

Appendix VII - 2

EXECUTION COPY
APPENDIX VIII
DEADLOCK AND RESOLUTIONS

Matters for which a Deadlock Resolution Mechanism shall apply:

1. Article 5.1(c)(xiv): Approval or amendment of the Annual Business Plan;
2. Article 5.1(c)(xiv): Approval or amendment of the Long Term Plan;
3. Article 5.1(c)(xvi): Appointing or dismissing the Company’s auditor;
4. Article 5.1(c)(xxx): Electing to voluntarily liquidate, wind up or dissolve the Company or any Subsidiary thereof; or
5. Article 5.1(c)(xxxi): Authorizing or filing of any petition for, or commencement of, any Bankruptcy of the Company or any Subsidiary thereof.

Deadlock Resolution Mechanisms:

A. Solely with respect to Item 1 above:

If a new Annual Business Plan is not approved, then the Long Term Plan shall apply and govern until such time as a new Annual Business Plan is approved. During such period, Members shall continue to negotiate in good faith to solve the applicable Deadlock and, in any case, the Members shall jointly propose an Annual Business Plan for Board approval for the following year. If the Board continues not to approve the Annual Business Plan following the expiration of the Long Term Plan, then the Members shall pursue the remedy set forth in E. below.

B. Solely with respect to Item 2 above:

If a Long Term Plan is not approved, then the Members shall continue to negotiate in good faith to solve the applicable Deadlock and, in any case, the Eni Member shall propose its Long Term Plan to be submitted for Board approval. If the Board continues not to approve the Long Term Plan then, upon the expiration of the last Long Term Plan approved by the Board, then the Members shall pursue the remedy set forth in E. below.

Appendix VIII - 1

EXECUTION COPY
C. Solely with respect to Item 3 above:

If an auditor is not appointed, then such appointment shall be done by the Wilmington, Delaware office of the AAA by applying, mutatis mutandis, the procedures to appoint the expert set out in Section 14.3 of this Agreement; provided that the AAA shall be bound by the requirements set out in Section 5.1(c)(xvi) of this Agreement.

D. Solely with respect to Items 4 and 5 above:

The Member who has proposed to liquidate the Company or to file for Bankruptcy may elect to exercise a put option, with respect to the other Member, as to all Units then-held by the such proposing Member for a period of thirty (30) days at Fair Market Value per Unit, as determined by an internationally-recognized independent investment banking firm mutually acceptable to the Members appointed by applying, mutatis mutandis, the procedures (i) to appoint the expert set out in Section 14.3 of this Agreement and (ii) regarding put options set out in Section 11.2 of this Agreement.

E. The Members expressly agree and confirm that, in case of the unresolved deadlocks as set forth in A. and B. above, any Member (the “Notifying Member”), by written notice (the “Deadlock Joint Divestiture Election Notice”) to the other Members (the “Non-Notifying Members”), may make an irrevocable election to pursue a Joint Divestiture of the Company, pursuant to which all Members shall sell all (but not less than all) of their Member Interests and associated Units.

Within ninety (90) days following delivery of the Deadlock Joint Divestiture Election Notice, the Non-Notifying Members shall have a right of first refusal to purchase the Notifying Member’s Member Interest and associated Units at a Fair Market Value per Unit, as determined by an internationally-recognized independent investment banking firm mutually acceptable to the Members appointed by applying, mutatis mutandis, the procedures (i) to appoint the expert and to determine the Fair Market Value set out in Section 14.3 of this Agreement and (ii) regarding put options set out in Section 11.2(f) and Section 11.2(g) of this Agreement.

If the Non-Notifying Members fail to exercise such right within such ninety (90) day period, the Non-Notifying Members shall be deemed to have irrevocably and unconditionally accepted to participate in the Joint Divestiture, and the Notifying Member shall be entitled to commence marketing efforts and consummate the sale of all of the Member Interests and associated Units held by all Members at a fair market value per Unit, all in accordance with the provisions below:
(i)the Notifying Member shall appoint an internationally-recognized independent investment banking firm (the “Financial Advisor”) mutually acceptable to the Members;

(ii)the appointment of the Financial Advisor shall be made in accordance with the procedure set out in Section 14.3(a) and 14.3(b) of this Agreement, mutatis mutandis;

Appendix VIII - 2

EXECUTION COPY
(iii)unless differently suggested by the Financial Advisor and agreed by the Members, the Financial shall organize a beauty contest for the sale of the Company and/or of its assets, according to the sale structure that will allow to maximize the value of the Company’s sale;

(iv)the third-party bona fide offer that the Financial Advisor will select to be, in its absolute discretion, the best offer shall be the fair market value at which the Members shall consummate the transaction;

(v)in order to allow consummation of the transaction hereunder, the Notifying Member is hereby granted an irrevocable power of attorney by the Non-Notifying Member, as the Non-Notifying Member’s true, sufficient and lawful agent and attorney-in-fact with full power and authority, in its name, place and stead and for its sole and exclusive benefit and not on behalf of any other party, in whole or in part, with full power of substitution, such powers of attorney to be coupled with an interest and irrevocable, to execute and deliver on such Non-Notifying Member’s behalf such Percentage Interest Purchase Agreement and assignment and to do or cause to be done any and all acts necessary in connection therewith and with such transfer of Percentage Interests and associated Units;

(vi)the sale process under this letter E. shall be completed within two years from the date the Financial Advisor starts the sale process. Upon expiry of the two-years term, if no prospective transferee has been selected, the Company shall be liquidated. It is understood that, if within the two-years period a prospective transferee is selected, then the period to complete the sale shall be extended for the time necessary to complete the sale and the liquidation of the Company shall occur only if negotiations with such prospective transferee cease for any reason whatsoever or, anyway, the sale to such prospective transferee is not consummated.

Once this Deadlock resolution has been elected by the Notifying Members, the Directors of the Board shall function as trustees for the smooth and continued operation and functioning of the Company until the Joint Divesture transaction has been consummated.

Appendix VIII - 3

EXECUTION COPY
EXHIBIT A
FORMATION CERTIFICATE

To be inserted behind this page.
Exhibit A - 1

EXECUTION COPY
EXHIBIT B FORM OF ADDENDUM AGREEMENT

This ADDENDUM AGREEMENT is executed as of [●], 20[●], pursuant to the terms of that certain Amended and Restated Limited Liability Company Agreement of St. Bernard Renewables LLC, dated as of June [●], 2023 (as amended, amended and restated, modified or supplemented from time to time, the “LLC Agreement”) by the transferee (“Transferee”) executing this Addendum Agreement. Capitalized terms used in this Addendum Agreement without definition have the meanings set forth in the LLC Agreement.

1. Acknowledgment and Agreement. Transferee acknowledges receipt of the LLC Agreement and agrees to become a party to the LLC Agreement and to be bound by the LLC Agreement with the same force and effect as if Transferee were originally a party thereto. In particular and without limitation, Transferee:

(a)acknowledges the details of its Member Interest and associated Units set forth on Appendix II to the LLC Agreement;
(b)as of the date hereof, represents and warrants to the Company those items set forth in Section 2.10(a) of the LLC Agreement; and
(c)assumes all of the rights and obligations of a Member as set forth in the LLC Agreement.

2. Notice. Any notice required by the LLC Agreement shall be given to Transferee at the address listed underneath Transferee’s signature below.

TRANSFEREE
[●]

By:
Name:
Title:

[●]
[●]

Attention: [●]

Email: [●]
Exhibit B - 1

EXECUTION COPY
EXHIBIT C-1
FORM OF ENI MEMBER GUARANTY AGREEMENT

This Guaranty (this “Guaranty”), dated as of June 27, 2023 (the “Effective Date”), is by [Guarantor], a [Entity Type] (the “Guarantor”), in favor of St. Bernard Renewables LLC, a Delaware limited liability company (the “Guaranteed Party”).

WHEREAS, as of the date hereof, Eni Sustainable Mobility US, Inc., a Delaware corporation (“Obligor”), entered into that certain Amended & Restated Limited Liability Company Agreement of St. Bernard Renewables LLC (together with any amendments or modifications thereto, the “LLC Agreement”); and

WHEREAS, pursuant to Section 3.10(a) of the LLC Agreement, Obligor agrees to deliver this Guaranty pursuant to which the Guarantor guarantees the obligations of Obligor under Section 3.10(a) of the LLC Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1.Defined Terms. All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the LLC Agreement.
2.Guaranty. The Guarantor absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the prompt and complete payment, when due and owing, subject to any applicable grace or cure period (if any, set forth in the applicable provisions of the LLC Agreement), of the present and future payment obligations of Obligor under Section 3.1 of the LLC Agreement and the Expenses (as defined herein) up to a maximum amount equal to $ [●] (all such obligations and liabilities being collectively referred to as the “Obligations”). It is expressly understood that this Guaranty is without recourse of any kind against any other Affiliate of Obligor or Guarantor. Notwithstanding anything to the contrary contained herein, Guarantor shall not be liable hereunder for special, consequential, exemplary or other damages except to the extent the same comprise Obligations.
3.Nature of Guaranty.
(a)The obligations of the Guarantor hereunder are primary and not as surety only, and this Guaranty constitutes a guarantee of payment when due and owing only. The Guarantor expressly waives any legal obligations, duty or necessity for any person or entity to proceed first against Obligor or to exhaust any remedy it may have against Obligor. The obligations of the Guarantor hereunder shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim the Guarantor or Obligor may have against the Guaranteed Party (other than any claim that Obligor has under the LLC Agreement) or any of its Affiliates and shall remain in full force and effect until the full and final payment and satisfaction of all of the Obligations. Neither the Guarantor nor any Obligations hereunder shall
Exhibit C-1-1

EXECUTION COPY
be released, discharged or in any way affected by, any circumstance or condition (whether or not the Guarantor shall have any knowledge or notice thereof), including, without limitation: (i) any waiver, consent, change, extension, indulgence or other action or inaction under or in respect of any Obligation, whether or not Obligor or the Guarantor have notice or knowledge of any of the foregoing; (ii) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, dissolution or similar proceeding with respect to Obligor or the Guarantor; (iii) any amendment to, or assignment or other transfer of, the LLC Agreement by the Guaranteed Party or Obligor; (iv) any lien, charge, restriction or encumbrance on or affecting Obligor’s estate; (v) any sale or other disposition of all or any part of the capital stock or assets of Obligor; (vi) any payment by Obligor which is received by Obligor’s trustee in bankruptcy; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than the payment in full of the Obligations).
(b)To the extent permitted by Law, the Guarantor unconditionally waives (i) notice of any of the matters referred to in this Section 3, (excluding the notice of payment demand pursuant to Section 3(c)), and (ii) all notices which may be required by statute, rule of law or otherwise to preserve any rights against the Guarantor hereunder, including, without limitation, of demand, presentment, adverse facts, protest, proof or nonpayment of any sums payable under the LLC Agreement (including, without limitation, any indemnity payment), of transfer or other disposition of the LLC Agreement by any party thereto or of this Guaranty by Guaranteed Party, of the extension of time for the payment of sums due and payable to the Guaranteed Party under the LLC Agreement, of the creation or any existence of any of the Obligations, of the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of any of the Obligations, of any requirement of diligence and any requirement to mitigate the damages resulting from a breach of or default under the LLC Agreement by Obligor, of acceptance of this Guaranty by the Guaranteed Party, of the entry into any agreement between the Guaranteed Party and its Affiliates and Obligor and its Affiliates and of any modifications thereto of any increase or other modification of the Obligations, of assignment, transfer or other disposition of the LLC Agreement by any party thereto or of this Guaranty by the Guaranteed Party. All of the Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty and all dealings between the Guaranteed Party and Obligor shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.
(c)If Obligor fails to pay all or any part of the Obligations when due and owing, Guarantor will pay the same upon receipt of a written demand to Guarantor from the Guaranteed Party.
4.Consents, Waivers and Renewals. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, either before or after the maturity thereof, without notice to, or further consent of, the Guarantor, (a) extend the time of payment of, or change the manner or place for payment of the Obligations; (b) release, exchange, surrender or take or fail to take any action with respect to, or alter any collateral or
Exhibit C-1-2

EXECUTION COPY
security for the Obligations; (c) waive, adjust, indulge, forebear or compromise with respect to any of the Obligations; (d) settle, compromise, release, liquidate or enforce, upon such terms and in such manner as the Guaranteed Party may determine or as Law may dictate, all or any part of the Obligations; (e) proceed against Obligor, Guarantor or any other guarantor of all or any part of the Obligations and exercise the rights, remedies, powers and privileges of the Guaranteed Party under the LLC Agreement or otherwise in such order and such manner as the Guaranteed Party may, in its discretion, determine, without any necessity to proceed upon or against or exhaust any right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Guaranty as to Guarantor; (f) add or release any other endorser, guarantor or surety relating to any of the Obligations; (g) do all or any combination of the actions set forth in this Section 4, in each case, without in any way impairing, reducing, discharging, terminating or affecting this Guaranty, the liability of Guarantor, or the rights, remedies, powers and privileges of the Guaranteed Party under this Guaranty.
5.Expenses, Payments by Guarantor.
(a)The Guarantor agrees to pay any and all duly documented reasonable costs, fees and expenses (including reasonable attorneys’ fees and expenses on a full-indemnity basis) in any way relating to the enforcement of this Guaranty or the protection of the rights provided hereunder (the “Expenses”); provided that the Guarantor shall not be liable for any such expenses (i) if no payment under this Guaranty is due and owing or (ii) in the event Guarantor prevails in a legal action brought by any party in respect of this Guaranty.
(b)All payments to be made by Guarantor hereunder shall be (i) made in lawful money of the United States of America by electronic funds transfer or wire transfer in same day funds for Guaranteed Party’s account, at such place as shall be designated by Guaranteed Party for such purpose and (ii) free and clear of, without deduction or withholding for or on account of, any present or future taxes or other charges.
6.Obligations Unconditional.
(a)Guarantor acknowledges that the obligations undertaken by it under this Guaranty involve the obligations of persons other than Guarantor and that the obligations of Guarantor are absolute, irrevocable and unconditional under any and all circumstances.
(b)Guarantor shall have defenses that Obligor may have or assert pursuant to the LLC Agreement, including any limitations on indemnities or damages payable thereunder; provided that Guarantor shall not be permitted to assert (i) defenses arising from the bankruptcy, reorganization, dissolution, liquidation or insolvency of Obligor, (ii) defenses, rights, set-offs, powers and counterclaims waived by Obligor under the LLC Agreement, or (iii) any other defenses waived in this Guaranty.
(c)The enforceability and effectiveness of this Guaranty and the liability of Guarantor, and the rights, remedies, powers and privileges of the Guaranteed Party, under this Guaranty shall not be affected, limited, reduced, discharged or terminated, and Guarantor hereby expressly waives to the fullest extent permitted by Law any defense now or in the future arising, by reason of:
Exhibit C-1-3

EXECUTION COPY
i.the illegality, invalidity or unenforceability of all or any part of the Obligations, the LLC Agreement, this Guaranty or any agreement approval or consent relative to all or any part of the Obligations;
ii.any right, remedy, power or privilege the Guaranteed Party may have against Obligor, any other guarantor of all or any part of the Obligations or any other person, the Guaranteed Party being under no obligation to pursue or exhaust any such right, remedy, power or privilege, whatsoever;
iii.any right to mitigate or reduce Guarantor’s liability or to collect or enforce the Obligations notwithstanding the fact that all or any part of the Obligations may be due and payable and that Obligor may be in default of its obligations under the LLC Agreement;
iv.any counterclaim, set-off or other claim that Obligor or Guarantor has or alleges to have against the Guaranteed Party other than any counterclaim, set-off or claim that Obligor has arising under the LLC Agreement;
v.any failure, or election, of the Guaranteed Party to file or enforce a claim or right (including rights under Sections 1111(b), 363 and 364 of the federal bankruptcy code and to stipulate receipt of adequate protection) in any bankruptcy or other proceeding with respect to Obligor;
vi.any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Obligor or any of its Affiliates, including any discharge of, or bar or stay against collecting, all or any part of the Obligations (or any interest on all or any part of the Obligations), in or as a result of any such proceeding;
vii.the failure to perfect, enforce or take advantage of, or the avoidance of, any lien in favor of the Guaranteed Party for any reason; or
viii.any change in the status, function, control or ownership of Obligor, including the sale, transfer or other disposition by Guarantor of any or all of its direct or indirect ownership interests in Obligor.
(d)Notwithstanding anything herein to the contrary, nothing herein is intended to modify or amend any obligations of the Guaranteed Party to provide notice to Obligor or make demands of Obligor as may be expressly required in the LLC Agreement.
7.Subrogation. Upon full payment of all of the Obligations, the Guarantor shall be subrogated to the rights of the Guaranteed Party against Obligor with respect to such Obligations and the Guaranteed Party agrees to take, at the Guarantor’s expense, such steps as the Guarantor may reasonably request to implement such subrogation; provided that the Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until all Obligations then due and owing shall have been paid in full.
8.Continuing Guaranty. This Guaranty shall (a) remain in full force and effect and be binding upon the Guarantor, its successors and permitted assigns until all of the Obligations have been satisfied in full and (b) continue to be effective or automatically be reinstated, as the case may be, if at any time any payment of the Obligations or any portion thereof is rescinded or must be returned upon the insolvency, bankruptcy or reorganization of Obligor or otherwise, all as though no payment had been made.
Exhibit C-1-4

EXECUTION COPY
9.Financial Information. For so long as this Guaranty remains in effect, once per Fiscal Year the Guaranteed Party may request, and Guarantor agrees to furnish to the Guaranteed Party, a copy of the Guarantor’s audited financial statements (including, without limitation, its balance sheet, income statement, cash flow statement and all notes thereto) for the prior Fiscal Year.
10.No Waiver; Cumulative Rights. No failure to exercise and no delay in exercising any right, remedy, power or privilege provided for in this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy, power or privilege hereunder preclude any other or future exercise of any such right, remedy, power or privilege. Each and every right, remedy, power and privilege hereby granted or allowed by Law shall be cumulative and not exclusive of any other, and may be exercised from time to time.
11.Representations and Warranties. The Guarantor represents and warrants to the Guaranteed Party as follows:
(a)Guarantor is a [Entity Type] duly incorporated, validly existing and in good standing under the laws of [Jurisdiction] and has full corporate power and authority to enter into this Guaranty and perform its obligations hereunder.
(b)Obligor is a Controlled Affiliate of Guarantor.
(c)The execution, delivery and performance of this Guaranty by the Guarantor are within the corporate power of the Guarantor and have been and remain duly authorized by all necessary corporate action.
(d)Guarantor has funds or access to funds and, during the term of this Guaranty, will maintain funds or access to funds sufficient to fulfill its obligations under this Guaranty.
(e)The execution, delivery and performance of this Guaranty by the Guarantor does not and will not conflict with or violate Guarantor’s governing documents or any Law, judgment, order, decree or contractual restriction binding on the Guarantor.
(f)All consents, licenses, clearances, authorizations and approvals of, and registrations and declarations with, any Governmental Authority necessary for the due execution, delivery and performance of this Guaranty have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guaranty, except as have been made as required prior to the date hereof.
(g)There is no litigation, arbitration proceeding or governmental or administrative investigation, complaint, charge, citation, suit, action or claim of any kind pending or, to the knowledge of the Guarantor, proposed or threatened, against the Guarantor, or relating to the business, assets or properties of the Guarantor, that does, or would reasonably be expected to, materially and adversely affect the ability of the Guarantor to perform its obligations hereunder.
(h)This Guaranty has been duly executed and delivered by the Guarantor, and constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.
12.Assignment and Termination. This Guaranty shall inure to the benefit of and be binding upon Guarantor, the Guaranteed Party and their successors and assigns; provided
Exhibit C-1-5

EXECUTION COPY
that the Guarantor shall not, except as permitted in accordance with the terms and conditions of the LLC Agreement, assign or delegate its rights, interests or obligations hereunder to any other Person without the prior written consent of the Guaranteed Party and any attempt to do so without such consent shall be void. The Guaranteed Party shall not assign its rights or delegate its obligations under this Guaranty without the prior written consent of the Guarantor, except to any successor, assignee, or transferee of the Guaranteed Party’s rights and obligations under, and in accordance with the terms and conditions of, the LLC Agreement. This Guaranty shall expire on the earlier of (i) payment of the Obligations and (ii) the third (3rd) anniversary of the Effective Date; provided that if any Obligations are outstanding as of such time, this Guaranty shall remain in full force and effect until the full and final payment and satisfaction of such outstanding Obligations.
13.Third-Party Beneficiary. Except as set forth in the preceding sentence, this Guaranty is solely and exclusively for the benefit of the Guaranteed Party and may not, under any circumstances, be enforced for the benefit of any third party which is not an assignee of the Guaranteed Party.
14.Amendments; Waiver. This Guaranty shall not be amended or modified except by an instrument in writing signed by or on behalf of the Guarantor and the Guaranteed Party. Any of the terms and conditions of this Guaranty may be waived in writing at any time by the party or parties entitled to the benefits thereof.
15.Severability. To the extent permitted by applicable Law, the Guarantor hereby waives any provision of Law which renders any provision hereof invalid in any respect. If any provision, clause or part of this Guaranty, or the application thereof under certain circumstances, is held invalid, the remainder of this Guaranty, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.
16.Notices. All notices, demands or other communications to or on the Guarantor shall be in writing (including facsimile or similar electronic transmission) and shall be deemed to have been given when delivered personally or by messenger or one (1) Business Day after having been sent by overnight delivery service, or two (2) Business Days after deposit in the mail, or if given by facsimile or other electronic transmission, upon oral or written confirmation of receipt, in all cases sent to the address set forth below or to such other address as the Guarantor shall have designated by notice in writing to the Guaranteed Party at the address set forth in the LLC Agreement:

If to Guarantor:
[___________]
[___________]
[___________]
Attention: [___________]
Email: [___________]

Exhibit C-1-6

EXECUTION COPY

If to the Guaranteed Party:
St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: Secretary
Email: [___________]

With copy to:
St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: [___________]
Email: [___________]

17.Governing Law; Consent to Jurisdiction.
(a)THIS GUARANTY AND ALL DISPUTES UNDER OR RELATED TO THIS GUARANTY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO, OR GIVING EFFECT TO, THE APPLICATION OF DELAWARE CHOICE OF LAW RULES.
(b)IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN WILMINGTON, NEW CASTLE COUNTY, DELAWARE, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING IN ANY WAY TO THIS GUARANTY OR THE OBLIGATIONS OF THE PARTIES HEREUNDER.
(c)THE GUARANTOR AGREES TO WAIVE ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING, INCLUDING ANY APPEAL THEREOF.
(d)THE GUARANTOR AGREES THAT (I) ALL SERVICES OF PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE GUARANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 16 AND (II) THAT THE GUARANTEED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
18.Entire Agreement. This Guaranty and the LLC Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all
Exhibit C-1-7

EXECUTION COPY
other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

[Remainder of page intentionally left blank]

Exhibit C-1-8

EXECUTION COPY

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor to the Guaranteed Party as of the date first above written.

[GUARANTOR]
By:
Name: [___________]
Title: [___________]

Exhibit C-1-9

EXECUTION COPY
EXHIBIT C-2
FORM OF MEMBER GUARANTY AGREEMENT
This Guaranty (this “Guaranty”), dated as of ____________ ___, ________ (the “Effective Date”), is by [Guarantor], a [Entity Type] (the “Guarantor”), in favor of St. Bernard Renewables LLC, a Delaware limited liability company (the “Guaranteed Party”).
WHEREAS, as of the date hereof, PBF Green Fuels LLC, a Delaware limited liability company [(“Obligor”)], and [Co-Venturer Entity], a [Delaware limited liability company] [(“Obligor”)], entered into that certain Amended & Restated Limited Liability Company Agreement of St. Bernard Renewables LLC (together with any amendments or modifications thereto, the “LLC Agreement”);
WHEREAS, pursuant to Section 3.10(c) of the LLC Agreement, Obligor agreed to cause the Guarantor to issue this Guaranty pursuant to which the Guarantor guarantees the obligations of Obligor under Section 3.10(c) of the LLC Agreement; and
WHEREAS, on [●] the Board approved an Additional Capital Contribution for an overall amount equal to $[●] (the “Contribution”).
NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:
19.Defined Terms. All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the LLC Agreement.
20.Guaranty. The Guarantor absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the prompt and complete payment, when due and owing, subject to any applicable grace or cure period, of the payment obligations of Obligor under Section 3.10(c) of the LLC Agreement in relation to the Contribution and the Expenses (as defined herein) up to a maximum amount equal to $[●] (all such obligations and liabilities being collectively referred to as the “Obligations”). It is expressly understood that this Guaranty is without recourse of any kind against any other Affiliate of Obligor or Guarantor. Notwithstanding anything to the contrary contained herein, Guarantor shall not be liable hereunder for special, consequential, exemplary or other damages except to the extent the same comprise Obligations.
21.Nature of Guaranty.
(a)The obligations of the Guarantor hereunder are primary and not as surety only, and this Guaranty constitutes a guarantee of payment when due and owing only. The Guarantor expressly waives any legal obligations, duty or necessity for any person or entity to proceed first against Obligor or to exhaust any remedy it may have against Obligor. The obligations of the Guarantor hereunder shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim the Guarantor or Obligor may have against the Guaranteed Party (other than any claim that Obligor has under the LLC Agreement) or any of its Affiliates and shall remain in full force and effect until the full and final payment and satisfaction of all of the Obligations. Neither the Guarantor nor any Obligations hereunder shall be released, discharged or in any way affected by, any circumstance or condition (whether or not the Guarantor shall have any knowledge or
Exhibit C-2-1

EXECUTION COPY
notice thereof), including, without limitation: (i) any waiver, consent, change, extension, indulgence or other action or inaction under or in respect of any Obligation, whether or not Obligor or the Guarantor have notice or knowledge of any of the foregoing; (ii) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, dissolution or similar proceeding with respect to Obligor or the Guarantor; (iii) any amendment to, or assignment or other transfer of, the LLC Agreement by the Guaranteed Party or Obligor; (iv) any lien, charge, restriction or encumbrance on or affecting Obligor’s estate; (v) any sale or other disposition of all or any part of the capital stock or assets of Obligor; (vi) any payment by Obligor which is received by Obligor’s trustee in bankruptcy; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than the payment in full of the Obligations).
(b)To the extent permitted by Law, the Guarantor unconditionally waives (i) notice of any of the matters referred to in this Section 3, (excluding the notice of payment demand pursuant to Section 3(c)), and (ii) all notices which may be required by statute, rule of law or otherwise to preserve any rights against the Guarantor hereunder, including, without limitation, of demand, presentment, adverse facts, protest, proof or nonpayment of any sums payable under the LLC Agreement (including, without limitation, any indemnity payment), of transfer or other disposition of the LLC Agreement by any party thereto or of this Guaranty by Guaranteed Party, of the extension of time for the payment of sums due and payable to the Guaranteed Party under the LLC Agreement, of the creation or any existence of any of the Obligations, of the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of any of the Obligations, of any requirement of diligence and any requirement to mitigate the damages resulting from a breach of or default under the LLC Agreement by Obligor, of acceptance of this Guaranty by the Guaranteed Party, of the entry into any agreement between the Guaranteed Party and its Affiliates and Obligor and its Affiliates and of any modifications thereto of any increase or other modification of the Obligations, of assignment, transfer or other disposition of the LLC Agreement by any party thereto or of this Guaranty by the Guaranteed Party. All of the Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty and all dealings between the Guaranteed Party and Obligor shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.
(c)If Obligor fails to pay all or any part of the Obligations when due and owing, Guarantor will pay the same upon receipt of a written demand to Guarantor from the Guaranteed Party.
22.Consents, Waivers and Renewals. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, either before or after the maturity thereof, without notice to, or further consent of, the Guarantor, (a) extend the time of payment of, or change the manner or place for payment of the Obligations; (b) release, exchange, surrender or take or fail to take any action with respect to, or alter any collateral or security for the Obligations; (c) waive, adjust, indulge, forebear or compromise with respect to any of the Obligations; (d) settle, compromise, release, liquidate or enforce, upon such terms and in such manner as the Guaranteed Party may determine or as Law may dictate, all or any part of the Obligations; (e) proceed against Obligor, Guarantor or any other guarantor of all or any part of the Obligations and exercise the rights, remedies, powers and privileges of the Guaranteed Party under the LLC Agreement or otherwise in such order and such manner as the Guaranteed Party may, in its
Exhibit C-2-2

EXECUTION COPY
discretion, determine, without any necessity to proceed upon or against or exhaust any right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Guaranty as to Guarantor; (f) add or release any other endorser, guarantor or surety relating to any of the Obligations; (g) do all or any combination of the actions set forth in this Section 4, in each case, without in any way impairing, reducing, discharging, terminating or affecting this Guaranty, the liability of Guarantor, or the rights, remedies, powers and privileges of the Guaranteed Party under this Guaranty.
23.Expenses, Payments by Guarantor.
(a)The Guarantor agrees to pay any and all duly documented reasonable costs, fees and expenses (including reasonable attorneys’ fees and expenses on a full-indemnity basis) in any way relating to the enforcement of this Guaranty or the protection of the rights provided hereunder (the “Expenses”); provided that the Guarantor shall not be liable for any such expenses (i) if no payment under this Guaranty is due and owing or (ii) in the event Guarantor prevails in a legal action brought by any party in respect of this Guaranty.
(b)All payments to be made by Guarantor hereunder shall be (i) made in lawful money of the United States of America by electronic funds transfer or wire transfer in same day funds for Guaranteed Party’s account, at such place as shall be designated by Guaranteed Party for such purpose and (ii) free and clear of, without deduction or withholding for or on account of, any present or future taxes or other charges.
24.Obligations Unconditional.
(a)Guarantor acknowledges that the obligations undertaken by it under this Guaranty involve the obligations of persons other than Guarantor and that the obligations of Guarantor are absolute, irrevocable and unconditional under any and all circumstances.
(b)Guarantor shall have defenses that Obligor may have or assert pursuant to the LLC Agreement, including any limitations on indemnities or damages payable thereunder; provided that Guarantor shall not be permitted to assert (i) defenses arising from the bankruptcy, reorganization, dissolution, liquidation or insolvency of Obligor, (ii) defenses, rights, set-offs, powers and counterclaims waived by Obligor under the LLC Agreement, or (iii) any other defenses waived in this Guaranty.
(c)The enforceability and effectiveness of this Guaranty and the liability of Guarantor, and the rights, remedies, powers and privileges of the Guaranteed Party, under this Guaranty shall not be affected, limited, reduced, discharged or terminated, and Guarantor hereby expressly waives to the fullest extent permitted by Law any defense now or in the future arising, by reason of:
i.the illegality, invalidity or unenforceability of all or any part of the Obligations, the LLC Agreement, this Guaranty or any agreement approval or consent relative to all or any part of the Obligations;
ii.any right, remedy, power or privilege the Guaranteed Party may have against Obligor, any other guarantor of all or any part of the Obligations or any other person, the
Exhibit C-2-3

EXECUTION COPY
Guaranteed Party being under no obligation to pursue or exhaust any such right, remedy, power or privilege, whatsoever;
iii.any right to mitigate or reduce Guarantor’s liability or to collect or enforce the Obligations notwithstanding the fact that all or any part of the Obligations may be due and payable and that Obligor may be in default of its obligations under the LLC Agreement;
iv.any counterclaim, set-off or other claim that Obligor or Guarantor has or alleges to have against the Guaranteed Party other than any counterclaim, set-off or claim that Obligor has arising under the LLC Agreement;
v.any failure, or election, of the Guaranteed Party to file or enforce a claim or right (including rights under Sections 1111(b), 363 and 364 of the federal bankruptcy code and to stipulate receipt of adequate protection) in any bankruptcy or other proceeding with respect to Obligor;
vi.any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Obligor or any of its Affiliates, including any discharge of, or bar or stay against collecting, all or any part of the Obligations (or any interest on all or any part of the Obligations), in or as a result of any such proceeding;
vii.the failure to perfect, enforce or take advantage of, or the avoidance of, any lien in favor of the Guaranteed Party for any reason; or
viii.any change in the status, function, control or ownership of Obligor, including the sale, transfer or other disposition by Guarantor of any or all of its direct or indirect ownership interests in Obligor.
(d)Notwithstanding anything herein to the contrary, nothing herein is intended to modify or amend any obligations of the Guaranteed Party to provide notice to Obligor or make demands of Obligor as may be expressly required in the LLC Agreement.
25.Subrogation. Upon full payment of all of the Obligations, the Guarantor shall be subrogated to the rights of the Guaranteed Party against Obligor with respect to such Obligations and the Guaranteed Party agrees to take, at the Guarantor’s expense, such steps as the Guarantor may reasonably request to implement such subrogation; provided that the Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until all Obligations then due and owing shall have been paid in full.
26.Continuing Guaranty. This Guaranty shall (a) remain in full force and effect and be binding upon the Guarantor, its successors and permitted assigns until all of the Obligations have been satisfied in full and (b) continue to be effective or automatically be reinstated, as the case may be, if at any time any payment of the Obligations or any portion thereof is rescinded or must be returned upon the insolvency, bankruptcy or reorganization of Obligor or otherwise, all as though no payment had been made.
27.Financial Information. For so long as this Guaranty remains in effect, once per Fiscal Year the Guaranteed Party may request, and Guarantor agrees to furnish to the Guaranteed Party, a copy of the Guarantor’s audited financial statements (including, without limitation, its
Exhibit C-2-4

EXECUTION COPY
balance sheet, income statement, cash flow statement and all notes thereto) for the prior Fiscal Year.
28.No Waiver; Cumulative Rights. No failure to exercise and no delay in exercising any right, remedy, power or privilege provided for in this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy, power or privilege hereunder preclude any other or future exercise of any such right, remedy, power or privilege. Each and every right, remedy, power and privilege hereby granted or allowed by Law shall be cumulative and not exclusive of any other, and may be exercised from time to time.
29.Representations and Warranties. The Guarantor represents and warrants to the Guaranteed Party as follows:
(a)Guarantor is a [Entity Type] duly incorporated, validly existing and in good standing under the laws of [Jurisdiction] and has full corporate power and authority to enter into this Guaranty and perform its obligations hereunder.
(b)Obligor is a Controlled Affiliate of Guarantor.
(c)The execution, delivery and performance of this Guaranty by the Guarantor are within the corporate power of the Guarantor and have been and remain duly authorized by all necessary corporate action.
(d)Guarantor has funds or access to funds and, during the term of this Guaranty, will maintain funds or access to funds sufficient to fulfill its obligations under this Guaranty.
(e)The execution, delivery and performance of this Guaranty by the Guarantor does not and will not conflict with or violate Guarantor’s governing documents or any Law, judgment, order, decree or contractual restriction binding on the Guarantor.
(f)All consents, licenses, clearances, authorizations and approvals of, and registrations and declarations with, any Governmental Authority necessary for the due execution, delivery and performance of this Guaranty have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guaranty, except as have been made as required prior to the date hereof.
(g)There is no litigation, arbitration proceeding or governmental or administrative investigation, complaint, charge, citation, suit, action or claim of any kind pending or, to the knowledge of the Guarantor, proposed or threatened, against the Guarantor, or relating to the business, assets or properties of the Guarantor, that does, or would reasonably be expected to, materially and adversely affect the ability of the Guarantor to perform its obligations hereunder.
(h)This Guaranty has been duly executed and delivered by the Guarantor, and constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.
Exhibit C-2-5

EXECUTION COPY
30.Assignment and Termination. This Guaranty shall inure to the benefit of and be binding upon Guarantor, the Guaranteed Party and their successors and assigns; provided that the Guarantor shall not, except as permitted in accordance with the terms and conditions of the LLC Agreement, assign or delegate its rights, interests or obligations hereunder to any other Person without the prior written consent of the Guaranteed Party and any attempt to do so without such consent shall be void. The Guaranteed Party shall not assign its rights or delegate its obligations under this Guaranty without the prior written consent of the Guarantor, except to any successor, assignee, or transferee of the Guaranteed Party’s rights and obligations under, and in accordance with the terms and conditions of, the LLC Agreement. This Guaranty shall expire on the earlier of (i) payment of the Obligations and (ii) the third (3rd) anniversary of the Effective Date; provided that if any Obligations are outstanding as of such time, this Guaranty shall remain in full force and effect until the full and final payment and satisfaction of such outstanding Obligations.
31.Third-Party Beneficiary. Except as set forth in the preceding sentence, this Guaranty is solely and exclusively for the benefit of the Guaranteed Party and may not, under any circumstances, be enforced for the benefit of any third party which is not an assignee of the Guaranteed Party.
32.Amendments; Waiver. This Guaranty shall not be amended or modified except by an instrument in writing signed by or on behalf of the Guarantor and the Guaranteed Party. Any of the terms and conditions of this Guaranty may be waived in writing at any time by the party or parties entitled to the benefits thereof.
33.Severability. To the extent permitted by applicable Law, the Guarantor hereby waives any provision of Law which renders any provision hereof invalid in any respect. If any provision, clause or part of this Guaranty, or the application thereof under certain circumstances, is held invalid, the remainder of this Guaranty, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.
34.Notices. All notices, demands or other communications to or on the Guarantor shall be in writing (including facsimile or similar electronic transmission) and shall be deemed to have been given when delivered personally or by messenger or one (1) Business Day after having been sent by overnight delivery service, or two (2) Business Days after deposit in the mail, or if given by facsimile or other electronic transmission, upon oral or written confirmation of receipt, in all cases sent to the address set forth below or to such other address as the Guarantor shall have designated by notice in writing to the Guaranteed Party at the address set forth in the LLC Agreement:
If to Guarantor:
[___________]
[___________]
[___________]
Attention: [___________]
Email: [___________]

Exhibit C-2-6

EXECUTION COPY

If to the Guaranteed Party:
St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: Secretary
Email: [___________]

With copy to:
St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: [___________]
Email: [___________]
35.Governing Law; Consent to Jurisdiction.
(a)THIS GUARANTY AND ALL DISPUTES UNDER OR RELATED TO THIS GUARANTY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION ORE PERFORMANCE, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO, OR GIVING EFFECT TO, THE APPLICATION OF DELAWARE CHOICE OF LAW RULES.
(b)IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN WILMINGTON, NEW CASTLE COUNTY, DELAWARE, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING IN ANY WAY TO THIS GUARANTY OR THE OBLIGATIONS OF THE PARTIES HEREUNDER.
(c)THE GUARANTOR AGREES TO WAIVE ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER [ARTY WITH RESPECT TO AND ACTION, SUIT OR PROCEEDING, INCLUDING ANY APPEAL THEREOF.
(d)THE GUARANTOR AGREES THAT (1) ALL SERVICE OF PROGRESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE GUARANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 16 AND (II) THAT THE GUARANTEED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
36.Entire Agreement. This Guaranty and the LLC Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all
Exhibit C-2-7

EXECUTION COPY
other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.
[Remainder of page intentionally left blank]

Exhibit C-2-8

EXECUTION COPY

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor to the Guaranteed Party as of the date first above written.

[GUARANTOR]
By:
Name: [___________]
Title: [___________]

Exhibit C-2-9

EXECUTION COPY
EXHIBIT D
FORM OF PERCENTAGE INTEREST PURCHASE AGREEMENT

THIS PERCENTAGE INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of [____________] (the “Effective Date”), is entered into by and between [_____________], a [______________] (“Seller”) and [_____________], a [_____________] (“Buyer”).
WHEREAS, St. Bernard Renewables LLC, a Delaware limited liability company (the “Company”), and its members (including Seller and Buyer) are party to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of June [_], 2023 (as the same may have been amended or modified as of the date hereof, the “LLCA”);
WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the LLCA;
WHEREAS, Seller owns [____]% of the Percentage Interests and associated Units (the “Interests”) of the Company[1]; and
WHEREAS, pursuant to [Section 3.5(f)/Section 11.1(b)/Section 11.2][2] of the LLCA, Buyer has exercised its option to purchase the Interests, and pursuant to such exercise, Buyer shall purchase from Seller, the Interests, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Interests free and clear of all Encumbrances (other than any Encumbrances arising as a result of the transactions contemplated by this Agreement or under any applicable securities laws) and Buyer shall purchase the Interests for $[____________] (the “Purchase Price”).[3]
2.Closing. Subject to the terms and conditions contained in this Agreement, the purchase and sale of the Interests contemplated hereby shall take place at a closing (the “Closing”) that will be consummated on the Effective Date remotely via the exchange of documents and signatures in PDF format. The transactions contemplated by this Agreement shall be effective at 12:01 A.M. central standard time on the Effective Date.
__________________
1.If multiple Members are buying, replace with: WHEREAS, Seller owns [____]% of the Percentage Interests and ____ associated Units of the Company, out of which Buyer desires to purchase [____]% of the Percentage Interests and ____ associated Units (the “Interests”) of the Company;
2.Insert applicable cross-reference.
3.To be the purchase price required by the applicable option provision, including any seller financing applicable under
4.Section 11.1(b)

Exhibit D - 1

EXECUTION COPY

PDF format. The transactions contemplated by this Agreement shall be effective at 12:01 A.M. central standard time on the Effective Date.
(a)At the Closing, Seller shall deliver to Buyer the following:
(i)a duly executed membership interest assignment agreement (the “Assignment”) in the form of that attached hereto as Exhibit A, executed by Seller; and
(ii)a certificate, in compliance with Treasury Regulations Section 1.1445-2(b) and Section 1446(f)(2), certifying that Seller, or if Seller is a disregarded entity for U.S. federal income tax purposes, Seller’s regarded owner, is not a foreign person.
(b)At the Closing, Buyer shall deliver to Seller the Assignment, duly executed by Buyer, together with the Purchase Price.
3.    Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:
(a)Seller is a [____________] duly organized, validly existing and in good standing under the laws of the State of [___________].
(b)Seller has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. Seller has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms.
(c)The Interests are owned of record and beneficially by Seller and Seller possesses and has good and marketable title to the Interests, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”). Upon consummation of the transactions contemplated by this Agreement, Buyer shall acquire good and marketable title to the Interests, free and clear of all Encumbrances (other than any Encumbrances arising as a result of the transactions contemplated by this Agreement or under any applicable securities laws).
4.    Representation and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:
(a)Buyer is a [____________] duly organized, validly existing and in good standing under the laws of the State of [_____________].

Exhibit D - 2

EXECUTION COPY

(b)Buyer has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. Buyer has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes Buyer’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms.
5.    Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing hereunder.
6.    Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions, in each case as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
7.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the signature page(s) of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section 7). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid) or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section 7.
8.    Entire Agreement; LLCA. This Agreement and the LLCA constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. Each of the parties hereto acknowledge agrees that this Agreement and the transactions contemplated hereby were performed in compliance with the LLCA (including, but not limited to Section 10.1(c) and Section 8.7 of the LLCA) (“Compliance Matters”) and no party hereto shall make any claim against the other party hereto or the Company based in whole or in part with respect to any Compliance Matters.
9.    Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.
10.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Exhibit D - 3

EXECUTION COPY

11.    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
12.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
13.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.
14.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]
Exhibit D - 4

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

[_______________]
By_____________________ Name: Title:

[_______________]
By_____________________ Name: Title:

Exhibit D - 5

EXECUTION COPY
Exhibit A
FORM OF PERCENTAGE INTEREST ASSIGNMENT AGREEMENT

This Percentage Interest Assignment Agreement (this “Assignment”) is made effective as of [____________], (the “Effective Date”), is entered into by and between [_____________], a [______________] (“Seller”) and [_____________], a [_____________] (“Buyer”). Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meanings given to them in the PIPA (as defined below).
WHEREAS, Seller and Buyer are parties to that certain Percentage Interest Purchase Agreement (the “PIPA”), dated as of the Effective Date, pursuant to which Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, [____]% of the Percentage Interests and _____ associated Units (the “Interests”) of St. Bernard Renewables LLC, a Delaware limited liability company; and
WHEREAS, the execution and delivery of this Assignment by Buyer and Seller is required by Section 2(a)(i) and Section 2(b) of the PIPA.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in the PIPA and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Assignment. Seller does hereby sell, convey, assign, transfer and deliver to Buyer all of its right, title, interest and obligations in and to the Interests free and clear of any Encumbrances (other than any Encumbrances arising as a result of the transactions contemplated by the PIPA or under any applicable securities laws) and all rights of Seller attributable to the Interests under the LLCA and Buyer hereby accepts such right, title, and interests in, under and to such Interests, and assumes all obligations and liabilities of Seller attributable to the Interests under the LLCA, in each case in accordance with and subject to the terms and conditions of the PIPA.
2.Further Assurances. The Parties each agree to execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions, in each case as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Assignment.
3.Miscellaneous.
a.Mutatis Mutandis. Sections 9, 11 and 13 of the PIPA shall apply, mutatis mutandis, to this Assignment.
b.Inconsistencies. This Assignment is delivered pursuant to and subject to the PIPA and the terms of the PIPA are incorporated herein by reference. If there are any inconsistencies between this Assignment and the PIPA, the PIPA shall control.
Exhibit D - 6

EXECUTION COPY

c.Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

[Signature Page Follows]
Exhibit D - 7

EXECUTION COPY

IN WITNESS WHEREOF, the Parties have caused this Assignment to be duly executed as of the day and year first above written.

[_______________]
By_____________________ Name: Title:

[_______________]
By_____________________ Name: Title:

Exhibit D - 8

EXECUTION COPY

EXHIBIT E
SUBLEASE AGREEMENTS

1.Sublease of that Prime Lease by and between Harry M. Fisher, Jr, Michael Fisher and Joel Anna Fisher, as Landlords, and Tenneco Oil Company, a Delaware corporation, as Tenant, pursuant to a Lease Agreement, dated January 15, 1980 and recorded on September 14, 1983, at COB 231, Page 397, File No. 197640, of the official records of St. Bernard Parish, LA; amended by that Amendment to Lease, dated September 1, 2009, recorded at COB 969, Folio 736 of the official records of St. Bernard Parish, LA. The lessee’s interest in the Prime Lease was eventually conveyed to Chalmette Refining, L.L.C. in a document entitled “Real Property Conveyance and Assignment of Leases”, having an effective date of October 31, 1997, and recorded on October 31, 1997, at COB 635, Folio 73 of the official records of St. Bernard Parish, LA.

2.Sublease of that Prime Lease by and between Susan Gore and Karen Gore, as Landlords, and Tenneco Oil Company, a Delaware corporation, as Tenant, pursuant to a Lease Agreement, dated July 23, 1980, recorded on September 14, 1983, at COB 231, Folio 353, File No. 197636, of the official records of St. Bernard Parish, LA. Tenneco’s interest in the Lease, as lessee, was eventually conveyed to Chalmette Refining, L.L.C. in a document entitled “Real Property Conveyance and Assignment of Leases”, having an effective date of October 31, 1997, and recorded on October 31, 1997, at COB 635, Folio 73 of the official records of St. Bernard Parish, LA.
Exhibit E - 1